EXHIBIT 4.27

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

by and among

NOBLE AMERICAS GAS & POWER CORP.,

RBS SEMPRA COMMODITIES LLP,

SEMPRA ENERGY

and

THE ROYAL BANK OF SCOTLAND PLC

Dated as of September 20, 2010

Table of Contents

Page

ARTICLE I.
DEFINITIONS AND USAGE
Definitions	1
Usage	21
ARTICLE II.
PURCHASE AND SALE; CLOSING
Purchase and Sale of the Company	22
Payment for the Company Equity Interests	22
Closing	23
Closing Obligations	23
Final Balance Sheet; Payments; Disputes.	25
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES
Organization and Good Standing; No Subsidiaries	28
Enforceability; Authority; No Conflict	28
Company Equity Interests; Title; Sufficiency	29
No Company Material Adverse Effect	30
Employee Benefits	30
Compliance with Legal Requirements; Governmental Authorizations	33
Legal Proceedings; Orders	33
Taxes	34
Brokers or Finders	35
Environmental Compliance and Liability	35
Financial Statements; No Undisclosed Liabilities	36
Contracts; Customers	36
Affiliate Agreements	39
Insurance	39
Properties	39
Intellectual Property	40
Financial Support Arrangements; Seller Financial Assurances	42
Improper Payments	42

Books and Records	42
No Other Representation	42
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
Organization and Good Standing	43
Enforceability; Authority; No Conflict	43
Legal Proceedings	44
Brokers or Finders	44
Available Funds	44
No Other Representation	44
ARTICLE V.
CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATION TO CLOSE
Conditions to the Obligations of the Purchaser	44
Frustration of Closing Conditions	46
ARTICLE VI.
CONDITIONS PRECEDENT TO THE SELLER PARTIES' OBLIGATION TO CLOSE
Conditions to the Obligations of the Seller	46
ARTICLE VII.
ADDITIONAL COVENANTS
Conduct of the Business	47
Information and Access	50
Filings; Reasonable Best Efforts to Close	51
Employees and Employee Benefits; Continuing Employees	52
Retention of and Access to Records; Confidentiality	57
Restrictive Covenants	59
Further Assurances; Transition	62
No Shop	63
Other Agreements	63
Termination or Amendment of Certain Agreements	63
Use of Certain Intellectual Property	64
Distributions	65
Notices of Certain Events	66
Cooperation	66
Repayment of the RBS Debt	67

Lehman Receivables	68
Third Party Consents	69
Credit Support Replacement	69
Transfer and License to Company of Certain Assets	73
Right to Update Certain Schedules	73
Microsoft Production and Disaster Recovery Licenses	73
ARTICLE VIII.
TERMINATION
Termination	73
Effect of Termination	74
ARTICLE IX.
INDEMNIFICATION
Survival	74
Indemnification and Reimbursement by the Seller Parents	75
Indemnification and Reimbursement by the Purchaser	75
Limitations; Exclusive Remedy	76
Third-Party Claims	79
Other Claims	81
Duty to Mitigate	81
ARTICLE X.
GENERAL PROVISIONS
Expenses	81
Public Announcements and Confidentiality	82
Tax Matters	82
Notices	83
Submission to Jurisdiction; Waiver of Jury Trial	85
Waiver; Remedies Cumulative	86
Entire Agreement and Modification	86
Assignments, Successors and no Third-Party Rights	86
Severability	87
Construction	87
Governing Law	87
Execution of Agreement	87

Specific Performance	87
VAT	88
Withholding Taxes	88
Regulated Utilities	88

Exhibits
Exhibit A -Forms of Standard Financial Assurances
Exhibit B - Form of RBS/Sempra Collateral Security Agreement
Exhibit C - Form of RBS/Sempra Financial Assurances Reimbursement and Indemnity Agreement
Exhibit D - Transition Services Term Sheet

Schedules
Schedule 1.1(a) - Indemnity Share
Schedule 1.1(b) - Lehman Receivables
Schedule 1.1(c) - Market Rate Swap Agreements
Schedule 1.1(d) - Scheduled California Litigation
Schedule 1.1(e) - Sublease Amendment
Schedule 1.1(f) - Third Party Consents
Schedule 1.1(g) - Transition Amount
Schedule 1.1(x) - Form of Estimated Closing Balance Sheet
Schedule 2.1 - Disclosed Encumbrances
Schedule 3.1(a) - Organization and Good Standing
Schedule 3.2(b) - Non-contravention
Schedule 3.2(c) - Seller Party Consents
Schedule 3.3(a) - Company Equity Interests
Schedule 3.3(b) - Material Property and Assets
Schedule 3.4 - Company Material Adverse Effect Disclosures
Schedule 3.5(a) - Employee Plans
Schedule 3.5(d) - Post-Employment Liabilities
Schedule 3.5(e) - Employee Plan Qualifications
Schedule 3.5(f) - Employee Plan Proceedings
Schedule 3.5(g) - Employee Equity
Schedule 3.5(h) - Restricted Employee Plans
Schedule 3.5(i) - Collective Bargaining; Employee Proceedings
Schedule 3.5(j) - Bonus, Incentive, Retention, Change-In-Control and Deferred Compensation Awards
Schedule 3.5(k) - Business Employees
Schedule 3.5(k)(i) - Independent Contractors
Schedule 3.5(l) - Visa Status
Schedule 3.5(m) - FMLA
Schedule 3.5(o) - Liabilities of Former Employees

v

Schedule 3.6 - Compliance with Legal Requirements
Schedule 3.6(b) - Governmental Authorizations
Schedule 3.7(a) - Proceedings
Schedule 3.7(b) - Orders
Schedule 3.8 - Taxes
Schedule 3.10 - Environmental Compliance
Schedule 3.10(c) - Environmental Proceedings
Schedule 3.11(a) - Reference Balance Sheet
Schedule 3.11(b) - Undisclosed Liabilities
Schedule 3.12(a) - Company Contracts
Schedule 3.12(c) - Forward Book
Schedule 3.12(d) - Customers
Schedule 3.12(e) - Collateral
Schedule 3.13 - Affiliate Agreements
Schedule 3.14(a) - Policies
Schedule 3.14(b) - Policy Claims
Schedule 3.15(a) - Real Property Leases
Schedule 3.16(a) - Registered Intellectual Property and Material Unregistered Intellectual Property
Schedule 3.16(b) - Inbound License Agreements
Schedule 3.16(c) - Material IP
Schedule 3.16(h) - Intellectual Property Infringement Claims
Schedule 3.17(a) - Financial Support Arrangements
Schedule 3.17(b) - Seller Financial Assurances
Schedule 4.2(c) - Purchaser Third Party Consents
Schedule 7.1 - Interim Operations
Schedule 7.1(a)(vi) - Interim Business Employee Arrangements
Schedule 7.1(a)(xix) - Trading and Risk Restrictions
Schedule 7.2(b) - Reports
Schedule 7.3(b)(iii) - Consent Requiring Consideration
Schedule 7.4(b)(ii) - Other Benefits
Schedule 7.4(b)(iv) - Severance Terms
Schedule 7.4(c)(ii) - Treatment of FSA Claims
Schedule 7.4(e) - Vacation and Sick Leave Policy
Schedule 7.4(g) - Assumption of Obligations
Schedule 7.4 (i) - Location of Continuing Employees
Schedule 7.6 - Current Customers
Schedule 7.10 - Surviving Affiliate Agreements
Schedule 7.11 - Trademarks
Schedule 7.17 - Third Party Consent Procedures
Schedule 7.18(d) - Limitations on Commodity Transactions during Credit Transition Period
Schedule 7.18(f) - Replacement of DBS Letter of Credit
Schedule 7.19(i) - Transferred Assets
Schedule 7.19(ii) - Licensed Assets
Schedule 7.21 - Microsoft Licenses
Schedule 9.4(b)(iii) - Tax Allocations (Indemnity)

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement, dated as of September 20, 2010, is entered into by and among Noble Americas Gas & Power Corp., a Delaware corporation (“Purchaser”), Sempra Energy, a California corporation (“Sempra Energy”), The Royal Bank of Scotland plc, a public limited company incorporated in Scotland (“RBS,” and together with Sempra Energy, the “Seller Parents”), and RBS Sempra Commodities LLP, a limited liability partnership constituted under the Limited Liability Partnership Act of 2000 of the United Kingdom and the regulations made thereunder (the “Seller” and, together with the Seller Parents, the “Seller Parties” and each individually, a “Seller Party”). The Seller, the Seller Parents and the Purchaser each may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, each of the Seller Parents is party to the Master Formation and Equity Interest Purchase Agreement, dated as of July 9, 2007, as amended on April 1, 2008 (the “Formation Agreement”), pursuant to which the Seller Parents and certain affiliates of Sempra Energy collectively acquired, directly or indirectly, all of the Equity Interests in the Seller.

WHEREAS, the Seller owns all of the membership interests (the “Company Equity Interests”) of Sempra Energy Solutions LLC, a California limited liability company, (the “Company”), which is currently engaged in the retail power marketing business and related activities (as conducted by the Company, the “Business”).

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Company Equity Interests upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, concurrently with the execution of this Agreement, and as a condition of the willingness of the Seller Parties to enter into this Agreement, Noble Group Limited, a company incorporated in Bermuda with limited liability (the “Guarantor”), is entering into a guarantee in favor of the Seller Parties (the “Guaranty”) pursuant to which the Guarantor is guaranteeing obligations of the Purchaser under this Agreement and certain related agreements.

NOW, THEREFORE, the Parties, in consideration of the mutual promises and intending to be legally bound, agree as follows:

ARTICLE I.
DEFINITIONS AND USAGE

Section 1.1. Definitions

For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“2009 Bonus Plan” – the Company’s Bonus Plan for the 2009 performance year.

“2010 Bonus Plan” – the Company’s Bonus Plan for the 2010 performance year.

“2011 Bonus Plan” – as defined in Section 7.4(b)(ii).

“Accounting Expert” – as defined in Section 2.5(c).

 “Affiliate” – a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.  A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, that for purposes of this Agreement, the Company shall not be deemed to be an Affiliate of any of the Seller Parties from and after the Closing Date.

“Affiliate Agreement” and “Affiliate Agreements” – as defined in Section 3.13.

“Agreement” – this Purchase and Sale Agreement, as the same may be amended, restated, modified or supplemented from time to time in accordance with its terms, and the Exhibits (so long as they are Exhibits), Schedules, the Seller Disclosure Letter and the Purchaser Disclosure Letter hereto.

“Allocation Dispute Notice” – as defined in Section 10.3(d)(ii).

“Base Equity Book Value” – ***.

“Base Purchase Price” – an amount equal to (a) *** plus (b) the Base Equity Book Value less (c) the Final Closing Adjustment Amount.

“Bonus Plans” – as defined in Section 7.4(g)(i).

“Burdensome Condition” – as defined in Section 7.3(b)(ii).

“Business” – as defined in the Recitals.

“Business Confidential Information” – as defined in Section 7.5(a).

“Business Day” – a day other than Saturday, Sunday and any day on which banks located in the State of New York are authorized or obligated to close.

“Business Employees” – the Continuing Employees, together with former employees of the Company and any current or former independent contractors of the Company.

“California Litigation” – the litigation set forth on Schedule 1.1(d) (the “Scheduled California Litigation”), any successor Proceeding, or any other Proceeding to the extent arising from conduct during the time period from January 1, 2000 through June 20, 2001 that is the same or similar to the conduct alleged as of the date hereof in the Scheduled California Litigation and within the same region as that alleged as of the date hereof in the Scheduled California Litigation.

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

“Cash” – all cash and cash equivalents computed in accordance with IFRS.

“Chosen Court” – as defined in Section 10.5.

“Closing” – as defined in Section 2.3.

“Closing Adjustment Amount” – an amount equal to the sum of (to the extent such amounts are not otherwise reflected on the applicable balance sheet and without duplication):

(a)           the amount of liabilities for the 2009 Bonus Plan to the extent any bonuses thereunder have not been accrued on the applicable balance sheet and remain unpaid as of the Closing Date;

(b)           the amount of liabilities for the 2010 Bonus Plan and if the Closing occurs on or prior to December 31, 2010, solely for the performance period from January 1, 2010 to the Closing Date,  to the extent any bonuses thereunder have not been accrued on the applicable balance sheet and remain unpaid as of the Closing Date;

(c)           only if there is a Delayed Closing Event, the amount of liabilities for the 2011 Bonus Plan, solely for the performance period from January 1, 2011 to the Closing Date, to the extent any bonuses thereunder have not been accrued on the applicable balance sheet and remain unpaid as of the Closing Date;

 (d)           an amount equal to the sum of all Transition Amounts payable by the Company to the extent such amounts have not been accrued on the applicable balance sheet and remain unpaid as of the Closing Date; and

(e)           the amount of any Own Credit Reserve as of the Closing Date.

“Closing Date” – as defined in Section 2.3.

“Closing Payment” – ***.

“Code” – the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

“Collateral Security Agreements” – the RBS Collateral Security Agreement and the Sempra Collateral Security Agreement.

“Commodity” – the meaning assigned to such term in the United States Commodity Exchange Act as in effect on the date of this Agreement.

“Commodity Transactions” – (a) spot, forward, futures, option, deposit, consignment, loan, lease, swap, exchange, sale, purchase and repurchase (including reverse repurchase and prepaid forward transactions) transactions, hedge transactions, allocated transactions, unallocated transactions, forward rate agreements, cap agreements,

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

floor agreements, collar agreements, or any combination thereof or option or derivative thereon or similar transactions, in any case involving any Commodity or indices on, or comprised of, any Commodity; (b) dealing, market-making, clearing, brokering, trading, marketing, pre-pays, buying, selling or distributing Commodities or transactions of the type described in clause (a) of this definition; and (c) refining, processing, blending, tolling, otherwise altering, producing, marketing, distributing (at wholesale and retail), storing, shipping, transporting and generating Commodities through agreements with Third Parties.

“Commodity Transaction Value” – the mark-to-market value of the Company’s position for a Commodity Transaction.

“Company” – as defined in the Recitals.

“Company Contract” – as defined in Section 3.12(a).

“Company Equity Interests” – as defined in the Recitals.

“Company Intellectual Property” – all Intellectual Property owned by the Company.

“Company Material Adverse Effect” – any material adverse effect on (a) the business, assets, liabilities, operations or financial condition of the Company, taken as a whole, or (b) the ability of the Seller Parties to perform their material obligations under this Agreement and any Related Agreements or to consummate the transactions contemplated hereby and thereby; provided, that any such effect shall, to the extent resulting from any of the following, be disregarded in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur: (i) any changes in Legal Requirements (or official interpretations thereof) applicable to the Company, including its retail power marketing business and Commodities trading activities; (ii) changes in general economic, monetary, market or financial conditions, including changes in prevailing interest rates, currency exchange rates, capital markets, Commodities prices or the Commodities markets in general, whether in the United States or any other country or international market; (iii) acts of God, calamities, national or international political or social conditions, including the engagement in or escalation by any country or any non-state actor in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to a formal declaration of emergency or war, or the occurrence of any military or terrorist attack; (iv) changes in IFRS, generally accepted accounting principles in the United States of America or regulatory accounting principles applicable to the Company (whether in the United States or any other jurisdiction or market); (v) changes in the composition, number or identity of the employees of the Company; (vi) any failure by the Company to meet any estimates of revenues, profit or net income for any period; provided, that the exception in this clause (vi) shall not prevent or otherwise affect a determination that any change, effect, circumstance or occurrence underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect; (vii) actions or omissions of any of the Seller Parties or their respective Subsidiaries expressly required by the terms of this Agreement or taken with the prior written consent of the Purchaser; (viii) the announcement of, or the pendency of, the transactions contemplated by this Agreement or the Related Agreements, including by reason of the identity of the Purchaser or any communication by the Purchaser regarding the plans or intentions of the Purchaser with respect to the conduct of the Company; and (ix) any adverse change or effect to the extent resulting from the Purchaser’s material breach of its obligations under this Agreement; except, in the case of each of the foregoing clauses (i)-(iii) to the extent of any disproportionate effect the same has had or would reasonably be expected to have on the Company relative to the effect generally on other companies’ operations in any of the businesses of the type conducted by the Company.

“Company Software” – all of the proprietary Software products currently distributed, sold or supported by the Company.

“Company Trading Agreement” – any Contract, agreement or other document to which the Company is party to effect any Commodity Transaction with respect to the purchase, sale, transfer of, transportation, storage, transmission, hedging with respect to, or price of, any Commodity or any similar good, article, service, right, or interest and any transaction thereunder entered into to effect any Commodity Transaction.

“Competitive Retail License” – a Government Authorization issued by a state granting authority for a Person to sell electric energy services at market-based rates to retail customers in an area open to customer choice.

“Consent” – any approval, consent, ratification, waiver or other authorization.

“Continuation Period” – as defined in Section 7.4(b)(i).

“Continuing Employees” – all individuals who are employed by the Company as of the Closing Date, whether or not active.

“Contract” – any contract, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other commitment, undertaking or agreement (whether written or oral).

“Credit Support Release” – as defined in Section 7.18(a).

“Credit Support Replacement Action” – as defined in Section 7.18(a).

“Credit Transition Period” – the period commencing on the Closing Date and ending upon the earlier of (i) June 1, 2011, (ii) any Event of Default (as defined in the Collateral Security Agreements), or (iii) the occurrence of a Guarantor Downgrade.

“CTA Master Agreement” – the Commodities Trading Activities Master Agreement, dated as of April 1, 2008, by and between RBS, the Seller and the Seller Companies, as amended from time to time.

“Current Employee” – the Business Employees who are employed by the Company as of the date hereof, whether or not active.

“Damages” – subject to the duty to mitigate pursuant to Section 9.7 herein, any and all actual and incurred damages, losses, claims, penalties, liabilities, costs and expenses (including all fines, interest, reasonable legal fees and expenses and amounts paid in settlement, but (a) excluding punitive damages, except as provided in Section 9.4(g), and (b) also excluding lost profits or consequential, special or indirect damages but, in the case of (b), only to the extent such lost profits or damages are (i) based on any special circumstances of the Indemnified Person or (ii) not the natural, probable and reasonably foreseeable result of the event that gave rise thereto or the matter for which indemnification is sought hereunder.

“DBS Letter of Credit” – letter of credit (#801AR04093290001) issued by DBS Bank Ltd. on behalf of SET, the Company or RBS for the benefit of Newedge USA and the Chicago Mercantile Exchange, Inc., dated as of November 27, 2009, as extended on March 5, 2010.

“De Minimis Damages” – any single claim (or series of claims arising from the same or similar facts, events or circumstances) for Damages in an amount that is equal to or less than ***.

“Delayed Closing Event” - as defined in Section 7.4(b)(ii).

“Earnings Before Taxes” – for any period, revenue, less direct and allocated costs and credit provisions.

“Economic Transfer” – with respect to a Company Trading Agreement to which SET is a counterparty, a transaction pursuant to which SET transfers substantially all of the risks and benefits under such Company Trading Agreement to a Third Party (subject to rights of indemnification in favor of such Third Party); provided that, to the extent any risks and benefits under such Company Trading Agreement are not transferred to such Third Party at the time of such transaction, “Economic Transfer” nevertheless shall be deemed to have occurred at the time of such transaction if SET and such Third Party have agreed to post margin to each other in relation to such Company Trading Agreement.

“Employee” – as defined in Section 7.6(c).

“Employee Plan” – as defined in Section 3.5(a).

“Encumbrance” – any encumbrance, lien, option, pledge, assessment, lease, adverse claim, levy, charge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, conditional sale Contract, right of first refusal or similar restriction.

“Environmental Laws” – Legal Requirements relating to contamination, pollution, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

hazardous substances, wastes or materials, or the protection of human health (as it relates to exposure to any hazardous material or substance), natural resources or the environment.

“Environmental Permits” – as defined in Section 3.10(a)(ii).

“Equity Commitments” – (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person’s Governing Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

“Equity Interests” – (a) with respect to a corporation, any and all shares of capital stock; (b) with respect to a partnership (including a limited liability partnership constituted under the Limited Liability Partnership Act 2000 of the United Kingdom and the regulations made thereunder), limited liability company, trust or similar Person, any and all membership interests, units, ownership interests or other partnership/limited liability company interests; and (c) any other direct or indirect equity ownership, participation or interests in a Person.

“ERCOT” – Electric Reliability Council of Texas.

“ERCOT Nodal Market” – the nodal market of ERCOT, to the extent it has been implemented.

“ERCOT Nodal Methodology” –  (i) The ERCOT Nodal Methodology shall apply exclusively with respect to all amounts associated with the Commodity Transaction Value unrealized as of the Closing Date that include underlying component values that are (A) ERCOT, (B) Nodal, and (C) for which no history exists as of the Closing Date (the “ERCOT Positions”), provided that the total of all amounts associated with the Commodity Transaction Value unrealized for the ERCOT Positions as of the Closing Date is at least $10,000,000 based on the mark-to-market valuation on the first trading day of such ERCOT Positions (the “MTM Valuation Threshold”).  (ii) For purposes of the Commodity Transaction Value assessment for ERCOT Nodal Methodology, the value components for which it will be assumed that no history exists under (i)(C) above will be charges, as defined by ERCOT, for:  (1) RUC Make-Whole Uplift Charge; (2) RMR Service Charge; (3) RUC Capacity Short Charge; (4) Voltage Support Charge; (5) RUC Clawback and (6) RUC Decommitment Charge (the “ERCOT Value Components”).  (iii) If the criteria defined in clause (i) are met, all amounts, including and in excess of the MTM Valuation Threshold associated with the Commodity Transaction Value for the ERCOT Positions as of the Closing Date will be referred to hereafter as the “ERCOT Nodal MTM Valuation.”  (iv) The Purchaser will have the ability to use the 90-day Final Closing Balance Sheet preparation period to obtain and use any additional data available to further validate the assumptions used by the Seller Parties and or the Company in deriving the ERCOT Nodal MTM Valuation but solely in respect of the ERCOT Value Components and not any other value component or metric.  (v) If this additional assumption validation period results in any net positive or negative adjustment to the ERCOT Nodal MTM Valuation in excess of $1,000,000 (the “ERCOT Nodal MTM Adjustment Threshold”), then that adjustment will be made to the Proposed Final Closing Balance Sheet and the Final Closing Balance Sheet (subject to the procedures set forth in Sections 2.5(b) and 2.5(c)).

“ERCOT Nodal MTM Adjustment Threshold” – as defined in the definition of “ERCOT Nodal Methodology.”

“ERCOT Nodal MTM Valuation” – as defined in the definition of “ERCOT Nodal Methodology.”

“ERCOT Positions” – as defined in the definition of “ERCOT Nodal Methodology.”

“ERCOT Value Components” – as defined in the definition of “ERCOT Nodal Methodology.”

“ERISA” – as defined in Section 3.5(a).

“ERISA Affiliate” – with respect to any Person, each business or entity which is a member of a “controlled group of corporations,” under “common control” or a member of an “affiliated service group” with such Person within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with such Person under Section 414(o) of the Code, or under “common control” with such Person within the meaning of Section 4001(a)(14) of ERISA.

“Estimated Closing Adjustment Amount” – the Seller Parties’ good faith estimate of the Closing Adjustment Amount after giving effect to any accruals reflected on the Estimated Closing Balance Sheet of amounts that, if not so accrued, would be included in the Closing Adjustment Amount.

“Estimated Closing Balance Sheet” – an unaudited balance sheet of the Company setting forth the Seller Parties’ good faith estimate of the total assets, liabilities and equity of the Company as of the Closing Date (but prior to the repayment of any of the Estimated Closing RBS Debt outstanding on the Closing Date) (including identification on the Estimated Closing Balance Sheet of estimates of the Estimated Closing Equity Book Value and the Estimated Closing RBS Debt) prepared by the Seller in accordance with IFRS on a basis consistent with the Reference Balance Sheet and in the form of Schedule 1.1(x), except that (i) effect shall be given to any distributions to be made prior to the Closing pursuant to Section 7.12, and (ii) medical and dental claims under Seller Plans described in Section 7.4(c)(ii) and Section 7.4(c)(iii) will not be reflected.

“Estimated Closing Equity Book Value” – the Seller Parties’ good faith estimate of the equity of the Company as of 12:01 a.m. Eastern Standard Time on the Closing Date, as set forth on the Estimated Closing Balance Sheet.

“Estimated Closing RBS Debt” – as defined in Section 7.15(a).

“Estimated Purchase Price” – as defined in Section 2.2.

“Existing Transition Services Agreement” the Transition Services Agreement, dated as April 1, 2008, by and between RBS (solely for purposes of Section 2.6, 2.11, 4.1(c), 5.2, 6.2, 6.3(c) and 7.1 and Article VIII), Sempra Energy, and the Seller, as amended from time to time.

“FCPA” – the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Power Act” – the Federal Power Act, as amended, including the regulations promulgated thereunder.

“FERC” – the Federal Energy Regulatory Commission.

“FMLA” – the Family and Medical Leave Act of 1993, as amended.

“Final Closing Adjustment Amount” – as defined in Section 2.5(b) or as otherwise agreed by the Purchaser and Seller Parents under Section 2.5(b) or determined by the Accounting Expert under Section 2.5(c), as applicable.

“Final Closing Amounts” – as defined in Section 2.5(b).

“Final Closing Balance Sheet” – as defined in Section 2.5(b) or as otherwise agreed by the Purchaser and Seller Parents under Section 2.5(b) or determined by the Accounting Expert under Section 2.5(c), as applicable.

“Final Closing Equity Book Value” – as defined in Section 2.5(b) or as otherwise agreed by the Purchaser and Seller Parents under Section 2.5(b) or determined by the Accounting Expert under Section 2.5(c), as applicable.

“Final Closing RBS Debt” – as defined in Section 2.5(b) or as otherwise agreed by the Purchaser and Seller Parents under Section 2.5(b) or determined by the Accounting Expert under Section 2.5(c), as applicable.

“Final Outside Date” – as defined in the definition of “Outside Date.”

“Final Purchase Price” – an amount equal to (a) ***, plus (b) the Final Closing Equity Book Value less (c) the Final Closing Adjustment Amount.

“Financial Assurance” – as defined in Section 7.18(a).

“Financial Assurance Beneficiary” – as defined in Section 7.18(a).

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

“Financial Assurance Reimbursement and Indemnity Agreements” – the RBS Financial Assurance Reimbursement and Indemnity Agreement and the Sempra Financial Assurance Reimbursement and Indemnity Agreement.

“Financial Support Arrangements” – as defined in Section 3.17(a).

“Forfeited Bonus” – as defined in Section 7.4(g)(i).

“Formation Agreement” – as defined in the Recitals.

“Governing Documents” – with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership or limited liability partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the certificate of formation and limited liability company agreement; (e) if another type of Person, any charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements or other similar agreements or documents relating to the organization, management or operation of such entity; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authorization” – any Consent, authorization, license, qualification, certificate, franchise, confirmation, registration, clearance, Order or permit issued, granted, given or otherwise made available by or under the authority of, or any required notification to, any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” – any international, federal, state, local, municipal, foreign or other governmental or quasi-governmental authority or self-regulatory organization of any nature of competent authority (including any agency, branch, department, board, commission, court, tribunal, market operator, market monitor or other entity exercising governmental or quasi-governmental powers) or exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, enforcement, regulatory or taxing authority or power.

“Guarantor” – as defined in the Recitals.

“Guarantor Downgrade” – any time that the Guarantor’s long-term, unsecured, non-credit enhanced debt is (x) rated one grade less than the grade assigned to it as of the date hereof by any two of the Major Rating Agencies or (y) rated more than one grade less than the grade assigned to it as of the date hereof by any of the Major Rating Agencies.

“Guaranty” – as defined in the Recitals.

“Hazardous Materials” – all hazardous, dangerous or toxic materials or substances, including natural gas, petroleum and petroleum products (including crude oil or any fraction thereof), asbestos and asbestos-containing materials, mold, polychlorinated biphenyls, radiation, lead-containing paint and any other material that is regulated pursuant to any Environmental Laws or that could reasonably be expected to result in Liability under any Environmental Laws.

“HSR Act Approval” – the approval of the U.S. Department of Justice or the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, including the regulations promulgated thereunder, or the expiration or early termination of the applicable waiting period thereunder.

“IFRS” – the International Financial Reporting Standards promulgated by the International Accounting Standards Board (which includes standards and interpretations approved by the International Accounting Standards Board and International Accounting Standards issued under previous constitutions), together with its pronouncements thereon from time to time, as adopted by the European Union.

“Inactive Obligations” – as defined in Section 7.18(h)(ii)(B).

“Inbound License Agreements” – as defined in Section 3.16(b).

“Indebtedness” – with respect to any Person, any obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) with respect to repurchase programs, (d) for the deferred purchase price of goods or services (other than payables or accruals incurred in the Ordinary Course of Business, including in connection with any trades, hedges or other transactions entered into in connection with the Seller’s and/or the Seller Companies’ trading activities), (e) under capital leases, or (f) in the nature of guarantees of the obligations described in clauses (a) through (e) above of any other Person (but does not include any Cash collateral or any obligation under any credit support agreement to return any posted collateral (including Cash collateral) in each case relating to the Company Trading Agreements).

“Indemnified Person” – as defined in the introductory paragraph of Section 9.3.

“Indemnifying Person” – as defined in Section 9.5(a).

“Indemnity Share” – as to RBS and Sempra Energy, the percentage set forth next to such Seller Parent’s name on Schedule 1.1(a), which schedule may be updated by RBS and Sempra Energy acting jointly at any time prior to the fifth (5th) Business Day prior to the Closing so long as (a) no percentage for either Seller Parent set forth in any such updated schedule differs from the percentage of such Seller Parent set forth on Schedule 1.1(a) as delivered on the date hereof by more than 10% and (b) the percentages set forth on the updated schedule, together, equal 100%.

“Intellectual Property” – any or all of the following in any jurisdiction throughout the world and all rights in or arising out of: (a) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, reexaminations, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (c) all copyrights (including all renewals, extensions, revisions or restrictions associated with such copyrights, regardless of medium of fixation or means of expression), mask works and all registrations and applications relating to any of the foregoing, and all other rights corresponding thereto; (d) all industrial designs and any registrations and applications therefor; (e) all Trademarks; (f) all moral rights of authors and inventors, however denominated, and (g) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Intercompany Receivable Balance” – as of any date, an amount equal to, without duplication, (a) the amount of intercompany receivables of the Company due from the Seller or any of the Seller Companies (other than the Company), other than intercompany receivables arising under Company Trading Agreements that will not be terminated under Section 7.10, on such date and (b) the amount of intercompany receivables of the Company due from RBS and its Subsidiaries (other than the Seller and the Seller Companies), other than intercompany receivables arising under Company Trading Agreements that will not be terminated by Section 7.10, on such date.

“Knowledge” – with respect to the Seller Parties, the actual knowledge as of the date hereof of the Persons employed by such Seller Party or its Subsidiaries directly responsible for the oversight of the Seller and the Company (after reasonable inquiry and reasonable consultation by such Persons with Persons employed by the Seller and the Company directly responsible for the applicable information) and, with respect to the Purchaser, the actual knowledge as of the date hereof of the persons employed by the Purchaser directly responsible for the negotiation of the transactions contemplated by this Agreement (after reasonable inquiry and reasonable consultation with Persons employed by Purchaser or its Affiliates responsible for the applicable information).

“Known Outstanding Medical Claims” – as defined in Section 7.4(c)(ii).

“Legal Requirements” – any laws, statutes, treaties, rules, regulations, ordinances, principles of common law, codes, Orders of Governmental Bodies, tariffs, agreements with, and other pronouncements having the effect of law of, any Governmental Bodies, including all Governmental Authorizations.

“Lehman” – as defined in Section 7.16(b).

“Lehman Receivables” – the receivables of the Business from Lehman described in Schedule 1.1(b).

“Liability” – with respect to any Person, any Indebtedness, liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required by IFRS to be accrued on the financial statements of such Person.

“Licensed Assets” – as defined in Section 7.19.

“Major Rating Agencies” – Standard & Poor’s Ratings Services, Fitch Ratings and Moody’s Investors Service.

“Mandatory Governmental Approvals” – the (i) approval of FERC under Section 203 of the Federal Power Act, (ii) HSR Act Approval and, (iii) if and to the extent required, the Texas PUC Approval.

“Market Rate Swap Agreements” – (a) the Index Swap agreements set forth on Schedule 1.1(c) and (b) any other swaps between RBS, on the one hand, and the Company, on the other hand, entered into for the same purpose as the foregoing that were entered into in the Ordinary Course of Business after the date hereof and have been indentified to the Purchaser by the Seller Parties no later than five (5) Business Days prior to the Closing.

“Material Trading Agreements” – as defined in Section 3.12(a)(xii).

“MTM Valuation Threshold” – as defined in the definition of “ERCOT Nodal Methodology.”

“Nodal”  – a market using locational marginal pricing.

“Non-Compete Period” – as defined in Section 7.6.

“Non-Disclosure Agreement” – the non-disclosure agreement, dated March 18, 2010 and amended on July 22, 2010, by and among the Purchaser, RBS and Sempra Energy.

“Notice of Objection” – as defined in Section 2.5(b).

“Off the Shelf Software” – as defined in Section 3.16(b).

“Order” – any order, writ, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator (in each case, whether preliminary or final).

“Ordinary Course of Business” – the ordinary course of business of a Person; provided, that an action taken by a Person will be deemed to have been taken in the ordinary course of business if that action is substantially consistent with the past practices of such Person.

“Outside Date” – January 2, 2011, subject to extension one or more times upon written notice by any Party to the other Parties, delivered prior to receipt of a valid written notice of termination of this Agreement pursuant to Section 8.1(b), which notice shall set forth a new Outside Date that is the second day of the immediately succeeding calendar month, if at such time all of the closing conditions set forth in Section 5.1 and Section 6.1 have been satisfied or waived (or, if any such condition can be satisfied only at the Closing, is reasonably expected to be satisfied at Closing) other than (i) in the case of the Seller Parents, the condition in Section 6.1(a) and (ii) in the case of the Purchaser, the condition in Section 5.1(a); provided, that, in no event shall the Outside Date be later than (x) March 2, 2011 or (y) only if Texas PUC Approval is required, June 2, 2011 (as the case may be, the “Final Outside Date”), and any extension that would otherwise extend to a date that is later than such date shall be deemed an extension to such date.

“Own Credit Reserve” – mark-to-market adjustment to the value of certain of the Company’s liabilities based on the Company’s implied credit rating.

“Partnership Agreement” – the Limited Liability Partnership Agreement of the Seller, dated as of April 1, 2008, as amended.

“Party” and “Parties” – as defined in the Preamble.

“Permitted Encumbrance” – (a) any Encumbrance for Taxes, assessments, government charges or levies not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with IFRS and reflected on the Reference Balance Sheet (b) any statutory Encumbrance arising in the Ordinary Course of Business by operation of Legal Requirements with respect to a Liability that is not yet due or delinquent or that is being contested in good faith by appropriate proceedings and, in the case of contested amounts, for which adequate reserves have been established in accordance with IFRS and reflected on the Reference Balance Sheet, (c) Encumbrances of vendors, suppliers, carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course of Business, if the underlying obligations are not past due, (d) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (e) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on titles to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current and anticipated purposes, (f) Encumbrances incurred in the Ordinary Course of Business to secure the RBS Debt that will be discharged pursuant to Section 7.15, (g) Encumbrances incurred in the Ordinary Course of Business to secure any obligations under the Company Trading Agreements, (h) other Encumbrances incurred in the Ordinary Course of Business that are not material in respect of the relevant asset, (i) liens granted to a broker, bank, exchange, clearing organization or other financial institution securing obligations (including fees, expenses, service charges and margin requirements) owing to such broker, bank, exchange, clearing organization or other financial institution solely as a matter of law in connection with an account or under any account agreement entered into in the Ordinary Course of Business with such broker, bank, exchange, clearing organization or other financial institution, and not incurred in connection with any

Indebtedness, and (j) Encumbrances that will be discharged following the Closing Date but subject to Section 7.18 and Section 7.15.

“Person” – any natural person, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, joint venture, trust, union, proprietorship, Governmental Body or other entity, association or organization of any nature, however and wherever organized or constituted.

“Policies” – as defined in Section 3.14(a).

“Pre-Closing Medical Claim Action” – as defined in Section 7.4(c)(ii).

“Pre-Closing Period” – any taxable year or other taxable period ending on or before the Closing Date.

“Previously Owned Business” – Central Plants, Inc., CES/Way International, Sempra Facilities Management, Energy Pacific Glendale, Energy Pacific Las Vegas, Atlantic-Pacific Glendale, L.L.C. and Atlantic-Pacific Las Vegas, L.L.C. and any other entity or business that was not primarily engaged in retail power marketing that was owned or operated by the Company or any of its Subsidiaries, and was sold, transferred, liquidated, dissolved or otherwise disposed of.

“Prior Closing Date” – April 1, 2008, the date of the closing under the Formation Agreement.

“Prior Closing Straddle Period” – any taxable period that begins on or before and ends after the Prior Closing Date.

“Proceeding” – any action, arbitration, audit, hearing, complaint, investigation, litigation, claim, review or suit (whether civil, criminal, administrative, judicial or investigative, whether public or private) commenced, brought, conducted or heard by or before any Governmental Body or arbitrator.

“Proposed Final Closing Adjustment Amount” – the Purchaser’s good faith calculation of the Closing Adjustment Amount as set forth on the Statement of Proposed Final Closing Adjustment Amount.

“Proposed Final Closing Amounts” – as defined in Section 2.5(a).

“Proposed Final Closing Balance Sheet” – as defined in Section 2.5(a).

“Proposed Final Closing Equity Book Value” – as defined in Section 2.5(a).

“Proposed Final Closing RBS Debt” – as defined in Section 2.5(a).

“Purchase Price” – as defined in Section 2.2.

“Purchaser” – as defined in the Preamble.

“Purchaser Disclosure Letter” – as defined in the introductory paragraph to Article IV.

 “Purchaser Financial Assurance” – as defined in Section 7.18(a).

“Purchaser Material Adverse Effect” – any material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement and the Related Agreements or to consummate the transactions contemplated hereby and thereby.

“Purchaser Termination” – as defined in Section 7.4(c)(i).

“Purchaser Welfare Plans” – as defined in Section 7.4(b)(iii).

“RBS” – as defined in the Preamble.

“RBS Collateral Security Agreement” – the Collateral Security Agreement, to be dated as of the Closing Date, between the Purchaser and RBS in substantially the form set forth on Exhibit B.

“RBS Credit Support Instruments” – as defined in the definition of “RBS Credit Support Obligations.”

“RBS Credit Support Obligations” – as of any date, an amount equal to all reimbursement obligations in respect of outstanding letters of credit that is owed to RBS, the Seller or any of their respective Affiliates (other than the Company) with respect to the Business on such date (such letters of credit, the “RBS Credit Support Instruments”).

“RBS Debt” – as of any date, an amount equal to the excess of (a) the outstanding Indebtedness of the Company (including for the purposes of this definition, any amounts in the nature of and reflected as short term borrowings) owed to RBS or any of its Subsidiaries or the Seller or any of the Seller Companies (other than the Company), other than any RBS Credit Support Obligations, on such date, together with all interest, fees and expenses associated with the repayment of such Indebtedness (in accordance with the terms thereof) on such date, over (b) the Intercompany Receivable Balance on such date.

“RBS Financial Assurances Reimbursement and Indemnity Agreement” – the Financial Assurances Reimbursement and Indemnity Agreement, to be dated as of the Closing Date, between the Purchaser and RBS in substantially the form set forth on Exhibit C.

“Real Property Leases” – as defined in Section 3.15(a).

“Receiving Party” – as defined in Section 7.5(c)(i).

“Referee” – as defined in Section 9.4(b)(iii)(D).

“Reference Balance Sheet” – the unaudited balance sheet of the Company, a copy of which is attached as Schedule 3.11(a), setting forth the total assets, liabilities and equity of the Company as of June 30, 2010, including the components thereof, and prepared in accordance with IFRS on a basis consistent with past practice of the Seller, including with respect to the valuation and other conventions and principles thereunder.

“Registered” – issued by, registered with, renewed by or the subject of a pending application before any Governmental Body or domain name registrar, including (a) in respect of patents, all divisions, continuations, continuations-in-part, extensions and reissues, and (b) in respect of copyrights, all extensions, restorations and reversions thereof.

“Registered Intellectual Property” – as defined in Section 3.16(a).

“Related Agreements” – the following agreements:

(a) the RBS Financial Assurances Reimbursement and Indemnity Agreement;

(b) the Sempra Financial Assurances Reimbursement and Indemnity Agreement;

(c) the RBS Collateral Security Agreement;

(d) the Sempra Collateral Security Agreement;

(e) the Transition Services Agreement; and

(f) the Sublease Amendment.

“Release” – any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, migrating, or other release of any Hazardous Materials at, in, on, under, to, from, through, into or onto the environment.

“Representative” – with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Restricted Business” – as defined in Section 7.6(a).

“Restricted Subsidiary” – means, in relation to a Seller Parent, any direct or indirect Subsidiary of such Seller Parent from time to time, but excluding (i) in the case of RBS, the asset management business and private equity business of RBS and any portfolio company of such businesses and (ii) in the case of Sempra Energy, any Sempra Utility and any other Person contemplated by Section 10.16.

“Restricted Territory” – the United States of America.

“Retained Materiality Representations” – means the representations and warranties contained in Sections 3.2(c), 3.5(a), 3.5(f), 3.5(j), 3.6(b) (in respect of the first use of “material” therein), 3.7(a) (in respect of the first use of “material” therein), 3.7(b), 3.14(b) (in respect of the second use of “material” therein), 3.16(a) and 3.16(b) (in respect of the use of “material” in the final sentence thereof).

“Schedule” – each schedule provided by the Seller Parties or the Purchaser, as applicable, in accordance with this Agreement.

“Scheduled California Litigation” – as defined in the definition of California Litigation.

“Section 9.2 Indemnified Persons” – as defined in the introductory paragraph of Section 9.2.

“Section 9.3 Indemnified Persons” – as defined in the introductory paragraph of Section 9.3.

“Seller” – as defined in the Preamble.

“Seller Companies” – the Subsidiaries of the Seller from time to time, including, prior to the Closing, the Company.

“Seller Confidential Information” – as defined in Section 7.5(b).

“Seller Disclosure Letter” – as defined in the introductory paragraph to Article III.

“Seller Financial Assurance” – as defined in Section 7.18(a).

“Seller IP” – as defined in Section 7.11(e).

“Seller Parents” – as defined in the Preamble.

“Seller Parent Marks” – as defined in Section 7.11(a).

“Seller Party” and “Seller Parties” – as defined in the Preamble.

“Seller Plan” – as defined in Section 3.5(a)(ii).

“Seller 401(k) Plan” – as defined in Section 7.4(h).

“Sempra Collateral Security Agreement” – the Collateral Security Agreement, to be dated as of the Closing Date, among the Purchaser and Sempra Energy, Pacific Enterprises and Enova Corporation, and for the benefit of each other Affiliate of Sempra Energy that issues any Financial Assurances in respect of the Company, in substantially the form set forth on Exhibit B.

“Sempra Energy” – as defined in the Preamble.

“Sempra Financial Assurances Reimbursement and Indemnity Agreement” – the Financial Assurances Reimbursement and Indemnity Agreement, to be dated as of the Closing Date, by and among the Purchaser and Sempra Energy, Pacific Enterprises and Enova Corporation, and for the benefit of each other Affiliate of Sempra Energy that issues any Financial Assurances in respect of the Company, in substantially the form set forth on Exhibit C.

“Sempra Tax Damages” – any Damages that relate to periods (or portions thereof) ending on or prior to the Prior Closing Date and are subject to indemnification under either (i) Section 9.2(a) as a result of a breach of any of the representations and warranties of the Seller set forth in Section 3.8(a), 3.8(b), 3.8(d), 3.8(e), 3.8(f), 3.8(h), 3.8(i),  3.8(j), or 3.8(k) hereof, or (ii) Section 9.2(c).

“Sempra Utility” – each of Southern California Gas Company, San Diego Gas & Electric Company, Sempra Pipelines & Storage Corp. and Ecogas Mexico S. de R.L. de C.V., Energy South, Inc., Gasaducto Bajanorte S. de R.L. del C.V., Mobile Gas, and each of their respective Subsidiaries, but in no event shall include any Seller Party.

“SET” – as defined in Section 7.18(i).

“Shared Tax Damages” – any Damages (other than Sempra Tax Damages and Damages subject to indemnification under Section 9.2(a) as a result of a breach of the representations and warranties of the Seller Parties set forth in Section 3.8(c)) subject to indemnification under Section 9.2(a) as a result of a breach of any of the representations and warranties of the Seller Parties set forth in Section 3.8 or under Section 9.2(c).

“Shared Trading Guarantee” – a Seller Financial Assurance that (i) is a guarantee, (ii) applies to both obligations of the Company and obligations other than obligations of the Company and (iii) provides that the aggregate liability of the relevant Seller Party or Affiliate thereof under such Seller Financial Assurance is limited to a maximum capped amount.

“Software” – (a) all computer programs and all software implementations of algorithms, models and methodologies, whether in source code or object code and any firmware, development tools and files; (b) all databases and compilations, including all data and data collections, whether in machine readable format or otherwise and all rights therein; and (c) all documentation, including user manuals and training materials relating to the foregoing.

“Statement of Estimated Closing Adjustment Amount” – a statement setting forth the Seller Parties’ good faith estimate of the Closing Adjustment Amount after giving effect to any accruals reflected on the Estimated Closing Balance Sheet of amounts that, if not so accrued, would be included in the Closing Adjustment Amount.

“Statement of Proposed Final Closing Adjustment Amount” – a statement setting forth the Purchaser’s good faith calculation of the Closing Adjustment Amount after giving effect to any accruals reflected on the Proposed Final Closing Balance Sheet of amounts that, if not so accrued, would be included in the Closing Adjustment Amount.

“Straddle Period” – any taxable period that begins on or before and ends after the Closing Date.

“Sublease Amendment” - as described in Schedule 1.1(e).

“Subsidiary” – with respect to any Person, means another Person (other than a natural person), of which such first Person is entitled, directly or indirectly through one or more Subsidiaries, through the ownership or control of voting securities, other voting ownership or voting partnership interests or otherwise, to elect at least a majority of its board of directors or other managing authority or to otherwise, directly or indirectly, control the management of such Person.

“Tax” – any income, corporation, gross receipts, license, payroll, employment, excise, capital gains or corporation tax on capital gains, severance, stamp, stamp duty reserve tax, stamp duty land tax, occupation, premium, property, environmental, climate change, windfall profit, imports, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, national insurance contribution, unemployment, disability, real property, personal property, sales, use, transfer, documentary, value added, alternative, add on minimum, estimated or bank payroll tax and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, surcharge, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Laws” – the Legal Requirements of any Governmental Body relating to any Tax.

“Tax Return” – any return (including any information or estimated return), report, statement, schedule, notice, form, declaration, or claim for refund (including any amended return, report, statement, schedule, notice, form, declaration, or claim for refund) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body with respect to Taxes.

“Texas PUC Approval” – as defined in Schedule 3.2(c).

“Third Party” – a Person other than the Parties, the Company, the Seller Companies or any of their respective Affiliates.

“Third-Party Claim” – any claim subject to indemnification under this Agreement against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

“Third-Party Consents” – the Consents described on Schedule 1.1(f).

“Trademarks” – all worldwide trademarks, service marks, brand names, corporate names, Internet domain names, logos, designs, symbols, trade dress and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby.

“Transfer Taxes” – as defined in Section 10.3(b).

“Transferred Assets” – as defined in Section 7.19.

“Transferred Books and Records” – books and records held by the Seller Parties, to the extent relating to the Company (including all books and records of the Business Employees), excluding books and records (i) relating to Taxes that do not relate exclusively to the Company (but including, for the avoidance of doubt, the portions thereof that do relate to the Company) and (ii) to the extent any Legal Requirement prohibits their transfer or any transfer thereof would otherwise subject any Seller Party or any of its Affiliates to any material Liability.

“Transition Amount” – as defined in Schedule 1.1(g).

“Transition Services Agreement” – the Transition Services Agreement, to be dated as of the Closing Date, by and among the Company, the Purchaser and the Seller Parties, having terms substantially consistent with those set forth on Exhibit D.

“USRPI Schedule” – as defined in Section 2.4(a)(i)(15).

“VAT” – value added tax or goods and services tax imposed by any Governmental Body, including the United Kingdom.

Section 1.2. Usage.  (a) Interpretation. In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to either gender includes the other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any

Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

(ix) references to “$” or “dollars” shall be to U.S. Dollars; and

(x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits (other than exhibits constituting agreements, which shall only become legally binding upon execution and delivery by the parties thereto), schedules or amendments thereto.

(b) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with IFRS.

(c) Legal Representation of the Parties. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

ARTICLE II.
PURCHASE AND SALE; CLOSING

Section 2.1. Purchase and Sale of the Company. Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions set forth in this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase, accept and acquire from the Seller, all of the Seller’s right, title and interest in and to the Company Equity Interests, free and clear of any and all Encumbrances other than (a) those set forth on Schedule 2.1, (b) restrictions on transfer of securities arising under applicable Legal Requirements or (c) those created by the Purchaser or any of its permitted assignees or delegees or arising out of the ownership of the Company Equity Interests by the Purchaser or its permitted assignees or delegees.

Section 2.2. Payment for the Company Equity Interests.  The Purchaser shall pay, at the times and in the manner set forth in this Section 2.2 and, if applicable, in Section 2.5(d), an aggregate purchase price equal to the Closing Payment less the Closing Adjustment Amount, as adjusted pursuant to this Section 2.2 and, if applicable, Section 2.5(d)

(the “Purchase Price”) in consideration for the Company Equity Interests.  At the Closing, the Purchaser shall pay to the Seller, on account of the Purchase Price, the Closing Payment less the sum of (a) the amount by which Base Equity Book Value exceeds Estimated Closing Equity Book Value, if Base Equity Book Value is greater than Estimated Closing Equity Book Value plus (b) the Estimated Closing Adjustment Amount (the “Estimated Purchase Price”).  The Purchaser shall make such payment by wire transfer of immediately available funds to such accounts as identified by the Seller to the Purchaser in writing at least five (5) Business Days prior to the Closing.  The Purchase Price shall be subject to further adjustment following the Closing in accordance with Section 2.5(d).

Section 2.3. Closing. The consummation of the transactions provided for in Section 2.1, Section 2.2 and Section 7.15 of this Agreement (the “Closing”) shall be held on the first day that is both (a) the first day of a calendar month, and (b) at least ten (10) Business Days after each of the conditions set forth in Articles V and VI has been satisfied or waived (other than conditions to be satisfied at Closing; provided, that all conditions are also satisfied or waived at Closing), or at such other time as the Parties shall all agree in writing. The Closing shall be deemed to occur at 12:01 a.m. (local time in New York) on the date of the Closing (the “Closing Date”).  Notwithstanding the foregoing, the Parties agree that, in the event the Closing were otherwise scheduled to occur on January 1, 2011, the Parties shall effect the Closing at 11:59 p.m. (local time in New York)  on December 31, 2010 but the Closing shall be deemed to occur at 12:01 a.m. (local time in New York) on January 1, 2011.  The Closing shall be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, or at such other place outside of the United Kingdom as the Parties shall all agree in writing.

Section 2.4. Closing Obligations.  (a) In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(i) Each of the relevant Seller Parties shall, and shall cause their Subsidiaries to, deliver to the Purchaser, as applicable:

(1) each Related Agreement to which such Seller Party or any of its Subsidiaries is a party, duly executed and delivered by the applicable signatory concurrently with the Closing;

(2) certificates representing the Company Equity Interests, duly endorsed in blank or accompanied by unit powers duly endorsed in blank in proper form for transfer;

(3) all Transferred Books and Records;

(4) the Estimated Closing Balance Sheet (which shall have been delivered to the Purchaser at least five (5) Business Days prior to the Closing Date), including therewith calculations of the Estimated Closing Equity Book Value and the Estimated Closing RBS Debt;

(5) the Statement of Estimated Closing Adjustment Amount (which shall have been delivered to the Purchaser at least five (5) Business Days prior to the Closing Date);

(6) an update to Schedule 3.5(k) setting forth the information required by Section 3.5(k) with respect to each Business Employee who is employed by the Company as of five (5) Business Days prior to the Closing Date;

(7) an update to Schedule 3.5(l) setting forth the information required by Section 3.5(l) with respect to any Business Employee who is employed by the Company as of five (5) Business Days prior to the Closing Date under a visa or other similar permit;

(8) an update to Schedule 3.5(m) setting forth the information required by Section 3.5(m) with respect to any Business Employee employed by the Company as of five (5) Business Days prior to the Closing Date;

(9) an update to Schedule 3.12(a) reflecting Company Contracts entered into after the date of this Agreement up to the date that is seven (7) Business Days prior to the Closing Date (which shall have been delivered to the Purchaser at least five (5) Business Days prior to the Closing Date);

(10) an updated report of the Company’s portfolio of forward positions as of the date that is fifteen (15) Business Days prior to the Closing Date, in substantially the form attached hereto as Schedule 3.12(c) (which shall have been delivered to the Purchaser at least five (5) Business Days prior to the Closing Date);

(11) certificates executed by each Seller Party, to be dated as of the Closing Date, in accordance with Section 5.1(e);

(12) an executed receipt for the Estimated Purchase Price;

(13) an executed receipt for the repayment of the Estimated Closing RBS Debt and an acknowledgment of the repayment and discharge of the Estimated Closing RBS Debt, in each case as provided in Section 7.15;

(14) such other customary instruments, or documents, in form and substance reasonably satisfactory to the Parties, as may reasonably be required to give effect to the transactions contemplated by this Agreement, including the instruments of transfer and conveyance as are required to transfer and convey the Transferred Assets to Purchaser (or its Affiliates)

and the licenses as are reasonably required to grant the license of the Licensed Assets, in each case as contemplated by Section 7.19; and

(15) a “FIRPTA” compliance certificate from the Seller certifying that none of the assets of the Company is a “U.S. real property interest” within the meaning of section 897 of the Code, except as provided in a schedule to the FIRPTA compliance certificate (a “USRPI Schedule”), which USRPI Schedule shall be provided by Seller to Purchaser at least three (3) Business Days in advance of the Closing Date.

(ii) The Purchaser shall deliver to the Seller Parties:

(1) each Related Agreement to which the Purchaser, any of its Subsidiaries, or the Company is a party, duly executed and delivered by the applicable signatory concurrently with the Closing;

(2) evidence of the receipt of each of the Mandatory Governmental Approvals;

(3) such other customary instruments, or documents, in form and substance reasonably satisfactory to the Parties, as may reasonably be required to give effect to the transactions contemplated by this Agreement; and

(4) a certificate executed by the Purchaser, to be dated as of the Closing Date, in accordance with Section 6.1(f).

Section 2.5. Final Balance Sheet; Payments; Disputes. (a) As promptly as practicable after the Closing Date, but no later than ninety (90) days thereafter, the Purchaser shall prepare (with such assistance as it may reasonably request from the Seller) and deliver to the Seller Parties a balance sheet of the Company as of the Closing Date (the “Proposed Final Closing Balance Sheet”) and the Statement of Proposed Final Closing Adjustment Amount.  In preparing the Proposed Final Closing Balance Sheet and the Statement of Proposed Final Closing Adjustment Amount, the Purchaser shall be entitled to access during normal business hours, and in a manner so as not to interfere with normal operations, to all relevant books and records to the extent relating to the Company and personnel of the Seller Parties and their respective Representatives. The Proposed Final Closing Balance Sheet shall reflect the total assets, liabilities (including the outstanding balance of the RBS Debt prior to the repayment thereof (the “Proposed Final Closing RBS Debt”)) and equity (the “Proposed Final Closing Equity Book Value” and, together with the Proposed Final Closing RBS Debt and the Proposed Final Closing Adjustment Amount, the “Proposed Final Closing Amounts”) of the Company as of 12:01 a.m. Eastern Standard Time on the Closing Date, and shall be prepared in accordance with IFRS on a basis consistent with the Reference Balance Sheet, except that (i) medical and dental claims under Seller Plans described in Section 7.4(c)(ii) and Section 7.4(c)(iii) will not be reflected, and (ii) if the MTM Valuation Threshold is satisfied as of the Closing Date, the value of the ERCOT Positions shall be adjusted according to the ERCOT Nodal Methodology.

(b) Seller Parents will have ninety (90) days following delivery of the Proposed Final Closing Balance Sheet and the Statement of Proposed Final Closing Adjustment Amount during which to notify the Purchaser in writing (the “Notice of Objection”) of any objections to the preparation of the Proposed Final Closing Balance Sheet, the Statement of Proposed Final Closing Adjustment Amount or the calculation of any of the Proposed Final Closing Amounts, setting forth in reasonable detail the basis of its objections and, if practical, the U.S. dollar amount of each objection. Matters as to which the Seller Parents may disagree shall be limited to whether (x) the Proposed Final Closing Balance Sheet delivered by the Purchaser is accurate and was prepared in accordance with IFRS on a basis consistent with the Reference Balance Sheet (provided that (i) medical and dental claims under Seller Plans described in Section 7.4(c)(ii) and Section 7.4(c)(iii) will not be reflected, and (ii) if the MTM Valuation Threshold is satisfied as of the Closing Date, the value of the ERCOT Positions shall be adjusted according to the ERCOT Nodal Methodology) and (y) the Statement of Proposed Final Closing Adjustment Amount accurately reflects the Closing Adjustment Amount after giving effect to any accruals in respect thereof on the Proposed Final Closing Balance Sheet (as such accruals may be adjusted pursuant to this Section 2.5(b) and Section 2.5(c)), and Seller Parents shall not be entitled to submit disagreements on any other basis.  In reviewing the Proposed Final Closing Balance Sheet and the Statement of Proposed Final Closing Adjustment Amount, each of the Seller Parents shall be entitled to access during normal business hours, and in a manner so as not to interfere with normal operations, to all relevant books and records and personnel of the Purchaser (and any of its permitted assignees hereunder), the Seller and the Company and their respective Representatives to the extent any Seller Parent reasonably requests such information and access to complete its review of the Proposed Final Closing Balance Sheet and the Statement of Proposed Final Closing Adjustment Amount.  If the Seller Parents fail to deliver a Notice of Objection in accordance with this Section 2.5(b), the Proposed Final Closing Balance Sheet and the Statement of Proposed Final Closing Adjustment Amount, together with the Purchaser’s calculation of the Proposed Final Closing Equity Book Value, the Proposed Final Closing RBS Debt and the Proposed Final Closing Adjustment Amount reflected thereon, shall be conclusive and binding on all Parties and they shall become the “Final Closing Balance Sheet”, “Final Closing Equity Book Value”, the “Final Closing RBS Debt” and the “Final Closing Adjustment Amount” (and the Final Closing Equity Book Value, the Final Closing RBS Debt and the Final Closing Adjustment Amount, collectively, the “Final Closing Amounts”). Matters included in the calculations in the Proposed Final Closing Balance Sheet and the Statement of Proposed Final Closing Adjustment Amount to which no Seller Parent objects in any Seller Parent’s Notice of Objection shall be deemed accepted by the Seller Parents and shall not be subject to further dispute or review. If any Seller Parent submits a Notice of Objection, then (i) for twenty (20) Business Days after the date upon which the Purchaser receives the Notice of Objection, the Purchaser and the Seller Parents will each use their commercially reasonable efforts to agree on the calculation of each of the Final Closing Amounts that is in dispute and (ii) failing such agreement within twenty (20) Business Days of such notice, the matter shall be resolved in accordance with Section 2.5(c).

(c) If the Purchaser and the Seller Parents have not agreed on all of the Final Closing Amounts within twenty (20) Business Days after delivery of a Notice of Objection, then the Purchaser and the Seller Parents, acting jointly, shall have the right to deliver notice to the other Parties of their intent to refer the matter for resolution to KPMG LLP or such other international accounting firm as the Parties shall otherwise agree (the “Accounting Expert”). Within ten (10) Business Days of the delivery of such notice, the Purchaser and the Seller Parents shall each deliver to the other Parties hereto and to the Accounting Expert a notice setting forth in reasonable detail their calculation of each of the disputed Final Closing Amounts. The Parties shall instruct the Accounting Expert to consider only those items and amounts set forth in the Proposed Final Closing Balance Sheet and the Statement of Proposed Final Closing Adjustment Amount to which any Seller Parent has disagreed pursuant to a Notice of Objection and for which the Purchaser and the Seller Parents have not resolved their disagreement. Within fifteen (15) Business Days after receipt thereof, the Accounting Expert shall determine its best estimate of the calculation of each of the disputed Final Closing Amounts and provide a written description of the basis for such determination; provided, that if the Accounting Expert requests a hearing before making a determination, such hearing shall be held within twenty (20) Business Days of the Parties’ delivery of their respective calculation notices and the determination of each of the disputed Final Closing Amounts shall be made within ten (10) Business Days after such hearing. The Accounting Expert’s determination of the disputed Final Closing Amounts shall be final and binding on each of the Parties hereto; provided that in no event shall Final Closing Equity Book Value be less than Purchaser’s calculation of Proposed Final Closing Equity Book Value delivered pursuant to Section 2.5(a), or more than the Seller Parents’ calculation of Final Closing Equity Book Value in the Notice of Objection delivered pursuant to Section 2.5(b) (absent manifest error).  The fees and expenses of the Accounting Expert shall be paid by the Purchaser, on the one hand, and the Seller Parents, on the other, based on the percentage that the portion of the disputed amount not awarded to the Purchaser, on the one hand, and the Seller Parents, on the other, bears to the amount actually disputed by such Person(s). Each Party shall bear the costs of its own counsel, witnesses (if any) and employees.

(d) If the Final Purchase Price exceeds the Estimated Purchase Price, the Purchaser shall pay, within two (2) Business Days of the determination of the Final Closing Amount, an amount equal to the excess of the Final Purchase Price over the Estimated Purchase Price by wire transfer in immediately available funds to an account or accounts specified by the Seller; provided that, if (x) Legal Requirements prohibited or limited the ability of the Company to dividend or distribute Cash to the extent required by the second sentence of Section 7.12 and, as a result, the Estimated Closing Equity Book Value exceeded the Base Equity Book Value and (y) the Final Closing Equity Book Value exceeds the Base Equity Book Value, the Purchaser instead shall pay, within two (2) Business Days of the determination of the Final Closing Amounts, an amount equal to the excess of the Final Purchase Price over the Base Purchase Price, by wire transfer in immediately available funds to an account or accounts specified by the Seller.  If the Final Purchase Price is less than the Estimated Purchase Price, the Seller shall (and Seller Parents shall cause the Seller to) pay, within two (2) Business Days of the determination of the Final Closing Amounts, an amount equal to such deficit to the Purchaser by wire transfer in immediately available funds to an account or accounts specified by the Purchaser.  Any payment in respect of the Final Purchase Price made under this Section 2.5(d) shall be made by way of an adjustment to the Purchase Price, and the Purchase Price shall be deemed to have been reduced or increased, as the case may be, by the amount of such payment and such adjustment shall be allocated in accordance with Section 10.3.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Except as set forth in the disclosure letter delivered to the Purchaser by the Seller Parties on or prior to the date hereof (the “Seller Disclosure Letter”), each of the Seller Parties makes to the Purchaser, as of the date hereof and as of the Closing Date, each of the representations and warranties contained in this Article III; provided, that any representation and warranty made with respect to “such Seller Party” shall only be made by such Seller Party; provided, further that subject to Section 9.4(b), each of the representations and warranties of the Seller Parties contained in this Article III shall be deemed to have been made severally and not jointly and that the Parties agree that disclosure of any item in any section or subsection of the Seller Disclosure Letter shall also be deemed disclosed with respect to any other section or subsection to which the relevance of such item is readily apparent.

Section 3.1. Organization and Good Standing; No Subsidiaries.

(a) Except as set forth on Schedule 3.1(a), such Seller Party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity is organized, with full corporate, partnership or similar power and authority to conduct its business as it is now being conducted and to own or use its properties and assets.

(b) The Company is duly organized, validly existing and in good standing under the laws of the State of California, with full limited liability company power and authority to conduct the Business as it is now being conducted and to own or use its properties and assets.  The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified would not have or reasonably be expected to have a Company Material Adverse Effect.

(c) The Seller Parties have made available to the Purchaser complete and correct copies of the Governing Documents of the Seller and the Company, as amended, supplemented or otherwise modified through and including the date hereof. The Company has no Subsidiaries.

Section 3.2. Enforceability; Authority; No Conflict.  (a) This Agreement constitutes the legal, valid and binding obligation of such Seller Party enforceable against such Seller Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity). If and to the extent applicable, upon the execution and delivery by such Seller Party and any of its Subsidiaries of the Related Agreements to which each is a party, each of such Related Agreements will constitute the legal, valid and binding obligation of such Seller Party and such respective Subsidiaries, enforceable against each in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity). Each such Seller Party and such of its

Subsidiaries has the requisite right, power and authority to execute and deliver this Agreement and each of the Related Agreements to which each is a party, and to perform their obligations and consummate the transactions contemplated hereby and thereby, and such action has been duly authorized by all necessary corporate action.

(b) The execution, delivery and performance by such Seller Party of this Agreement or the execution and delivery by such Seller Party or any of its Subsidiaries of any of the Related Agreements to which each is a party, and the consummation of the transactions contemplated hereby and thereby, does not and will not: (i) violate any provision of such Seller Party’s or any of such Subsidiaries’ Governing Documents, or any resolution adopted by its board of directors or shareholders (or similar management group); (ii) assuming the receipt of all approvals set forth in Schedules 3.2(c) and 4.2(c), violate or conflict with any provisions of any Legal Requirements or any Order to which such Seller Party or Subsidiaries may be subject; (iii) violate, conflict with, result in a breach of or loss of any benefit under, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium (including any consideration, royalties or other amounts to any Third Party in excess of those amounts owed immediately prior to the Closing) to arise or accrue under any Contract to which the Company is a party, by which the Company is bound or to which the Company’s assets are subject, such Seller Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which any of such Seller Party’s or any of its Subsidiaries’ respective properties or assets is subject; or (iv) result in the creation or imposition of any Encumbrance except Permitted Encumbrances upon any of the properties or assets of the Company, including any non-compete, exclusivity obligation or other restriction on the operation of the Business, except, with respect to clauses (iii) and (iv) above, as would not have and would not reasonably be expected to have a Company Material Adverse Effect. Without limiting the generality of the foregoing, each Seller Parent has waived any provision of the Partnership Agreement (including Section 16.3 thereof) that would restrict or be inconsistent with the transactions contemplated hereby.

(c) Except as set forth in Schedule 3.2(c), no material Consent, approval, authorization of, declaration, filing, or registration with, any Governmental Body (including any Governmental Authorization), stockholder or other Person (whether a Third Party or otherwise) is required to be made or obtained by such Seller Party or any of its Subsidiaries (including the Company) in connection with such Seller Party’s execution, delivery and performance of this Agreement and, as applicable, such Seller Party’s or such Subsidiaries’, execution and delivery of the Related Agreements or the consummation of the transactions contemplated hereby and thereby.

Section 3.3. Company Equity Interests; Title; Sufficiency.  (a) The Seller owns directly all of the outstanding Company Equity Interests. As of the Closing, the Company Equity Interests will represent all of the issued and outstanding Equity Interests of the Company and there will be no other Equity Interests or Equity Commitments issued by the Company. Except as otherwise indicated on Schedule 3.3(a), the Company Equity Interests: (i) have been duly authorized and are validly issued and outstanding, (ii) were issued in compliance with all applicable securities laws, (iii) were not issued in breach of any Equity Commitments, and (iv) are held of record and owned beneficially by the Seller. Except as set forth on

Schedule 3.3(a), (A) no Contracts exist with respect to the voting or transfer of any of the Company Equity Interests, (B) no Person is obligated to redeem or otherwise acquire any of the Company Equity Interests and (C) the Seller has good and marketable title to the Company Equity Interests, free and clear of any and all Encumbrances other than (x) those set forth on Schedule 3.3(a) and (y) for Encumbrances in favor of the Seller or its Affiliates that will be discharged prior to the Closing Date.

(b) Except as disclosed on Schedule 3.3(b), the assets, properties and rights of the Company conveyed to the Purchaser upon acquisition of the Company Equity Interests, and the rights granted to Purchaser under the Transition Services Agreement, together with those assets, properties or rights to be transferred, licensed or otherwise provided to the Purchaser or the Company pursuant to this Agreement and the Related Agreements, at the Closing, will constitute all of the material property, material rights and material assets that are used or held for use in the Business (other than Cash and access to credit) and will, at the Closing, be adequate to conduct the Business as currently conducted in all material respects.

Section 3.4. No Company Material Adverse Effect. Except as described in Schedule 3.4, (a) since June 30, 2010, and through the date hereof, the Business has been conducted in the Ordinary Course of Business, and (b) since June 30, 2010, and through the date hereof, there has not been any event or circumstance in respect of the Company which has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.5. Employee Benefits.  (a) The term “Employee Plan” as used herein refers to each “employee benefit plan” (within the meaning of Section 3(3) of Employee Retirement Income Security Act of 1974, as amended from time to time, as well as any rules and regulations promulgated thereunder (“ERISA”)), and all retirement benefit plans, equity, equity-based or equity incentive, severance, employment, change-in-control, collective bargaining, bonus, incentive, retention, compensation, deferred compensation, employee loan, profit sharing, consulting, insurance coverage, disability benefit, medical benefit, supplemental unemployment benefit, vacation benefit, personal time off (PTO) and all other material employee benefit plans, agreements, programs, policies or other arrangements, whether written or oral, explicit or implied, (i) that are sponsored or maintained by the Seller Parties or the Company, or to which the Seller Parties or the Company has an obligation to contribute, and in which any current or former employee of the Company participates in connection with such current or former employment and/or (ii) with respect to which the Company has or may have any Liability. The term “Seller Plan” as used herein refers to an Employee Plan sponsored by any Seller Party or an Affiliate of any Seller Party other than the Company. Schedule 3.5(a) contains a true and complete list of each material Employee Plan and in each case identifies the sponsoring entity thereof (including whether such Employee Plan is a Seller Plan). With respect to each material Employee Plan, the Seller Parties have provided to the Purchaser a copy or, if unwritten, a description thereof, together with the Summary Plan Description and the most recent annual report and tax return, if applicable.

(b) The Company has not incurred and does not reasonably expect to incur any liability under Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of Sections 406, 409, 502(i), 502(l), 4069 or 4212(c) of ERISA or Sections 4971, 4975 or 4976 of the Code with respect to any Employee Plan.

(c) No Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code. Neither the Seller, the Company nor any of their ERISA Affiliates contributes, or has contributed in the prior six (6) years, to a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or a non-U.S. defined benefit plan.

(d) Except as disclosed on Schedule 3.5(d), none of the Seller Parties or the Company is obligated to provide any post-employment health, other welfare benefits or unfunded liabilities to Business Employees (or dependents or beneficiaries thereof) except as otherwise required by the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, or any other Legal Requirement.

(e) (i) Each Employee Plan has been established and administered in all material respects in accordance with its terms and in substantial compliance with the applicable provisions of Legal Requirements (including ERISA and the Code), except where the failure to so comply would not have or reasonably be expected to result in material Liability; and (ii) except as set forth on Schedule 3.5(e), each Employee Plan which is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to its qualification, and to the Knowledge of the Seller Parties there is no existing fact or circumstance that could reasonably be expected to cause the revocation of such letter or the loss of such qualification.

(f) Except as disclosed on Schedule 3.5(f), with respect to Business Employees, no material Proceedings (other than routine claims for benefits) are pending or, to the Knowledge of the Seller Parties, threatened.

(g) Except as disclosed on Schedule 3.5(g), none of the Seller Parties, any of their respective Subsidiaries or the Company maintains any plan, program or arrangement or is a party to any Contract that provides any benefits or provides for payments to a Business Employee, based on or measured by the value of, any equity security of, or interest in, the Seller Parties, any of their respective Subsidiaries or the Company.

(h) Except as disclosed on Schedule 3.5(h), with respect to Business Employees, the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other event(s)), will not result in: (i) any obligation to pay severance or increase the amount of severance pay upon any termination of employment, (ii) acceleration of the time of payment or vesting, or any payment (through a grantor trust or otherwise) of any compensation or benefits, or an increase of the amount payable, or (iii) any limitation or restriction on the right of the Purchaser or any Affiliate of the Purchaser to merge, amend or terminate any of the Employee Plans.

(i) Except as disclosed on Schedule 3.5(i), (i) neither the Seller nor the Company is party to any collective bargaining agreement or other Contract or agreement with any labor organization or other representative of any of the Business Employees, nor has any labor organization or group of Business Employees made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation currently pending; (ii) none of Business Employees are represented by any labor organization; and (iii) no action on behalf of any Business Employee is pending or, to the Knowledge of the Seller Parties, threatened against either the Seller or the Company that would have or would reasonably be expected to result in material Liability. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or to the Knowledge of the Seller Parties, threatened against or involving the Company. The Seller, the Company and the employer of Business Employees are in compliance in all material respects with all Legal Requirements applicable to the Business Employees with respect to employment and employment practices, terms and conditions of employment, classification of workers, immigration matters, labor matters, wages and hours and occupational safety and health.

(j) Schedule 3.5(j) separately discloses each material bonus, incentive, retention, change-in-control, severance and deferred compensation agreement, program or award between any of the Seller Parties, any of their respective Subsidiaries or the Company and any Current Employee entered into as of the date hereof. Prior to the Closing Date, the Seller Parties shall update Schedule 3.5(j) to include any such arrangements which are not material or were entered into between the date hereof and the Closing Date in accordance with the terms of Section 7.1(a)(vi).

(k) Schedule 3.5(k) sets forth, with respect to each Current Employee, to the Knowledge of each Seller Party, such Current Employee’s title, location, base salary, accrued vacation/PTO, bonus and/or commission potential, and any other compensation.  Schedule 3.5(k)(i) sets forth, to the Knowledge of each Seller Party, a list of each Current Employee who is an independent contractor.  There are no outstanding loans or other extensions of credit made to any Current Employee, other than ordinary course advances for business expenses.  Prior to the Closing Date, the Seller Parties shall update Schedule 3.5(k) to include any such arrangements which were not included on the date hereof.

(l) Schedule 3.5(l) sets forth, with respect to each Current Employee who is working for the Company under a visa or other similar permit, to the Seller’s Knowledge, (i) the visa or other similar permit under which each such Current Employee is working for the Company, (ii) the status of such visa or other similar permit and (iii) the date of expiration of such visa or other similar permit.  Prior to the Closing Date, the Seller Parties shall update Schedule 3.5(l) to include any such arrangements which were not included on the date hereof.

(m) Schedule 3.5(m) sets forth, to the Seller’s Knowledge, (i) a list of each Current Employee who has been absent from work since September 1, 2009 on an approved leave of absence under the FMLA and (ii) a list of each Current Employee’s hours worked and consecutive months of service for purposes of determining whether such Current Employee is an “eligible employee” as such term is defined in the FMLA.  Prior to the Closing Date, the Seller Parties shall update Schedule 3.5(m) to include any such arrangements which were not included in the date hereof.

(n) There is no contract, plan or arrangement (written or otherwise) covering any Business Employee that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(o) Schedule 3.5(o) sets forth, to Seller’s Knowledge, with respect to the Business Employees who are not Current Employees, a description of all unsatisfied liabilities assumed by Purchaser pursuant to Section 7.4.

Section 3.6. Compliance with Legal Requirements; Governmental Authorizations. Except as set forth on Schedule 3.6:

(a) To the extent material to the Business taken as a whole, from the Prior Closing Date to the date hereof, (i) to the Knowledge of the Seller Parties, neither the Seller nor the Company is in violation of, and neither has failed to comply with, any Legal Requirements (which term for this purpose shall not include Environmental Laws, which are addressed in Section 3.10, or Legal Requirements relating to Taxes) applicable to the ownership or operation of the Company or the Business and (ii) the Company has not received any written notice from any Governmental Body regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement (which term for this purpose shall not include Environmental Laws, which are addressed in Section 3.10, or Legal Requirements relating to Taxes) applicable to it in connection with the conduct or operation of the Business.

(b) Schedule 3.6(b) contains a complete and accurate list of each material Governmental Authorization required for the conduct of the Business as conducted on the date hereof.  Each such Governmental Authorization: (i) has been issued to the Company and is in full force and effect, except for any such failure to be issued or in full force and effect as would not be material to the Business taken as a whole, (ii) is not subject to any pending or, to the Knowledge of such Seller Party, threatened Proceeding for the purpose of revoking or amending any such Governmental Authorization; and (iii) as of the date hereof, the Company has not received written notice from any applicable Governmental Body that (A) any such existing Governmental Authorization will be revoked or (B) any pending application for any such new Governmental Authorization or renewal of any existing Governmental Authorization will be denied.

Section 3.7. Legal Proceedings; Orders.  (a) Except as set forth in Schedule 3.7(a), there is no Proceeding pending or, to the Knowledge of such Seller Party, threatened by or against the Company, any of its assets or properties, except such as would not reasonably be expected to result in any material Liability, or which in any manner seeks to prevent, enjoin or materially delay the transactions contemplated by this Agreement.

(b) Except as set forth in Schedule 3.7(b), there is no material Order applicable to the Company (other than orders of general applicability not specific to the Company).

Section 3.8. Taxes.

Except as set forth on Schedule 3.8:

(a) The Seller, its Subsidiaries and the Company have filed or caused to be filed all material Tax Returns that are or were required to be filed by the Company, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements, and all such Tax Returns are complete and correct in all material respects to the extent they relate to the Company. Such Seller, its Subsidiaries and the Company have paid all material Taxes due pursuant to such Tax Returns or otherwise, except such Taxes that do not relate to the Company.

(b) There are no Tax liens upon any of the assets or properties of the Company, other than with respect to Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with IFRS and reflected on the Reference Balance Sheet.

(c) There is no tax sharing, tax allocation, indemnity, or other agreement that will require any payment by the Company to any Person after the Closing Date.

(d) No deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes or Tax Returns of the Company. There are no outstanding disputes, investigations, inquiries, audits or assessments relating to any Taxes of the Company and no written notice of any proposed investigation, inquiry, audit or assessment relating to any Taxes has been received by or in respect of the Company in the last two (2) years.

(e) None of the Seller, its Subsidiaries or the Company has waived any statute of limitations in respect of the Company or agreed to any extension of time with respect to a Tax assessment or deficiency related to the Company.

(f) The charges, accruals and reserves for Taxes of the Company reflected on the books of the Company (excluding any provision for deferred taxes) are adequate to cover the material Tax liabilities of the Company accruing through the end of the last period for which the Company ordinarily records items on its books.

(g) The Company is, and has been at all times, since October 31, 2006, disregarded as an entity within the meaning of sections 301.7701-1, 301.7701-2 and 301.7701-3 of the regulations promulgated by the U.S. Department of the Treasury pursuant to the Code and all relevant similar provisions of state tax law.

(h) No written claim has been made by any Governmental Body in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(i) The Company (i) has never been a member of an affiliated, consolidated, combined or unitary group and (ii)  has no liability for Taxes of another Person under Treasury

Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, or otherwise.

(j) The Company (i) is not a beneficiary of a guarantee of tax benefits (other than an ordinary indemnity from a seller or lessor of stock or assets ) with respect to any transaction or tax opinion, (ii) is not a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code and (iii) has not participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 or any transaction that is similarly reportable under any applicable provision of state, local or foreign law.

(k) The Company has in its records all necessary material documentation, including material exemption certificates, to support any material claimed “sale for resale” exemptions from sales taxes and to support material exemptions from VAT, transfer and other indirect Taxes.

Section 3.9. Brokers or Finders. No Seller Party, any Subsidiary of such Seller Party or any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees, agents’ commissions, financial advisors’ or investment bankers’ fees or commissions or other similar payments in connection with the transactions contemplated hereby for which the Purchaser or the Company could be liable.

Section 3.10. Environmental Compliance and Liability.  Except as set forth on Schedule 3.10 or as would not have or reasonably be expected to have a Company Material Adverse Effect (and for avoidance of doubt, this Section 3.10 shall not apply to any Previously Owned Business):

(a) (i) The Company is, and since the Prior Closing Date has been, in compliance with all applicable Environmental Laws, (ii) the Company or a Seller Party possesses and is, and since the Prior Closing Date has been, in compliance with all Governmental Authorizations under or relating to or required by any Environmental Law (the “Environmental Permits”), (iii) all applications necessary to renew or obtain any Environmental Permit have been made in a timely fashion so as to allow the Company to continue to operate the Business as presently conducted in compliance with all applicable Environmental Laws, and (iv) to the Knowledge of the Seller Parties, the Company does not expect any new or renewed Environmental Permits to include any terms or conditions that would reasonably be expected to have an adverse impact on the Company and (v) the Company is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental Permit, applicable Environmental Laws or contained in any Order issued, entered, promulgated or approved thereunder by any Governmental Body.

(b) To the Knowledge of each of the Seller Parties, no Hazardous Material is present in a condition that would reasonably be expected to result in a Liability under Environmental Law at, and no Hazardous Material has been disposed on, arranged to be disposed on, Released or threatened to be Released at, to, in, on, under or from, any of the properties or facilities currently or formerly owned, leased or operated by the Company or for which the Company is otherwise liable in a manner or condition that would reasonably be expected to result in Liability to it under or relating to any Environmental Law.  The Company has not disposed of, arranged to dispose of, Released or threatened to Release any Hazardous Material at any other location in a manner or condition that, to the Knowledge of each of the Seller Parties, would reasonably be expected to result in a Liability to it under or relating to any Environmental Law.

(c) Except as set forth on Schedule 3.10(c), no notice, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding is pending or, to the Knowledge of the Company, is threatened by any Person against the Company and relating to any Environmental Law.

Section 3.11. Financial Statements; No Undisclosed Liabilities.  (a) The Seller Parties have made available to the Purchaser true and complete copies of the Reference Balance Sheet. The Reference Balance Sheet has been prepared in conformity with IFRS (except as described in the notes thereto) and fairly presents, in all material respects, the financial position of the Company as of June 30, 2010 (subject to normal year-end audit adjustments and except for the absence of any footnotes).  The Reference Balance Sheet reflects reserves for the total amount of the Lehman Receivables.  The Company has no Indebtedness other than the RBS Debt.

(b) To the Knowledge of the Seller Parties, the Company has no Liabilities whether or not required by IFRS to be reflected or reserved against on the Reference Balance Sheet, except (A) as reflected or reserved against on the Reference Balance Sheet (or the notes thereto), (B) as set forth on Schedule 3.11(b), or (C) as incurred in the Ordinary Course of Business since June 30, 2010.

Section 3.12. Contracts; Customers.  (a) Except as set forth on Schedule 3.12(a) or, in respect of Company Trading Agreements, as reflected in Schedule 3.12(c), as of the date hereof, there are no Company Contracts. For purposes of this Agreement, “Company Contract” shall mean any of the following Contracts to which the Company is a party or by which the Company (or any of its assets or properties) is bound:

(i) Contracts for any outstanding Indebtedness;

(ii) any Contract containing a covenant not to compete with respect to the Business that is currently in full force and effect;

(iii) other than Company Trading Agreements, any Affiliate Agreement providing for rights of indemnification benefitting the Company;

(iv) other than Company Trading Agreements, any Affiliate Agreement that will survive the Closing;

(v) any Contract (A) that has historically or could reasonably be expected to result in the payment to a Business Employee of total annual compensation in excess of $400,000 or (B) committing to give a Business

Employee the right or possibility to earn a share of the Earnings Before Taxes (or other revenue, income or margin metric) generated by such Business Employee (directly or through the results of a group of Business Employees);

(vi) other than the Company Trading Agreements, any Contract which may not be terminated by the Company without penalty on 90 days or fewer notice and which could reasonably be expected either to (A) commit the Company to aggregate expenditures of more than $250,000 in any calendar year or (B) give rise to anticipated receipts of more than $250,000 in any calendar year;

(vii) any written Contract in respect of an equity investment or relating to rights and obligations with respect to a formal written partnership agreement or a material contractual joint venture;

(viii) other than customary provisions included in the Company Trading Agreements, agreements with respect to the sharing, allocation or indemnities of Taxes or Tax costs that will survive the Closing (other than any agreements which are described in Sections 3.12(a)(i) – (vii) or 3.12(a)(ix) – (xv), or would be so described in Section 3.12(a)(vi) but for the limitations in Section 3.12(a)(vi)(A) or (B));

(ix) any agreements entered into since January 1, 2006 (a) for the purchase or sale of any business (whether by merger, sale of stock, sale of assets or otherwise) or (b) for the purchase and sale of any other material assets, property or rights or for the receipt or grant of any options or preferential rights to purchase any material assets, property or rights, other than, in the case of this clause (b), in the Ordinary Course of Business;

(x) documents granting any power of attorney with respect to the material affairs of the Company (except as would not survive the Closing);

(xi) other than those that are not material, any Contracts evidencing settlement of litigation with outstanding obligations;

(xii) the outstanding Company Trading Agreements (including master agreements, if any, and agreements with respect to outstanding transactions under such master agreements) with each of the Company’s top fifty (50) wholesale trading counterparties (by volume) and each of the Company’s top one hundred (100) retail trading counterparties (by aggregate positive exposures) of the Company as of August 31, 2010, as set forth on Schedule 3.12(a)(xii) (such agreements with such counterparties as are outstanding as of the date hereof, the “Material Trading Agreements”); provided, that prior to the Closing Date the Company shall update and deliver to the Purchaser an updated Schedule 3.12(a)(xii) setting forth each of the Company’s top fifty (50) wholesale trading counterparties (by volume) and each of the Company’s top one hundred (100) retail trading counterparties (by aggregate positive exposures) of the Company as of the date that is five (5) Business Days prior to the Closing Date, and upon delivery of such updated schedule the term “Company Contracts,” insofar as it relates to this clause (xii), shall refer to the Company Trading Agreements (including master agreements, if any, and agreements with respect to outstanding transactions under such master agreements) outstanding as of such date with the counterparties listed on the updated Schedule 3.12(a)(xii), rather than the Material Trading Agreements;

(xiii) any lease of personal property providing for annual rentals of $25,000 or more;

(xiv) any other agreement, commitment, arrangement or plan not made in the Ordinary Course of Business that is material to the Company taken as a whole; and

(xv) any material amendments, modifications, extensions or renewals of any of the foregoing or any exercise of any option in respect of any of the foregoing.

(b) Except as set forth in Schedule 3.12(b):

(i) as of the date hereof each Material Trading Agreement is, and each Company Contract by which the Company is bound as of the Closing will be, a valid, binding and enforceable agreement of the Company, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity) and except as would not, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole;

(ii) as of the date hereof, the Company is not in default or breach of any Material Trading Agreement and no event or condition exists that constitutes or, after notice or a lapse of time or both, will constitute, a default on the part of the Company or, to the Knowledge of each Seller Party, any other party, under any Material Trading Agreement, except for such defaults and breaches as would not, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole;

(iii) the Company will not be in default or breach and no event or condition exists that constitutes or, after notice or a lapse of time or both, will constitute, a default on the part of the Company or, to the Knowledge of each Seller Party, any other party, under any Company Contract by which the Company is bound as of the Closing, except for such defaults and breaches as would not, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole; and

(iv) with respect to Company Contracts for outstanding Indebtedness, there are no material prepayment penalties.

(c) A true and complete report of the Company’s portfolio of forward positions as of June 30, 2010 is attached as Schedule 3.12(c).

(d) Except as set forth in Schedule 3.12(d), as of the date hereof, (i) to the Knowledge of such Seller Party, none of the Company’s customers is bankrupt; (ii) since January 1, 2010, the Company has not (A) extended credit to any customer outside the Ordinary Course of Business or (B) materially reduced the credit limit of any customer; and (iii) there are no pending renegotiations of any material amounts paid or payable under any Company Contracts by which the Company is bound as of the Closing with any Person having the contractual or statutory right to require such negotiation, and no such Person has made written demand for such renegotiation.

(e) Except as set forth in Schedule 3.12(e), as of the Closing, no collateral pledged by the Company to any counterparty of the Company in respect of the Business will secure any Liabilities retained by the Seller Parties following the Closing other than in connection with the Seller Financial Assurances.

Section 3.13. Affiliate Agreements.  Schedule 3.13 sets forth a true, correct and complete list of all Contracts (excluding Company Trading Agreements and any Contract relating to RBS Debt) to which the Company is a party and to which the Seller Parties or any director, officer, member or other Subsidiary or Affiliate of the Seller Parties (other than the Company) is a party (each referred to herein as an “Affiliate Agreement” and collectively the “Affiliate Agreements”) that are in effect on the date hereof.  Each of the Affiliate Agreements that will not be terminated in respect of the Company pursuant to Section 7.10 was entered into on an arm’s length basis and on terms and conditions that in the aggregate were no less favorable to the counterparty than could reasonably have been obtained from a Third Party.

Section 3.14. Insurance.  (a) Schedule 3.14(a) sets forth a true and complete list of all current policies of property and casualty insurance (including liability, errors or omissions, and business interruption insurance) insuring the properties, assets, employees, members and/or operations of the Company (collectively, the “Policies”), along with the entities covered by such Policies, aggregate coverage amount and type of each of the Policies.

(b) All Policies are in full force and effect and all premiums with respect to Policies covering all periods up to and including the Closing Date have been timely paid and no notice of cancellation or termination has been received with respect to any such Policy. None of the Seller Parties or the Seller Companies is in default under any material provisions of the Policies, and, except as set forth on Schedule 3.14(b), there is no material claim in respect of the Business by the Seller Parties or the Seller Companies or any other Person pending under any of the Policies as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such Policies.

Section 3.15. Properties.  (a) Schedule 3.15(a) correctly describes each lease, sublease or other agreement pursuant to which the Company uses real property (the “Real Property Leases”), specifying the name of the lessor or sublessor, the lease term and basic annual rent. The Company does not own any real property. The Company has valid leasehold interests in all such real property pursuant to the Real Property Leases, which interests are not subject to any Encumbrances other than Permitted Encumbrances.

(b) All Real Property Leases are valid, binding and enforceable obligations of the Company in accordance with their respective terms and neither the Company nor, to the Knowledge of any Seller Party, any other party thereto is in default or breach in any material respect under the terms of any such Real Property Lease, and, to the Knowledge of any Seller Party, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any material event of default thereunder.

Section 3.16. Intellectual Property.  (a) Schedule 3.16(a) sets forth a complete and accurate list of all Intellectual Property that is Registered (collectively, the “Registered Intellectual Property”) and any material unregistered Intellectual Property that are, in each case, included in the Company Intellectual Property, listing, as applicable, (i) the application or registration numbers, (ii) the jurisdictions where such Intellectual Property is Registered or where applications have been filed and (iii) the name of the current owner.

(b) Schedule 3.16(b) sets forth a complete and accurate list (indicating for each the title and the parties thereto) of all agreements currently in effect that contain any grant to the Company from any Person of any right under or with respect to any Intellectual Property, other than computer software applications for which the annual license fee payable by the Company under the applicable license agreement is no more than $25,000 (“Off the Shelf Software”) and other than the Existing Transition Services Agreement (collectively, but excluding the Off the Shelf Software, the “Inbound License Agreements”) and, to the Knowledge of the Seller Parties, each such Inbound License Agreement is a valid and enforceable obligation of the Company in accordance with its terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity) and (ii) any failure to be in full force and effect, valid or enforceable would not, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole. To the Knowledge of the Seller Parties, no loss or expiration of any Inbound License Agreement is pending or reasonably foreseeable or threatened (other than Inbound License Agreements terminating in the Ordinary Course of Business and not for cause).  Schedule 3.16(b) sets forth a complete and accurate list of all licenses and other material rights under the Company Intellectual Property that are granted to any Person, excluding non-exclusive internal use licenses granted by the Company to end user customers in the Ordinary Course of Business.

(c) Except as set forth in Schedule 3.16(c), the Registered Intellectual Property, the material unregistered Intellectual Property listed in Schedule 3.16(a), the other Intellectual Property rights owned by the Company, the Intellectual Property Rights licensed to the Company under the Inbound License Agreements and the Off the Shelf Software and the assets, properties and rights to be transferred, licensed or otherwise provided to the Purchaser or the Company pursuant to this Agreement and the Transition Services Agreement, at the Closing, will constitute all the material Intellectual Property rights necessary for the conduct of the Company’s Business as it is currently conducted in all material respects.  No Intellectual

Property owned by or, to the Knowledge of each Seller Party, licensed to the Company is subject to any outstanding order, judgment, decree, stipulation, agreement or encumbrance that materially conflicts with the use and distribution thereof by or for the Company in its business as presently conducted.

(d) Except for Intellectual Property licensed to the Company under the Inbound License Agreements, the rights granted to Purchaser under this Agreement and under the Transition Services Agreement and the rights licensed to the Company under the Off-the-Shelf Software, the Company will, as of the Closing, own solely and exclusively all right, title and interest in and to all of the material Intellectual Property that is used by the Company in its Business, free and clear of any and all Encumbrances (except Permitted Encumbrances).

(e) Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated herein will, (i) violate, conflict with, result in a breach of or loss of any benefit under, constitute (with due notice or lapse of time or both) a default, or cause any obligation, penalty or premium (including any consideration, royalties or other amounts to any Third Party in excess of those amounts owed immediately prior to the Closing) to arise or accrue under any Inbound License Agreement, except for such violations, conflicts, breaches, losses, defaults, obligations, penalties or premiums that would not result in any material Liability or loss of material right or benefit; or (ii) give any Person the right or option to cause the release, disclosure or delivery by any escrow agent of any material Company Intellectual Property to any other Person.  Except as set forth on Schedule 3.16(e), no loss or expiration of any of the material Intellectual Property owned by the Company is pending or reasonably foreseeable or, to the Knowledge of the Seller Parties, threatened.

(f) The Company has taken commercially reasonable efforts to maintain and protect the material Company Intellectual Property and to maintain the confidentiality or otherwise protect and enforce its rights in confidential information and trade secrets included in the material Company Intellectual Property.

(g) Except as set forth in Schedule 3.16(h), (i) neither the use of any Company Intellectual Property by the Company, nor the conduct of the Business by the Company (as conducted within the past six (6) years) infringes, violates, or misappropriates in any material respect the Intellectual Property of any Person and (ii) within the past six (6) years, (x) no written claims alleging such infringement, violation or misappropriation have been asserted against the Seller Parties or their Subsidiaries that have not been resolved and (y) the Company has not received any written notice or, to the Knowledge of the Seller Parties, any other notice or been party to any Proceeding alleging such claims.

(h) To the Knowledge of the Seller Parties, as of the date hereof, no Third Party is infringing, violating, or misappropriating in any material respect any Company Intellectual Property and no such claims are pending or threatened by the Company against any Third Party.

(i) All of the Company Software was either (A) developed by employees of Company within the scope of their employment, (B) developed by independent contractors who have expressly assigned their rights to the Company pursuant to written agreements or

(C) otherwise acquired by the Company from a Third Party pursuant to a written agreement in which the ownership rights therein were expressly assigned to the Company, except, in each case of (A)-(C), as would not, individually or in aggregate, reasonably be expected to be material to the Business taken as a whole.  To the Knowledge of the Seller Parties, no source code of any Company Software has been licensed or otherwise provided to another Person other than to (i) an escrow agent pursuant to the terms of a source code escrow agreement in a form customary for the relevant industry and (ii) end user customers pursuant to non-exclusive license agreements entered into in the Ordinary Course of Business.

Section 3.17. Financial Support Arrangements; Seller Financial Assurances.  (a) Schedule 3.17(a) contains a complete list as of the date hereof of all of the guarantees, letters of credit, comfort letters, “keep whole” agreements, bonds or other financial security arrangements or other credit support arrangements of any type or kind whatsoever, whether or not accrued, absolute, contingent or otherwise (“Financial Support Arrangements”) under which the Company is obligated or would reasonably be expected to be obligated, or under which the Purchaser or its Affiliates will become obligated, and the amount of each (including any amount drawn or used) as of the date hereof, in each case to the extent such Financial Support Arrangements have been provided to or for the benefit of any creditor or counterparty of the Company.

(b) Schedule 3.17(b) contains a complete list as of the date hereof of all Seller Financial Assurances under which any Seller Party or Affiliate thereof is obligated or would reasonably be expected to be obligated, or under which the Purchaser or any of its Affiliates will become obligated, and sets forth, with respect to each such Seller Financial Assurance thereon: (i) the type of Seller Financial Assurance provided, (ii) the identity of the applicable contract or other agreement evidencing the Seller Financial Assurance, including the parties thereto, and (iii) whether the Seller Financial Assurance is a limited or unlimited obligation and, if it is a limited obligation, the applicable limit.

Section 3.18. Improper Payments. None of the Company or, to the Knowledge of any Seller Party, any of the officers, managers, employees or agents of the Company has violated any provisions of the FCPA, or the rules and regulations promulgated thereunder, or any other applicable bribery and corruption Legal Requirements in any relevant jurisdiction in connection with the Company.

Section 3.19. Books and Records.  All books and records of the Company (including personnel files) are accurate and complete in all material respects and are maintained in all material respects in accordance with good business practices and all applicable Legal Requirements.  The Company maintains appropriate and sufficient systems of internal accounting controls.

Section 3.20. No Other Representation. Except for the representations and warranties contained in this Article III, none of the Seller Parties or any other Person acting on behalf of the Seller Parties or their Affiliates makes any representation or warranty, express or implied, regarding the Seller Parties or any of their Affiliates (including the Seller and the Seller Companies).

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in the disclosure letter delivered by the Purchaser to the Seller Parties on or prior to the date hereof (the “Purchaser Disclosure Letter”), the Purchaser hereby makes to the Seller Parties, as of the date hereof and, unless otherwise specified, as of the Closing Date, each of the representations and warranties contained in this Article IV; provided, that the Parties agree that disclosure of any item in any section or subsection of the Purchaser Disclosure Letter shall also be deemed disclosed with respect to any other section or subsection to which the relevance of such item is readily apparent.

Section 4.1. Organization and Good Standing. The Purchaser is duly organized and validly existing under the laws of Delaware, with full corporate power and authority to conduct its business as it is now being conducted.

Section 4.2. Enforceability; Authority; No Conflict.  (a) This Agreement constitutes the legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity). Upon the execution and delivery by the Purchaser of the Related Agreements to which it is a party, each of such Related Agreements will constitute the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity). The Purchaser has the requisite right, power and authority to execute and deliver this Agreement and each of the Related Agreements to which it is a party, and to perform its obligations and consummate the transactions contemplated hereby and thereby, and such action has been duly authorized by all necessary corporate action.

(b) The execution, delivery and performance by the Purchaser of this Agreement or any of the Related Agreements to which it is a party, and the consummation of the transactions contemplated hereby, does not and will not: (i)  violate any provision of the Governing Documents of the Purchaser or its Subsidiaries, or any resolution adopted by the board of directors or shareholders (or similar management group) of the Purchaser or its Subsidiaries; (ii) assuming the receipt of all approvals set forth in Schedule 3.2(c) and in Schedule 4.2(c) of the Purchaser Disclosure Letter, violate or conflict with any provisions of any Legal Requirements or any Order to which the Purchaser or its Subsidiaries may be subject; or (iii) violate, conflict with, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any Contract to which the Purchaser or any of its Subsidiaries is a party or by which any of them is bound or to which any of their respective properties or assets is subject, except, with respect to clause (iii) above, as would not constitute a Purchaser Material Adverse Effect.

(c) Except as set forth in Schedule 4.2(c) of the Purchaser Disclosure Letter, no material Consent, approval, authorization of, declaration, filing, or registration with, any

Governmental Body (including any Governmental Authorization or Mandatory Governmental Approval), stockholder or other Person (whether a Third Party or otherwise) is required to be made or obtained by the Purchaser or any of its Subsidiaries in connection with the execution, delivery, and performance of this Agreement and the Related Agreements or the consummation of the transactions contemplated hereby and thereby.

Section 4.3. Legal Proceedings. Except for such matters as, individually or in the aggregate, have not resulted in, and would not reasonably be expected to result in, a Purchaser Material Adverse Effect, there is no pending, or, to the Knowledge of the Purchaser, threatened, Proceeding by or against the Purchaser or that could reasonably be expected to prevent, materially delay, make illegal or otherwise materially interfere with, any of the transactions contemplated hereby.

Section 4.4. Brokers or Finders. None of the Purchaser or its Subsidiaries or any of their Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees, agents’ commissions, financial advisors’ or investment bankers’ fees or commissions other similar payments in connection with the transactions contemplated hereby for which the Seller Parties, the Seller or the Seller Companies (other than the Company) could be liable.

Section 4.5. Available Funds. The Purchaser has available to it as of the date hereof and will have available to it at the Closing, without condition, all funds necessary for its payments required under this Agreement, including those payments required by Article II and Section 7.15 hereof.

Section 4.6. No Other Representation. Except for the representations and warranties contained in this Article IV, neither the Purchaser nor any other Person acting on behalf of the Purchaser makes any representation or warranty, express or implied, regarding the Purchaser or any of its Subsidiaries.

ARTICLE V.
CONDITIONS PRECEDENT TO THE PURCHASER’S OBLIGATION TO CLOSE

Section 5.1. Conditions to the Obligations of the Purchaser. The obligation of the Purchaser to purchase the Company Equity Interests, and to take the other actions required to consummate the transactions provided for in this Agreement, is subject to the satisfaction, as of the Closing, of the following conditions (any of which may be waived in whole or in part in a writing signed by the Purchaser):

(a) Mandatory Governmental Approvals. Each of the Mandatory Governmental Approvals shall have been obtained without the imposition of any Burdensome Condition and shall be in full force and effect and not be subject to any unfulfilled conditions to their effectiveness except to the extent the condition (other than any Burdensome Condition) is required by its terms to be effected following the Closing.

(b) No Prohibition. No Governmental Body shall have (i) issued an order or injunction that is in effect and prohibits the transactions contemplated by this Agreement or

(ii) enacted, issued, promulgated, enforced or entered any Legal Requirement that is then in force and has the effect of making illegal or otherwise preventing or prohibiting the consummation of the transactions contemplated by this Agreement.

(c) Representations and Warranties.  The representations and warranties of the Seller Parties:

(i) set forth in Section 3.3(a) shall have been true and correct on and as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date;

(ii) set forth in Section 3.1, Section 3.2(a), Section 3.2(b), Section 3.8 and Section 3.11(a), shall have been true and correct in all material respects on and as of the date of this Agreement, and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date); and

(iii) set forth in Article III and not referenced in clauses (i) and (ii) above, shall have been true and correct on and as of the date of this Agreement, and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date), in each case (other than with respect to the Retained Materiality Representations) without regard to any references to materiality, materially, material respects, material adverse effect, Company Material Adverse Effect, or similar materiality qualifiers set forth therein, except, in the case of this clause (iii), where the failure of such representations and warranties to be true and correct as so made, individually or in the aggregate, would not have and would not reasonably be expected to have a Company Material Adverse Effect.

(d) Covenants. The covenants and agreements of the Seller Parties to be performed or complied with prior to the Closing shall have been duly complied with (or any non-performance shall have been cured) in all material respects.

(e) Certificate. The Purchaser shall have received a certificate, signed by a duly authorized officer of each of the Seller Parties and dated as of the Closing Date confirming that the conditions set forth in Sections 5.1(c) and 5.1(d) have been satisfied.

(f) Additional Documents. Each of the Related Agreements shall have been executed and delivered by each of the Parties or their Subsidiaries, as applicable.

(g) No Company Material Adverse Effect. There shall not have occurred since the date hereof and be continuing a Company Material Adverse Effect or any event or circumstances in respect of the Company which would reasonably be expected to have a Company Material Adverse Effect.

(h) Employee Retention.  No less than two-thirds (66 2/3%) of the Business Employees as of the date of this Agreement  shall be employed by the Company.

Section 5.2. Frustration of Closing Conditions. The Purchaser may not rely on the failure of any condition set forth in this Article V to be satisfied if such failure was caused by a material breach of this Agreement by the Purchaser.

ARTICLE VI.
CONDITIONS PRECEDENT TO THE SELLER PARTIES’ OBLIGATION TO CLOSE

Section 6.1. Conditions to the Obligations of the Seller. The obligation of the Seller Parties to sell the Company Equity Interests and to take the other actions required to consummate the transactions provided for in this Agreement is subject to the satisfaction, as of the Closing, of each of the following conditions (any of which may be waived in whole or in part in a writing signed by both RBS and Sempra Energy):

(a) Mandatory Governmental Approvals. Each of the Mandatory Governmental Approvals shall have been obtained and shall be in full force and effect and not be subject to any unfulfilled conditions to their effectiveness except to the extent the condition (other than any Burdensome Condition) is required by its terms to be effected following the Closing.

(b) No Prohibition. No Governmental Body shall have (i) issued an order or injunction that is in effect and prohibits the transactions contemplated by this Agreement or (ii) enacted, issued, promulgated, enforced or entered any Legal Requirement which is then in force and has the effect of making illegal or otherwise preventing or prohibiting the consummation of the transactions contemplated by this Agreement.

(c) Representations and Warranties. The representations and warranties of the Purchaser set forth in Article IV shall have been true and correct on and as of the date of this Agreement and shall be true and correct on and as of the Closing Date as if made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations shall have been true and correct on and as of such earlier date), in each case without regard to any references to materiality, materially, material respects, material adverse effect, Purchaser Material Adverse Effect, or similar materiality qualifiers set forth therein, except, in each case, where the failure of such representations and warranties to be true and correct as so made, individually or in the aggregate, would not have a Purchaser Material Adverse Effect.

(d) Covenants. The covenants and agreements of the Purchaser to be performed or complied with at or prior to the Closing shall have been duly performed or complied with (or any nonperformance shall have been cured) in all material respects.

(e) Additional Documents. Each of the Related Agreements shall have been executed and delivered by each of the Parties or their Subsidiaries, as applicable.

(f) Certificate. The Seller Parties shall have received a certificate, signed by a duly authorized officer of the Purchaser and dated as of the Closing Date confirming that the conditions set forth in Section 6.1(c) and Section 6.1(d) have been satisfied.

(g) Frustration of Closing Conditions. None of the Seller Parties may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by a material breach of this Agreement by any of the Seller Parties.

ARTICLE VII.
ADDITIONAL COVENANTS

Section 7.1. Conduct of the Business. (a) Except: (w) as set forth on Schedule 7.1, (x) as required by any Legal Requirement, (y) as required (including by virtue of being an express condition to the Closing) or explicitly permitted by the terms of this Agreement or the Related Agreements, or (z) with the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed), from and after the date hereof until the Closing, the Seller Parties shall (and shall cause their respective Subsidiaries to) (A) operate the Company only in the Ordinary Course of Business, and (B):

(i) not amend or otherwise alter (or propose any amendment or alteration to) the Governing Documents of the Company;

(ii) not permit the Company to create or issue any Equity Interests or Equity Commitments in respect of the Company or redeem any Equity Interest of the Company;

(iii) not change any method of accounting or accounting principle that relates to the Company, except such changes (A) as are required by a change in IFRS or (B) that do not, and could not be reasonably expected to, impact the Final Closing Balance Sheet (or any portion thereof) or restrict or have a material adverse effect in any manner on the post-Closing accounting or accounting principles of the Company;

(iv) not permit the Company to enter into any new material business line that is not directly related to any portion of the existing Business;

(v) not permit the Company to acquire any material assets other than in the Ordinary Course of Business; provided that this Section 7.1(a)(v) shall not restrict the Company’s acquisition of assets in connection with any Company Trading Agreement, which shall be subject to Section 7.1(a)(xix));

(vi) except as disclosed on Schedule 7.1(a)(vi) and other than as may be required by any Legal Requirement or Employee Plan, not:

(1) increase the base salary, hourly wage or commission rate to any current or former director, manager, officer or employee of the Company other than in the Ordinary Course of Business, in which case Seller shall provide written notice to Purchaser and provided that any such increase shall be subject to Schedule 7.1(a)(vi);

(2) authorize, guarantee or pay any bonuses or other special payments to any current or former director, manager officer or employee of the Company;

(3) amend the current terms of any Employee Plan to the extent applicable to a Business Employee, in a manner that would materially change the benefits of any Business Employee or increase the cost or obligations of the Purchaser under Section 7.4 of this Agreement;

(4) adopt or enter into any new contract, plan or arrangement providing potential compensation or employee benefits to Business Employees that would be considered an employee benefit plan that would materially change the benefits of any Business Employee or increase the cost or obligations of the Purchaser under Section 7.4 of this Agreement, except as otherwise permitted under clause (6) of this subsection as set forth below;

(5) transfer the employment of a Business Employee to or from the Seller (including transfers of employment to or from any of the Seller Parties’ other Affiliates) or otherwise materially change the job functions of any employee of the Seller or any of its Subsidiaries so as to either (A) cause such employee to cease to be a Business Employee or (B) cause any employee of the Seller Parties or their Affiliates who is not a Business Employee to become a Business Employee;

(6) hire or terminate the employment (other than for cause) of any Person who is or would be a Business Employee whose employment is or would be on terms that (A) could reasonably be expected to result in the payment to any employee of the Seller or the Company of total annual compensation in excess of $400,000 or (B) commits to giving the right or possibility to earn a share of Earnings Before Taxes (or other revenue, income or margin metric) generated by such Business Employee (directly or through the results of a group of employees) to such Business Employee; provided that, Seller shall provide written notice to the Purchaser of new hires and terminations; and

(7) commit to giving the right or possibility to earn a share of the Earnings Before Taxes (or other revenue, income or margin metric) generated by such Business Employee (directly or through the results of a group of employees) to such Business Employee, or confirm in writing any prior commitment to do the foregoing;

(vii) not make any sale, assignment, transfer, abandonment, or other conveyance of any asset of the Company, in each case unless such asset is not material to the Business or, if material, such transaction is in the Ordinary Course of Business;

(viii) not enter into or materially amend, modify, extend, renegotiate or terminate any Company Contract other than in the Ordinary Course of Business;

(ix) not create or permit to be created any Encumbrance on the Company Equity Interests except for Encumbrances in favor of the Seller or its Affiliates that will be discharged prior to the Closing Date;

(x) not permit the Company to acquire or agree to acquire any ownership interest in any real property;

(xi) not permit the Company to amend or modify in any material respect or terminate any Real Property Lease or otherwise waive, release or assign any material rights, claims or benefits of the Company thereunder, or enter into any new lease, sublease or other agreement pursuant to which the Company shall occupy real property;

(xii) not create or permit to be created any Encumbrance other than Permitted Encumbrances on any of the Company’s real property, personal property or other assets, or any Transferred Asset;

(xiii) not permit the company to declare, set aside or pay any dividends or make any other distributions to or to assign any accounts receivable of the Company to any of the Seller Parties or their respective Affiliates, except as expressly provided in Section 7.12;

(xiv) not create, incur, assume, guarantee, suffer to exist or otherwise be liable for (1) any Indebtedness to any Third Party or (2) any Indebtedness to any of the Seller Parties or their respective Affiliates, other than, in the case of clause (2), (x) to fund the Business in the Ordinary Course of Business (including to enable the Company to post cash margin under any Company Trading Agreement on or prior to the Closing) or (y) to fund dividends or distributions to any of the Seller Parties pursuant to Section 7.12);

(xv) not enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company or any successor thereto or that could, after the Closing Date, limit or restrict in any material respect the Company, from engaging or competing in any line of business, in any location or with any Person;

(xvi) not settle, or offer or propose to settle, any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its officers or directors;

(xvii) not incur any material capital expenditures;

(xviii) not change the risk policies and limits used by the Company in the conduct of the Business (including credit policies), except such changes as are in response to changes in market conditions and reasonably designed to reduce overall risk;

(xix) not enter into any Company Trading Agreement other than in the Ordinary Course of Business and in accordance with the risk policies and limits set forth on Schedule 7.1(a)(xix);

(xx) with respect to the Company, not make or change any Tax election, change an annual accounting period, adopt or change any accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any proceeding with respect to any claim for material Taxes, surrender any right to claim a refund of material Taxes or consent to any extension or waiver of the limitations period applicable to any Tax claim, except with respect to any of the foregoing in this Section 7.1(a)(xx), such changes or actions that would not be reasonably expected to adversely impact the Taxes, Tax refunds, claims or assessments, or Tax accounting or reporting of the Purchaser or the Company;

(xxi) continue to provide all services provided as of the date hereof to the Company in accordance with the Ordinary Course of Business;

(xxii) not enter into any Contract or take any other action to do or engage (or commit to do or engage) in any of the foregoing.

(b) The Purchaser shall exercise the rights given to it under this Section 7.1 consistent with and to the extent permitted by all applicable Legal Requirements.

Section 7.2. Information and Access.  (a) Prior to the Closing, the Seller Parties shall (and shall cause their Subsidiaries to), subject to the Non-Disclosure Agreement, (i) permit the Purchaser and its Representatives to have reasonable access during normal business hours, and in a manner so as not to interfere with normal operations, to all premises, properties, personnel, accountants, books and records, contracts and documents in possession of, or in the case of personnel and accountants, engaged or employed by the Seller Parties or the Company to the extent relating to the Company or its current or former operations; and (ii) furnish to the Purchaser and its Representatives all such information and data, including responses to written questions, to the extent concerning the Company and the Business as the Purchaser or its Representatives reasonably may request in connection with their review of information in accordance with this Section 7.2, except to the extent that (x) such information is subject to attorney-client privilege or (y) furnishing any such information or data would violate any Legal Requirement or Order applicable to any Seller Party or any of its Affiliates or by which any of the assets of the Company are bound. Notwithstanding anything in this Section 7.2, subject to Section 10.3, the Seller Parties shall not be required (a) to permit access to or furnish Tax Returns, books, records, contracts, documents, information or data relating to Taxes that do not exclusively relate to the Company, or (b) to provide information or reports that are not produced in the Ordinary Course of Business of the Company (including in a form other than in the form produced in the Ordinary Course of Business of the Company).

(b) Without limiting the foregoing, beginning as soon as reasonably practicable after the date hereof and continuing until the Closing Date, subject to Legal Requirements and the Non-Disclosure Agreement, the Seller Parties shall cause the Company to provide the Purchaser with the reports described in Schedule 7.2(b) of the Seller Disclosure Letter.

(c) From and after the date of this Agreement until the Closing Date, the Seller Parties shall cause the Company to comply with all written policies of the Company with respect to information retention in the Ordinary Course of Business.

Section 7.3. Filings; Reasonable Best Efforts to Close.  (a) The Seller Parties and the Purchaser shall (and shall cause their respective Subsidiaries to), as soon as reasonably practicable and, in the case of Mandatory Governmental Approvals, in no event more than fifteen (15) Business Days following the date hereof, prepare and file with each applicable Governmental Body requests for, or notices with respect to, such Governmental Authorizations as may be necessary for the consummation of the transactions contemplated hereby and by the Related Agreements in accordance with the terms of this Agreement and the Related Agreements, including all Mandatory Governmental Approvals and any additional Governmental Authorizations deemed advisable by Purchaser and the Seller Parties. The Seller Parties and the Purchaser shall (and shall cause their respective Subsidiaries to) diligently pursue and use their reasonable best efforts to obtain such Governmental Authorizations and will cooperate with each other in seeking such Governmental Authorizations. Until the Closing Date, the Seller Parties and the Purchaser shall (and shall cause their respective Subsidiaries to), as promptly as practicable, (i) provide such information and communications to any such Governmental Body or other Persons as such Governmental Body or other Persons may reasonably request in connection with the activities listed in this Section 7.3(a); and (ii) provide reasonable cooperation to the other Parties in connection with the performance of their obligations under this Section 7.3(a). The Parties will promptly notify each other when any such Governmental Authorizations or related filing or notice referred to in this Section 7.3(a) is obtained, taken, made, or given, as applicable, will keep each other reasonably and promptly informed as to the progress of any such actions and will promptly advise each other of any communications (and, unless precluded by any Legal Requirement, promptly provide copies of any such communications that are in writing) with any Governmental Body or other Person regarding any of the transactions contemplated by this Agreement or any of the Related Agreements.

(b) (i)         Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to consummate the transactions contemplated by this Agreement.

(ii) In connection with obtaining any Mandatory Government Approval, nothing in this Agreement shall be deemed to require the Purchaser and its Subsidiaries to, and the Seller Parties shall not agree without the Purchaser’s consent to, sell, divest or otherwise dispose of Equity Interests or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their respective businesses or to own or exercise control of such Equity Interests, businesses, assets or properties if such actions reasonably would be expected to have a material adverse effect on (A) the Business, taken as a whole or (B) the operations of the business of the Purchaser and its Affiliates, taken as a whole (any such sale, divestiture, disposition, or limitation, a “Burdensome Condition”).  In the event that the Company is required as a condition to the receipt of any Mandatory Governmental Approval to divest any business, assets or property, the net proceeds of such divestiture shall be placed on deposit in a segregated account of the Company and transferred to the Purchaser at the Closing.

Section 7.4. Employees and Employee Benefits; Continuing Employees.  (a) The Continuing Employees shall continue to be employed by the Company as of, and immediately after, the Closing Date in accordance with the terms set forth in this Section 7.4.

(b) Compensation and Benefits. The Purchaser will, or will cause the Company to, provide each Continuing Employee with:

(i) during the period beginning immediately following the Closing Date and ending twelve (12) months thereafter (the “Continuation Period”), a base wage rate or salary that is, for each Continuing Employee, at least as favorable as was provided to such employee immediately prior to the Closing Date;

(ii) (A) for 2010, the Purchaser will retain the Company’s existing bonus program; and (B) for 2011, the Purchaser will offer a bonus program similar to the Company’s existing bonus program (the “2011 Bonus Plan”) but, for the avoidance of doubt, with awards made at the discretion of the Company (but including a “target” annual bonus pool commensurate with the target annual bonus pool established for Business Employees under the 2010 Bonus Plan) and consistent with the Purchaser’s bonus policies and practices.  Notwithstanding the foregoing, in the event the Closing has not occurred by December 1, 2010 and it is readily apparent that the Closing will not occur on or prior to January 1, 2011 (a “Delayed Closing Event”), the Seller Parties may establish and communicate the terms of the 2011 Bonus Plan to employees of the Company, on terms materially consistent (including performance conditions) with those applicable to employees of the Company under the 2010 Bonus Plan (including a “target” annual bonus pool commensurate with the target annual bonus pool established for Business Employees under the 2010 Bonus Plan) and Schedule 7.4(b)(ii).  In such event the Seller Parties will consult with Purchaser regarding any applicable deferral terms applicable to bonus payments under the 2011 Bonus Plan; provided that such deferral terms, if any, shall be no less favorable to the Company employees than was applicable under the 2010 Bonus Plan;

(iii) during the Continuation Period, eligibility to participate in employee benefit plans, programs, policies and similar arrangements (whether or not subject to ERISA) that are substantially comparable in the aggregate to those employee benefit plans, programs, policies and similar arrangements provided to such employee immediately prior to the Closing Date (any such employee health and welfare benefit plans of the Purchaser, the Company or their Subsidiaries in which Continuing Employees become eligible to participate after the Closing Date shall be referred to hereinafter as “Purchaser Welfare Plans”); and

(iv) during the Continuation Period, severance payments to each eligible Continuing Employee in accordance with the terms set forth regarding severance on Schedule 7.4(b)(iv).

(c) Employee Benefits; General.

(i) Except as provided in Section 7.4(f), as of the Closing Date, the Purchaser and the Company shall have sole responsibility and liability, and the Seller shall have no responsibility or liability, in respect of Business Employees for claims incurred and benefits or compensation earned, or to be earned (whether related to periods before, on or after the Closing Date) under any Employee Plan with respect to the Company (including any severance or other termination benefits which become payable to any Business Employees as a result of or following the transactions contemplated by this Agreement), any claims or causes of action under Legal Requirements with respect to employment, wages and all other compensation and working condition matters with the Company and, for the avoidance of doubt, any liability (including severance or other termination benefits or claims for such benefits) arising out of the Purchaser’s or the Company’s termination of employment of any Business Employee on or after the Closing Date (a “Purchaser Termination”); provided, that (x) any such liability under Seller Plans (other than medical and dental claims which are governed by clause (iii) below) shall be limited to those that otherwise would have been charged to the Company in accordance with past practice, (y) Seller Parties shall notify Purchaser within thirty (30) days of learning of any such potential liability and (z) the Purchaser shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable judicial authority in respect of such claim and may, at its sole option, contest the claim in any permissible manner.

Without limiting the foregoing, and for the avoidance of doubt, the Purchaser or the Company, shall assume and honor in accordance with its terms, with respect to Business Employee, any bonus plan, agreement or arrangement and any applicable employment letter or offer letter applicable to such Business Employee, to the extent set forth on Schedule 3.5(a) or Schedule 3.5(j); provided, nothing contained herein shall prevent any amendment of the foregoing arrangements by the Purchaser or the Company to the extent such arrangements may be amended in accordance with their terms.

(ii) As of the Closing Date, the Company shall cease to be a participating employer under each Seller Plan. The Seller Parties shall or shall cause the Company or their Subsidiaries to notify Business Employees that, except as provided in Section 7.4(f) or as set forth on Schedule 7.4(c)(ii), as of the Closing Date, Business Employees shall cease to accrue any further benefits as active participants and shall have no rights to continue as active participants under the Seller Plans (without derogation of their rights as vested, terminated participants).   With respect to any premiums, claims or benefits or related costs relating to Business Employees in respect of the Seller Plans which are medical or dental plans which are known to the Seller Parties to be outstanding and unsatisfied as of immediately prior to the Closing and that otherwise would have been charged directly or indirectly to the Company or its Subsidiaries in accordance with past practice (“Known Outstanding Medical Claims”), the Seller Parties shall either (i) cause the Company to pay the aggregate amount of such Known Outstanding Medical Claims to the Seller Parties prior to the Closing or (ii) forgive, and discharge the Company and its Subsidiaries from, the aggregate amount of such Known Outstanding Medical Claims (the “Pre-Closing Medical Claim Action”).  Any responsibility or liability retained or assumed by the Purchaser, its Subsidiaries and the Company in respect of the Seller Plans which are medical or dental plans shall be limited to reimbursement to the Seller Parties in respect of premiums, claims or benefits and related costs that are unpaid, and unforgiven, as of the Closing Date (after giving effect to the Pre-Closing Medical Claim Action)  and that otherwise would have been charged directly or indirectly to the Company or its Subsidiaries in accordance with past practice.

(iii) With respect to medical benefits provided pursuant to Seller Plans, for a Business Employee, the Seller Parties shall retain all Liability for all medical or dental claims incurred before, or incurred pursuant to a course of treatment initiated prior to, the Closing Date, and the Purchaser and its Affiliates (including, following the Closing Date, the Company) shall have no such Liability, except that the Purchaser shall, or shall cause the Company to, reimburse the Seller Parties in respect of premiums, claims or benefits and related costs that are unpaid, and unforgiven, as of the Closing Date (after giving effect to the Pre-Closing Medical Claim Action) and that otherwise would have been charged directly or indirectly to the Company or its Subsidiaries in accordance with past practice.

(iv) The Purchaser shall, or shall cause the Company to, cause any employee benefit plans in which the Continuing Employees are eligible to participate on or after the Closing Date, to take into account for purposes of eligibility, vesting and benefit accrual thereunder (including without limitation, under any severance plan or program, but excluding benefit accrual under any defined benefit pension plan that a Continuing Employee becomes eligible to participate in on or after the Closing Date, for purposes of qualifying for subsidized retirement benefits or to the extent it would result in a duplication of benefits), service by such Continuing Employees with the Seller Parties or any of their Subsidiaries or with the Company as if such service were with the Purchaser, to the same extent such service was credited under a comparable Employee Plan as of the Closing Date.

(d) Welfare Benefits. With respect to the Purchaser Welfare Plans, except to the extent otherwise prohibited under Legal Requirements, the Purchaser shall, or shall cause the Company to, use commercially reasonable efforts to:

(i) with respect to each such plan that is a medical, dental or health plan, to waive, or cause the waiver of, any exclusions for pre-existing conditions (assuming HIPAA creditable coverage) and waiting periods for each Continuing Employee, from and after the Closing Date and his/her dependents to the extent that such pre-existing condition exclusions and waiting periods were previously satisfied under the comparable Employee Plan in which the Continuing Employee participated or was eligible to participate prior to the Closing Date for the plan year that includes such transfer; and

(ii) with respect to each such plan that is a medical, dental or health plan, to provide each Continuing Employee, from and after the Closing Date, upon presentation of evidence satisfactory to such plans, with credit for any deductibles  and out-of-pocket expenses paid or incurred by such Continuing Employee (and any enrolled dependents) for the current plan year under the applicable Employee Plan, prior to such Continuing Employee’s transfer to the Purchaser Welfare Plan (to the same extent such credit was given under the comparable Employee Plan) in satisfying any applicable deductible or out-of-pocket requirements under such Purchaser Welfare Plan for the plan year that includes such transfer; provided that, for the avoidance of doubt, the foregoing shall not require the Purchaser to reimburse any Continuing Employee who has exceeded the limits under the Purchaser Welfare Plan.

(e) Vacation and Sick Leave. The Purchaser shall, or shall cause the Company to, honor each Continuing Employee’s unused vacation, paid time off and sick leave accrued as of the Closing Date under the relevant Employee Plan consistent with the Company’s past practice as described on Schedule 7.4(e).

(f) Continuation of Health Care.  The Purchaser shall, or shall cause the Company to, be responsible for all legally mandated continuation of health care coverage for all Business Employees and any of their covered dependents who experience a qualifying event on or prior to the Closing Date, provided that with respect to any such legally mandated continuation of health coverage that is provided under a Seller Plan on or prior to the Closing Date, the liabilities and responsibilities of the Purchaser and the Company shall be limited to reimbursing the Seller Parties in respect of premiums, claims or benefits and related costs that otherwise would have been charged directly or indirectly to the applicable employer in accordance with past practice. The Purchaser and the Company shall be responsible for all legally mandated continuation of healthcare coverage for all Business Employees and any of their covered dependents who experience a qualifying event occurring following the Closing Date.

(g) Assumption of Obligations.

(i) Subject to Legal Requirements and for the avoidance of doubt, the Purchaser shall, or shall cause the Company to (x) assume the obligation to pay, and shall, or shall cause the Company to, pay to the Business Employees, the amounts specified in Schedule 3.5(j) applicable to each such Business Employee, in accordance with the terms set forth in the applicable plan, program or arrangement in which such Business Employees participate (the “Bonus Plans”), as such Bonus Plans may be amended from time to time, (y) continue to operate the Bonus Plan, for the 2010 and prior performance years only (and, if the Delayed Closing Event has occurred, for the 2011 performance year), with respect to such Business Employees as though references to the Seller Parties and their Affiliates, as applicable, were deemed references to the Purchaser and its Affiliates and (z) assume the obligation to pay, and to cause the Company to pay, amounts (if any) that may become payable as specified in Schedule 7.4(g).

(ii) From time to time after the Closing (but no more than once every six (6) months), the Seller Parties may request that the Purchaser inform, and upon receipt of each such request the Purchaser shall inform (or shall cause the Company to inform) the Seller Parties of the cessation of employment of any Business Employee who, as of the Closing Date, was a participant in the Bonus Plan for the 2010 performance year and prior performance years (and, if the Delayed Closing Event has occurred, for the 2011 performance year) and who, upon such cessation of employment, forfeited the right to payment of any amount under such Bonus Plans (which for 2010 or, if the Closing occurs in 2011, which for 2011 was attributable to the period before the Closing Date) and, if so, the amount thereof (a “Forfeited Bonus”).  In the event the Purchaser (or the Company) notifies the Seller Parties of any Forfeited Bonus, the Purchaser shall, or shall cause the Company to, promptly , and in any event within ten (10) Business Days thereafter, reimburse the Seller Parties the amount of such Forfeited Bonus, provided that the maximum aggregate amount required to be paid by the Purchaser to the Seller Parties on account of all Forfeited Bonuses shall not exceed the sum of the amounts under clauses (a), (b) and (c) of the definition of “Closing Adjustment Amount.”

(h) Retirement Plans. With respect to the Sempra Energy Trading LLC Retirement Savings Plan and any other 401(k) plan in which the Continuing Employees participate (all such plans, the “Seller 401(k) Plan”), on or prior to the Closing Date, the Seller Parties shall cause all Continuing Employees participating in such plans to be fully vested in their respective accounts thereunder.  In the event that a Continuing Employee makes a voluntary election pursuant to Section 401(a)(31) of the Code to rollover such Continuing Employee’s account balance in the Seller 401(k) Plan to a tax-qualified defined contribution plan sponsored by the Purchaser or any of its Subsidiaries, the Purchaser agrees to cause such tax-qualified defined contribution plan to accept such rollover to the extent permitted by Legal Requirement.  The Seller Parties shall use commercially reasonable efforts to cooperate with the Purchaser to effect the rollover of such account balances.

(i) Location of Employment.  The Purchaser agrees that the Continuing Employees shall be employed by the Company or the Purchaser (or one its Affiliates) immediately after the Closing at their present locations of employment with the Company, except as set forth in Schedule 7.4(i), and the Purchaser shall not condition (and shall not permit the Company to condition) the employment of any Continuing Employee immediately after the Closing and during the Continuation Period on such Continuing Employee agreeing to relocate to another location.

(j) No Third Party Beneficiary Rights. Nothing contained herein, whether express or implied shall be treated as an amendment or other modification of any employee benefit plan, program, arrangement or agreement. This Section 7.4 shall inure exclusively to the benefit of, and be binding solely upon, the Parties to this Agreement and their respective successors, permitted assigns, executors and legal representatives. Nothing in this Section 7.4, expressed or implied, shall be construed to create any third-party beneficiary rights in any present or former employee, service provider or any such Person’s alternate payees, dependents or beneficiaries, whether in respect of continued employment or resumed employment, compensation, employee benefits or otherwise. Nothing herein shall prevent the Purchaser or the Company from entering into an agreement with a Business Employee, inconsistent with any obligation to the Seller Parties hereunder, to make a payment or provide any employee any benefit hereunder; provided that the Seller Parties shall have no Liability with respect thereto, or as a result thereof (any such Liabilities being expressly assumed by, and retained by, the Purchaser and the Company).  Nothing herein shall prevent Purchaser or the Company from amending or terminating any plan or agreement in accordance with its terms or shall guarantee any Continuing Employee’s employment for a specified period or in any particular location.

Section 7.5. Retention of and Access to Records; Confidentiality.  (a) As from and after the date hereof until the fourth (4th) anniversary of the Closing, each of the Seller Parties shall (and shall cause their respective Subsidiaries to) treat as confidential and shall safeguard any and all information, knowledge and data to the extent related to the Company or the Business (other than historical financial reporting information presented on a consolidated basis with other historical financial reporting information of the Seller Parents) (the “Business Confidential Information”), in each case, in their respective possession by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such information, knowledge and data as such Seller Party used with respect thereto prior to the date hereof. The Parties agree that any Seller Party may only disclose such information (A) to the extent counsel to such Seller Party advises that disclosure is required to comply with Legal Requirements (provided that such Seller Party shall provide prior written notice to the Purchaser of such disclosure (unless prohibited by any Legal Requirement) as promptly as practical under the circumstances and shall seek other than with respect to securities laws or stock exchange rules to limit any such disclosure and to protect from public disclosure by way of protective order or otherwise, in each case, to the extent permitted by Legal Requirements), and (B) to its directors, officers, employees, agents and professional advisers who reasonably need to know such information for purposes of this Agreement or any Related Agreement or any other purposes expressly contemplated hereby or thereby (provided that such Seller Party shall instruct any such director, officer, employee, agent or professional to keep such information confidential in accordance with this Agreement). In no event shall any Seller Party use, or permit any other Person to use, the Business Confidential Information for any purpose other than as expressly contemplated under this Agreement or any Related Agreement.

(b) From and after the date hereof until the fourth (4th) anniversary of the Closing, the Purchaser shall (and shall cause its Subsidiaries, including the Company, to) treat as confidential and shall safeguard any and all information, knowledge and data relating to the businesses of the Seller Parties and their respective Affiliates that is not Business Confidential Information (the “Seller Confidential Information”), in each case, that has become known or becomes known to the Purchaser as a result of the transactions contemplated by this Agreement by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such information, knowledge and data as the Purchaser uses with respect to its own information, knowledge and data. The Parties agree that the Purchaser may disclose such information (A) to the extent counsel to the Purchaser advises that disclosure is required to comply with Legal Requirements (provided that the Purchaser shall provide prior written notice to the Seller Parties of such disclosure (unless prohibited by any Legal Requirement) as promptly as practical under the circumstances and shall seek (other than with respect to securities laws or stock exchange rules) to limit any such disclosure and to protect from public disclosure by way of protective order or otherwise, in each case, to the extent permitted by Legal Requirements), and (B) to its directors, officers, employees, agents and professional advisers who reasonably need to know such information for purposes of this Agreement or any Related Agreement or any other purposes expressly contemplated hereby or thereby (provided that the Purchaser shall instruct any such director, officer, employee, agent or professional to keep such information confidential in accordance with this Agreement). In no event shall Purchaser use, or permit any other Person to use, the Seller Confidential Information for any purpose other than as expressly contemplated under this Agreement or any Related Agreement.

(c) The Parties acknowledge that the confidentiality obligations set forth in this Section 7.5 shall not extend to information, knowledge and data that (i) is or becomes publicly available through no act or omission of a Party owing a confidentiality obligation imposed by this Section 7.5 in respect of such information, knowledge and data (a “Receiving Party”), (ii) is or becomes available to a Receiving Party on a non-confidential basis from a source other than the Party to which such information, knowledge and data relates; provided that the source of such information, knowledge and data was not known to the Receiving Party to be bound by confidentiality obligations to the Party to which such information, knowledge and data relates, or (iii) the Receiving Party can establish that it independently developed such information, knowledge and data without reference to information, knowledge and data provided to such Receiving Party in connection with the transactions contemplated hereby.

(d) The Parties acknowledge that the Non-Disclosure Agreement remains in full force and effect and, from and after the date hereof, the Purchaser agrees to comply with the Non-Disclosure Agreement as if it were a party thereto as the addressee thereof; provided that after the Closing Date, (i) Purchaser’s confidentiality obligations thereunder shall terminate and be of no further force or effect only as to the Business Confidential Information, and (ii) the restrictions on solicitation and hiring thereunder shall terminate and be of no further force or effect only as to Business Employees.

(e) From the Closing Date until the seventh (7th) anniversary thereof, the Purchaser shall (and shall cause its Subsidiaries, including the Company, to) provide the Seller Parties and their respective Subsidiaries and their Representatives reasonable access to inspect and copy the Business Confidential Information in respect of matters relating to or affected by operations of the Business prior to the Closing Date, during normal business hours and on reasonable notice, for any reasonable business purpose, or to enable them to prepare financial statements or tax returns, respond to tax audits or as they may otherwise reasonably request, except to the extent that furnishing any such information or data would violate any Legal Requirement or Order. From the Closing Date until such time as all obligations of the Seller Parties and their Affiliates under the Seller Financial Assurances have been fully and unconditionally released or otherwise terminated with no possibility of further liabilities on the part of the Seller Parties or their Affiliates, the Purchaser shall (and shall cause its Subsidiaries, including the Company, to) provide the Seller Parents and their Representatives reasonable access to such information, including the relevant portions of the underlying Contracts (other than books and records relating to Taxes, access to which is governed exclusively by Section 10.3): (i) as is reasonably necessary for any Seller Parent (x) to determine its and its Affiliate’s potential exposure under its outstanding Seller Financial Assurances and whether any Third Party Claim in respect of a Seller Financial Assurance is proper and (y) to monitor and enforce the provisions of Section 7.18 and the applicable Financial Assurances Reimbursement and Indemnity Agreement and the applicable Collateral Security Agreement, (ii) to permit such Seller Parent or its Affiliate to enforce any rights it may have under, or defend any claim under, any Seller Financial Assurance, (iii) for regulatory purposes or (iv) to enable them to prepare financial statements. Any such access shall be during normal business hours and on reasonable notice and subject to Legal Requirements.

(f) From the Closing Date until the seventh (7th) anniversary thereof, the Seller Parties shall (and shall cause their respective Subsidiaries to) retain any material books and records relating to the Business not delivered to the Purchaser at the Closing, and shall provide the Purchaser, the Company, their respective Subsidiaries and their Representatives reasonable access to inspect and copy such books and records in connection with matters relating to or affected by operations of the Business prior to the Closing Date (other than books and records relating to Taxes, access to which is governed exclusively by Section 10.3), during normal business hours and on reasonable notice, for any reasonable business purpose, including to enable them to prepare financial statements or tax returns, respond to tax audits or as they may otherwise reasonably request, except to the extent that furnishing any such books or records would violate any Legal Requirement or Order.

Section 7.6. Restrictive Covenants.  (a)  Each Seller Parent covenants that, commencing on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Non-Compete Period”), such Seller Parent shall not, and it shall cause its Restricted Subsidiaries not to, engage in, or own any equity securities or interests in, any business located in the Restricted Territory, which is engaged in physical or financially settled sale of electrical energy pursuant to a Competitive Retail License including to current customers of the Company listed on Schedule 7.6 (the “Restricted Business”).  For the avoidance of doubt, “Restricted Business” shall under no circumstances be construed to include (i) the sale of energy for resale, or the wholesale sale of capacity and/or ancillary services; or (ii) the sale of energy to co-operatives, energy service companies (ESCo), municipalities, joint power authorities, or customer choice aggregators purchasing for re-sale to end users; (iii) any sale or other market activity that a Seller Parent or any of its Restricted Subsidiaries may conduct solely under its (1) current FERC or Department of Energy licenses, or (2) its other current permits or other governmental approvals (excluding those held by the Company and any Competitive Retail Licenses); or (iv) any utility acting pursuant to franchise service obligations under state law or by any company selling electricity within a service territory in which it has a provider of last resort (or similar) service obligation.

(b) Notwithstanding the foregoing, this Section 7.6 shall not operate to prevent or restrict:

(i) any Seller Parent or any of its Restricted Subsidiaries from engaging in any of the businesses that it is currently engaged in, as such business may evolve or expand (including through acquisitions, subject to Section 7.6(b)(iv)), except to the extent such business, evolution or expansion involves engaging in the Restricted Business;

(ii) any Person or Persons from acquiring (by merger, consolidation, amalgamation, share purchase, asset purchase, reorganization, recapitalization or similar business transaction) any Seller Parent or any of its Restricted Subsidiaries where such acquiring Person(s) was not, prior to such acquisition, an Affiliate(s) of such Seller Parent;

(iii) any Seller Parent or any of its Restricted Subsidiaries from (a) acquiring any securities listed or publicly traded on any internationally recognized securities market, provided that such acquisition does not result in such Person owning 5% or more of the outstanding securities of such class of securities or (b) holding equity securities it currently holds;

(iv) any Seller Parent or any of its Restricted Subsidiaries from acquiring (by merger, consolidation, amalgamation, share purchase, asset purchase, reorganization, recapitalization or similar business transaction) any Person (which term shall include, for the avoidance of doubt, any of such Person’s Subsidiaries or controlled Affiliates) or business of any Person, provided that either (i) at the time of such transaction, the annual gross revenue margin of such Person or business from the Restricted Business does not exceed the lower of (x) 15% of such Person’s or business’s total annual consolidated gross revenue margin or (y) $90,000,000 (based, in each case, on the most recent full fiscal year audited consolidated income statement of such Person or business) or (ii) in the event that at the time of the acquisition, the annual gross revenue margin of such Person or business from the Restricted Business is greater than either (x) 15% of such Person’s or business’s total annual consolidated gross revenue margin or (y)

$90,000,000 (based, in each case, on the most recent full fiscal year audited consolidated income statement of such Person or business), such Seller Parent or Restricted Subsidiary announces an intention to divest or otherwise cease such Restricted Business and such divestment or cessation occurs no later than one (1) year after such acquisition.  Subsequent to any acquisition of any Person or business by any Seller Parent or any of its Restricted Subsidiaries permitted by clause (i) above, during the Non-Compete Period such Person’s or business’s annual gross revenue margin from the Restricted Business shall not exceed the lower of (x) 15% of such Person’s or business’s total annual consolidated gross revenue margin or (y) $90,000,000 (based, in each case, on the most recent full fiscal year audited consolidated income statement of such Person or business);

(v) RBS or any of its Restricted Subsidiaries from (A) owning any equity securities or interests in any Person whose business includes the Restricted Business, by virtue of a debt for equity swap (or other arrangement having similar effect) entered into in connection with debt finance provided by RBS or any of its Restricted Subsidiaries to such business upon its actual or anticipated insolvency or administration or other debt finance restructuring exercise or (B) providing debt finance  to any Person whose business includes the Restricted Business, or (C) owning any equity securities or interests in any Person whose business includes the Restricted Business, by virtue of any equity derivatives transaction, equity-linked securities, total return swap, repurchase transaction, securities lending transaction, equity finance transaction (cash or synthetic), any forward purchase of an equity security or interest or any traded cash equity transaction (or other arrangement having similar effect and any hedge transaction in connection with such activity) or conducting any other ordinary course equities business by its Global Banking & Markets division, provided that, neither RBS nor any of its Restricted Subsidiaries shall enter into any such transaction for the primary purpose of gaining control for long-term investment purposes of any Person whose business includes the Restricted Business.

(c) Section 7.6(a) shall not apply to any Person or Persons who acquires (by merger, consolidation, amalgamation, share purchase, asset purchase, reorganization, recapitalization or similar business transaction) any Seller Parent or any of its Restricted Subsidiaries where such acquiring Person(s) was not, prior to such acquisition, an Affiliate(s) of such Seller Parent.

(d) Each Seller Parent covenants that, commencing on the Closing Date and ending on the fifth anniversary of the Closing Date, such Seller Parent shall not, and it shall cause its Restricted Subsidiaries not to, (i) hire or solicit the employment or engagement of services of any individual who is or was employed as an employee by the Company during such period (an “Employee”) or (ii) approach or solicit for the purpose of offering employment to or hiring any Employee; provided, however, that no Seller Parent or any of its Restricted Subsidiaries shall be prohibited from (i) soliciting or employing any individual whose employment has been terminated or will be terminated, in each case, pursuant to a notice of termination by or from the Purchaser or any of its Subsidiaries following the Closing (other than if such termination was in connection with a violation of this Section 7.6), or (ii) making general advertisements for employment and hiring any individual who responds to such general advertisements.

(e) Each Seller Parent acknowledges that the restrictions contained in this Section 7.6 are reasonable and necessary to protect the legitimate interests of the Purchaser and constitute a material inducement to the Purchaser to enter into this Agreement and consummate the transactions contemplated hereby.  Each Seller Parent acknowledges that any violation of this Section 7.6 will result in irreparable injury to the Purchaser and agrees that the Purchaser shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 7.6, which rights shall be cumulative and in addition to any other rights or remedies to which the Purchaser may be entitled.

(f) In the event that any covenant contained in this Section 7.6 is adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Legal Requirement in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Legal Requirement.  For the sake of clarity, in no event shall any reformation pursuant to this Section impose burdens or restrictions of any nature in excess of those set forth herein upon any Seller Parent or any Restricted Subsidiary.  The covenants contained in this Section 7.6 and each provision thereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 7.7. Further Assurances; Transition.  (a) The Parties shall (and shall cause their respective Subsidiaries to) cooperate reasonably with each other and with their respective Representatives in connection with their respective obligations under this Agreement, and, subject to Legal Requirements (including, for the avoidance of doubt, Legal Requirements regulating the sharing of information by banking institutions), shall furnish to each other such further information as the other Parties may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.

(b) Subject to the terms and conditions of this Agreement and to the extent applicable, any Related Agreements, at any time or from time to time after the date of this Agreement, at any Party’s reasonable request and without further consideration, each Party shall do all acts and things as may be reasonably necessary and are within its control to carry out the intent of this Agreement and the Related Agreements, including executing and delivering further instruments of sale, transfer, conveyance, assignment, novation, confirmation or other documents that may be reasonably required, and providing additional materials and information related thereto.

(c) Within ten (10) calendar days after the date hereof, the Seller Parties and the Purchaser shall form a joint transition team to plan for and perform transition activities contemplated by this Agreement, the Transition Services Agreement and, to the extent applicable, the Collateral Security Agreements.  The Seller Parties and the Purchaser will cooperate with and assist each other in connection with the efforts of the joint transition team, subject to Legal Requirements.

Section 7.8. No Shop. Each of the Seller Parties agrees that, between the date of this Agreement and the date this Agreement is terminated, it shall not, directly or indirectly, through any Subsidiary, Affiliate, Representative, consortium or otherwise, initiate, solicit or encourage, participate in discussions with respect to, or enter into negotiations of any type, directly or indirectly, provide to any Person non-public information or enter into a confidentiality agreement, letter of intent or purchase agreement or other similar agreement with respect to (a) any sale, lease or other transfer (in whole or part) of any interest in the Company (other than Permitted Encumbrances), (b) any merger, consolidation or business combination involving the Company, (c) the purchase of all or any substantial portion of the assets used in the conduct of the Business or (d) any similar extraordinary transaction with respect to the Business or the Company, it being understood that this Section 7.8 shall not limit Company Trading Agreements entered into in the Ordinary Course of Business. Each of the Seller Parties agrees that, between the date of this Agreement and the earlier to occur of (i) the Closing and (ii) the date this Agreement is terminated, it shall not terminate, amend, waive or fail to enforce any rights under any confidentiality, non-solicitation or non-hire or similar agreements between any Seller Party (or any of its Affiliates) and a Third Party, which relates to the Company.

Section 7.9. Other Agreements. The Purchaser and the Seller Parties will, and will cause their respective Subsidiaries and the Company (in each case, as appropriate) to, enter into, at or prior to the Closing, each of the Related Agreements to which they are a party substantially in accordance with the attached form agreements or, if no form agreement is attached, in a form reasonably satisfactory to each of the Parties; provided that the Purchaser and the Seller Parties will, and will cause their respective Subsidiaries to, negotiate in good faith to complete documentation of the Transition Services Agreement promptly after the date hereof, and will make a good faith attempt to complete such documentation within thirty (30) calendar days following the date hereof.

Section 7.10. Termination or Amendment of Certain Agreements. With effect as of the Closing Date, the Seller Parties shall, and shall cause their Subsidiaries to, terminate (without any default, charge, cost, liability or penalty of any kind to the Purchaser or its Subsidiaries or the Company) all Contracts between (i) the Company and (ii) any Seller Party or any of their directors, officers, members or Subsidiaries or Affiliates other than (v) any Company Trading Agreements (other than the Market Rate Swap Agreements, which are being terminated at the Closing) and the CTA Master Agreement, (w) the Related Agreements, (x) any Seller Financial Assurances that remain in place after the Closing Date, subject to the provisions of Section 7.18, (y) any Contracts or Employee Plans set forth on Schedule 3.5(a) or Schedule 3.5(j), and (z) those set forth on Schedule 7.10. In addition, the Seller will amend the CTA Master Agreement at Closing to terminate (without any default, charge, cost, liability or penalty of any kind to the Purchaser or its Subsidiaries or the Company) the agency of the Company (and each employee thereof) and will also terminate at Closing any related power of attorney.  Furthermore, the Seller Parties and the Company will amend the Existing Transition Services

Agreement to provide that effective upon the Closing Date (i) the Company shall no longer be a party to such agreement, shall no longer have any rights or obligations under it and the Seller Parties shall no longer provide any Continued Transition Services (as such term is defined in the Existing Transition Services Agreement) to the Company and (ii) the Seller Parties shall no longer have any rights or obligations under such agreement with respect to the Company.

Section 7.11. Use of Certain Intellectual Property.  (a) The Purchaser agrees that the Purchaser and the Company will have no right, title, or interest in or right to use any Trademarks listed on Schedule 7.11 hereto and any Trademark that comprises or includes such Trademarks or is confusingly similar thereto (collectively, the “Seller Parent Marks”), except that such restrictions shall not apply to the use of “energy”, “solutions” or “energy trading.”  The Parties acknowledge that certain of the materials and assets of the Company (including, but not limited to, signage, stationery and promotional materials) currently bear the Seller Parent Marks. Within one hundred twenty (120) days after the Closing Date, the Purchaser shall, and shall cause the Company to: (i) cease all use of the Seller Parent Marks; (ii) take all necessary actions to either remove, conceal, cover, redact and/or replace all Seller Parent Marks from such materials and assets or destroy such materials and assets in the possession or control of the Purchaser or the Company; and (iii) make all necessary filings and use commercially reasonable efforts to cause all applicable Governmental Bodies to change all applications, registrations and filings, including, but not limited to, corporate names, seals and certificates, such that they will not include any Seller Parent Marks. If the applicable Governmental Bodies do not make the changes in Section 7.11(a)(iii) within one hundred twenty (120) days after the Closing, however, the Purchaser and/or the Company shall request from the Seller Parties renewable extensions of additional sixty (60) day periods for the Governmental Bodies to effect such changes, consent for which extensions shall be considered in good faith and shall not be unreasonably withheld or delayed so long as the Purchaser and the Company continue to use commercially reasonable efforts to cause all applicable Governmental Bodies to make such changes as soon as practicable. For one hundred twenty (120) days after the Closing, on condition that the Purchaser and the Company use reasonable efforts to wind down use of the Seller Parent Marks and in any event cease all use upon the expiration of the one hundred twenty (120) day period (or such other period solely as permitted by this Section 7.11(a)), Seller Parties hereby grant to the Purchaser and the Company, effective as of the Closing Date, a worldwide, royalty-free, fully paid-up, non-exclusive, non-transferable, non-assignable right and license to use any and all Seller Parent Marks: (i) in connection with the operation of the Company solely in a manner consistent with past practice, or (ii) in substantially the same manner as used in the Business prior to the Closing Date. For the period during which the Purchaser and the Company are granted a license of the Seller Parent Marks under this Section 7.11(a), the Purchaser shall, and shall cause the Company to, consistent with past practice as practiced by the Company, include the following disclaimer in all of its correspondence, contracts, and other documents with Third Parties:  “Sempra Energy Solutions is not the same company as San Diego Gas & Electric (SDG&E) or Southern California Gas Co. (SoCalGas) and is not regulated by the California Public Utilities Commission.  Sempra Energy Solutions is not an affiliate of either San Diego Gas & Electric (SDG&E) or Southern California Gas Co. (SoCalGas).”  The Purchaser shall, and shall cause the Company to, take all necessary actions to ensure that the use of the Seller Parent Marks is either properly notified or registered with the FSA and in accordance with Legal Requirements for the period permitted by this Section 7.11(a).

(b) As soon as reasonably practicable after the Closing, but in no event later than one hundred twenty (120) days after the Closing Date (or such other period as the Purchaser and the Company shall be permitted by Section 7.11(a) to use the Seller Parent Marks), the Purchaser shall amend the Governing Documents of the Company, and shall cause the Company to (i) take all actions and make all filings necessary to cause its name to be changed to such other name that does not include the Seller Parent Marks, and (ii) deliver to the Seller Parents evidence of such change in such names within a reasonable period of time after the Seller Parents’ reasonable request.

(c) The Purchaser hereby acknowledges and agrees that neither it nor any of its Affiliates (including, as of the Closing, the Company) shall acquire any goodwill, rights or benefits arising from the Seller Parent Marks and that all such goodwill, rights and benefits shall accrue absolutely to the Seller Parents.

(d) After the Closing Date, the Seller Parties shall not, and shall cause each of their respective Affiliates not to, exploit or make use of, or authorize any Third Party to exploit or make use of, any of the Company Intellectual Property, except as permitted under this Agreement or by any Related Agreement. After the Closing Date, nothing in this Agreement shall give the Purchaser or the Company or any of their respective Affiliates the right to exploit or make use of, or authorize any Third Party to exploit or make use of, any Intellectual Property owned by the Seller Parties or their Subsidiaries (other than the Company), except with respect to the trademark license under this Agreement or except as provided in any Related Agreement.

(e) The Seller Parties on behalf of themselves and their respective current Affiliates and effective as of the Closing, hereby covenant not to sue or initiate any Proceeding, either alone or in cooperation with any other Person, whether for direct or contributory infringement, violation or misappropriation, or inducement of infringement, violation or misappropriation, against the Purchaser or the Company or any of their customers (mediate or immediate), developers, manufacturers and resellers (and all employees of the foregoing), in each case that have such relationship with the Company as of the Closing Date, under any Intellectual Property rights owned by the Seller Parties as of the Closing Date, other than the Seller Parent Marks (“Seller IP”) to the extent that such Seller IP is used in or has been used or embodied in any of the products or services provided by the Company’s Business as of the Closing Date, including the Company Software to the extent that the Company Software has been created or developed by the Seller Parties as of Closing.

Section 7.12. Distributions. Notwithstanding anything in this Agreement to the contrary, the Seller Parents shall have the right to cause the Company to pay dividends and make distributions of Cash to any of the Seller Parties or any of their respective Subsidiaries at any time prior to the Closing; provided that each such dividend or distribution shall be paid from the net income of the Company or any capital contribution to the Company; provided, further, that the amount of each such dividend or distribution shall be limited to the amount such that, after giving effect to such dividend or distribution, the equity of the Company shall be not less than the Base Equity Book Value (as determined in good faith by the Seller Parties).  It is understood and agreed that, subject to Legal Requirements, immediately prior to the Closing the Seller Parents shall cause the Company to pay dividends and make distributions of Cash to the extent required (as determined in good faith by the Seller Parties) to cause the Estimated Closing Equity Book Value (disregarding the exception in clause (i) of the definition of “Estimated Closing Balance Sheet” when determining the Estimated Closing Equity Book Value) to equal the Base Equity Book Value. The Seller Parties shall not be liable for any inaccuracy or error made in determining the amount of such dividend or distribution, provided that such amounts are determined in good faith and provided further, that the Seller Parties comply with Section 2.5(d).

Section 7.13. Notices of Certain Events. Prior to the Closing, each of the Seller Parties, on the one hand, and the Purchaser, on the other hand, shall (and shall cause their Subsidiaries to) promptly notify each other of:

(a) any written notice or other written communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the Related Agreements;

(b) any material written notice or other material written communication to or from any Governmental Body in connection with the transactions contemplated by this Agreement or the Related Agreements;

(c) the resignation, or the termination of employment of any Business Employee who (A) has historically or could reasonably be expected to earn at least total annual compensation in excess of $400,000 or (B) has the right or possibility of earning a share of Earnings Before Taxes (or other revenue, income or margin metric) generated by such Business Employee (directly or through the results of a group of Business Employees);

(d) any material disputes (including litigation or written notice threatening litigation) with counterparties to any material Company Trading Agreements; and

(e) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge threatened against, relating to or involving or otherwise affecting the Seller Parties or the Company or any of their respective Subsidiaries that relate to the consummation of the transactions contemplated by this Agreement.

Section 7.14. Cooperation.  (a) In the event and for so long as any Party actively is contesting or defending any Proceeding by a Third Party (and to which none of the other Parties is a party having an interest adverse to that of such Party) in connection with any transaction contemplated under this Agreement or any Related Agreements at the reasonable request of such Party to any other Party, the requested Party shall, and shall cause its Subsidiaries and controlled Affiliates to, cooperate reasonably with the requesting Party and its counsel in the contest or defense of such Third-Party Claim, reasonably cooperate with requests to make available its personnel and provide reasonable access to its books and records during normal business hours (subject to appropriate confidentiality protections) as shall be reasonably necessary in connection with such contest or defense. For the avoidance of doubt, the cooperation of the Parties in respect of any Third-Party Claim is subject in all respects to the procedures in Section 9.5(b) rather than this Section 7.14(a).

(b) At the reasonable request of any Party, the other Party shall, and shall cause its Subsidiaries and controlled Affiliates to, cooperate reasonably with the requesting Party and its accountants in (i) the preparation of any financial statements or tax returns and (ii) the response to or conduct of any tax audit or other audit (including by making available its personnel and providing testimony and reasonable access to its books and records during normal business hours, subject to appropriate confidentiality protections, as may be reasonably requested by such Party in connection therewith).

(c) In the case of each of clause (a) and (b), the requesting Party shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including legal fees and disbursements) by the Party providing such cooperation and by its officers, directors, employees and agents.

Section 7.15. Repayment of the RBS Debt.  (a) At the Closing, the Purchaser shall pay (on behalf of the Company) to (i) RBS and/or its designated Subsidiaries (in both cases on account of RBS and its relevant Subsidiaries) by wire transfer of immediately available funds to such account(s) as identified to the Purchaser in writing at least five (5) Business Days prior to the Closing by RBS, an amount equal to the portion of the good faith estimate of the RBS Debt as of the Closing Date that is owed to RBS or any of its Subsidiaries (other than the Seller and the Seller Companies) as set forth on the Estimated Closing Balance Sheet (the “Estimated Closing RBS Debt”) and (ii) the Seller (on account of the Seller and its relevant Subsidiaries (other than the Company)) by wire transfer of immediately available funds to such accounts(s) as identified to the Purchaser in writing at least five (5) Business Days prior to the Closing by the Seller, an amount equal to the portion of the Estimated Closing RBS Debt owed to the Seller or any Seller Company. Upon payment of such amounts, each of RBS and the Seller shall acknowledge (in writing, in a form reasonably satisfactory to the Purchaser) on behalf of itself and each relevant Subsidiary the repayment and discharge of (including the release of all Encumbrances relating to) the relevant portions of the Estimated Closing RBS Debt. All payments pursuant to this Section 7.15(a) in respect of the RBS Debt shall be subject to adjustment pursuant to Section 7.15(b).

(b) If the Final Closing RBS Debt exceeds the Estimated Closing RBS Debt, the Purchaser shall pay (on behalf of the Company), within two (2) Business Days of determination of the Final Closing RBS Debt, (i) to RBS (on behalf of RBS and its Subsidiaries) an amount equal to the portion of such excess attributable to the RBS Debt that is owed to RBS or any of its Subsidiaries (other than the Seller and the Seller Companies) by wire transfer in immediately available funds to such account(s) as may be specified by RBS and (ii) to the Seller (on account of the Seller and its Subsidiaries) an amount equal to the portion of such excess attributable to the RBS Debt that is owed to the Seller or any Seller Company (other than the Company) by wire transfer in immediately available funds to such account(s) as may be specified by the Seller.  If the Final Closing RBS Debt is less than the Estimated Closing RBS Debt, (i) RBS (on behalf of itself and each relevant Subsidiary) shall repay, within two (2) Business Days of the determination of the Final Closing RBS Debt, an amount equal to the portion of such deficit attributable to the RBS Debt that is owed by RBS or any of its Subsidiaries (other than the Seller and the Seller Companies) by wire transfer in immediately available funds to an account or accounts specified by the Purchaser and (ii) the Seller (on behalf of itself and the Seller Companies) shall (and Seller Parents shall cause the Seller to) repay, within two (2) Business Days of the determination of the Final Closing RBS Debt, an amount equal to the portion of such deficit attributable to the RBS Debt that is owed by the Seller or any Seller Company by wire transfer in immediately available funds to an account or accounts specified by the Purchaser. If the Final Closing RBS Debt is greater than the Estimated Closing RBS Debt but either the portion of the RBS Debt owed to RBS or any of its Subsidiaries (other than the Seller or any of the Seller Companies) is less than the estimated amount of the same or the portion of the RBS Debt owed to the Seller or any of the Seller Companies is less than the estimated amount of the same, then RBS or the Seller, as applicable, shall pay over to the other the amount by which its portion of the RBS Debt was less than the estimated amount of the same.  If the Final Closing RBS Debt is less than the Estimated Closing RBS Debt but either the portion of the RBS Debt owed to RBS or any of its Subsidiaries (other than the Seller or any of the Seller Companies) is greater than the estimated amount of the same or the portion of the RBS Debt owed to the Seller or any of the Seller Companies (other than the Company) is greater than the estimated amount of the same, then RBS or the Seller, as applicable, shall pay over to the other the amount by which the other’s portion of the RBS Debt exceeds the estimated amount of the same.

Section 7.16. Lehman Receivables.  From and after the Closing, (a) the Purchaser shall not (and it shall cause its Subsidiaries not to) accept payment of the Lehman Receivables, including by settlement, bargain, compromise or otherwise, unless (i) approved or instructed in writing by RBS or (ii) otherwise required by Legal Requirements or an Order, and (b) subject to Legal Requirements or Orders, RBS shall have the sole and exclusive right (i) to negotiate and direct payment of any Lehman Receivables, including by negotiating any such matter with Lehman Brothers Holdings, Inc. and its Subsidiaries (“Lehman”) and (ii) to conduct any claim by or against Lehman in respect of the Lehman Receivables. The Purchaser agrees that the provisions of Section 7.14(a) shall apply in respect of RBS’s rights under this Section 7.16. RBS shall have the sole and exclusive right to direct the application of the Lehman Receivables and any proceeds therefrom (net of reasonable out-of-pocket expenses and any Taxes imposed or Tax attributes utilized with respect thereto), and at any time the Purchaser shall, and shall cause any of its Affiliates to, apply the Lehman Receivables, or such portion thereof as RBS instructs in respect thereof, including by paying over any such amount to a Third Party (including Lehman) or to RBS or any of its Affiliates or by exercising any right to set-off or net such amount. The Parties agree that the Company holds the rights to the Lehman Receivables solely as agent for RBS for all Tax purposes.  The Purchaser shall not, and shall not permit the Company or any of its other Affiliates to, apply all or any portion of the Lehman Receivables except as directed by RBS in accordance with the immediately preceding sentence.  Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall limit the Seller Parties or their Subsidiaries with respect to the application of the Lehman Receivables and any proceeds therefrom.  The Seller Parents shall bear the costs and expenses relating to the collection of the Lehman Receivables and the performance of this Section 7.16. RBS shall indemnify and hold the Company and Purchaser harmless for any Taxes imposed on, or with respect to, or any Tax attributes utilized by the Company or the Purchaser with respect to the

Lehman Receivables; provided that the Parties shall cooperate and take all reasonable steps to avoid or minimize any Taxes or utilization of Tax attributes with respect to the Lehman Receivables.

Section 7.17. Third Party Consents.  From the date of this Agreement until completed or no longer required, the Seller Parties and the Purchaser shall (and shall cause their respective Affiliates to) (a) follow the procedures set forth on Schedule 7.17 and (b) otherwise cooperate in good faith and use their respective commercially reasonable efforts to secure the Third Party Consents.

Section 7.18. Credit Support Replacement

(a) From and after the date of this Agreement, (i) the Purchaser shall use its reasonable best efforts (without the obligation to pay any additional amounts, to negotiate collateral or credit terms in a manner adverse to the Purchaser or to amend material terms in a manner that would be adverse to the Purchaser or otherwise out of the ordinary course in the marketplace in any respect; provided that, the negotiation or amendment of such collateral, credit or other material terms shall not be adverse to Purchaser to the extent comparable payments, negotiations or amendments are not out of the ordinary course in the marketplace for market participants having the same or similar credit ratings as those applied to the Purchaser), and each Seller Party shall use its reasonable best efforts to assist the Purchaser (without the obligation to pay any additional amounts or take any action adverse to such Seller Party), to procure, with respect to all guarantees, letters of credit (including any RBS Credit Support Instrument), indemnities, surety bonds and other forms of credit support issued or made by such Seller Party or any of its Affiliates (or with respect to which a Seller Party or any of its Affiliates is a credit party or account party) (a “Financial Assurance”) in connection with an obligation of the Company, except any Financial Assurance that has terminated by its terms such that no Seller Party or any of its Affiliates has or could have any further liability or obligation thereunder (other than such liabilities or obligations which survive termination by the terms thereof) (each, such Financial Assurance, excluding any described in the foregoing clause, a “Seller Financial Assurance”), in each case in favor of a Third Party (each, a “Financial Assurance Beneficiary”), that (x) each Seller Party and its Affiliates are fully and unconditionally released by each Financial Assurance Beneficiary under such Seller Financial Assurance to the extent it relates to obligations of the Business and (y) unless such Seller Financial Assurance also applies to obligations other than obligations of the Business or except as such Seller Party or such Affiliate otherwise consents (which consent shall not unreasonably be withheld), the original copy of the instrument constituting or evidencing such Seller Financial Assurance (if in the possession of the Financial Assurance Beneficiary) is redelivered by such Financial Assurance Beneficiary (or an acknowledgement of the loss or destruction of such instrument is provided) to such Seller Party or such Affiliate, in each case of foregoing clauses (x) and (y), whether or not notice of termination has been delivered with respect to such Seller Financial Assurance ((x) and (y) collectively, a “Credit Support Release”) and (ii) in furtherance of Credit Support Release, the Purchaser shall use its reasonable best efforts and each Seller Party shall use its reasonable best efforts to assist the Purchaser (in each case, as reasonable best efforts is understood as applying to the Purchaser or the Seller Parties, as the case may be, as described in clause (i) of this Section 7.18(a)) to take the following actions (collectively, “Credit Support Replacement Actions”), as applicable:  (x) with respect to any Seller Financial Assurance which is a guarantee, (A) issuance of a new replacement guarantee of the Purchaser in substitution of such Seller Financial Assurance, in a form reasonably acceptable to the Purchaser (it being understood that the standard form of guarantee set forth in Exhibit A shall be considered reasonably acceptable to Purchaser), and (B) such other actions, consistent with the terms set forth in this Section 7.18, as are reasonably necessary to obtain the full and unconditional release of the Seller Parties under such Seller Financial Assurance, and (y) with respect to any other form of Seller Financial Assurances, issuance of reasonably equivalent substitute financial assurances in replacement of the Seller Financial Assurance, such form of financial assurance to include letters of credit, indemnities (it being understood that indemnities shall not be a reasonably equivalent substitute for a letter of credit), surety bonds and other forms of credit support (each of (x) and (y), a “Purchaser Financial Assurance”). Each Party shall bear its own costs associated with any Credit Support Releases and any Credit Support Replacement Actions contemplated by this Section 7.18(a).

(b) The Parties acknowledge the importance of the Seller Financial Assurances in the conduct of the Business. The Purchaser agrees to commence the foregoing process promptly after the date hereof and use its reasonable best efforts to complete the arrangements for Credit Support Releases of Seller Financial Assurances prior to the Closing, but it is understood that Credit Support Releases of all Seller Financial Assurances may not occur prior to the Closing.  In particular, it is understood that Financial Assurance Beneficiaries who do not have a commercial relationship with the Purchaser may require additional information, including financial information of the Purchaser for the 2010 fiscal year, in connection with the Credit Support Replacement Actions or any Credit Support Releases.  It shall not be considered a default or breach of Purchaser’s obligations under this Section 7.18 if Purchaser is unable to procure that all of the Credit Support Replacement Actions or Credit Support Releases occur, so long as Purchaser has used its reasonable best efforts as required by Section 7.18(a).

(c) From and after the Closing Date, the Purchaser shall post and maintain for the benefit of the relevant Seller Party or Affiliate thereof (unless at such time the relevant Seller Party or such Affiliate does not and could not have any liability or obligation under any Seller Financial Assurance), the type and amount of collateral required to be posted to and maintained with such Seller Party or such Affiliate under the applicable Collateral Security Agreements. From and after the Closing Date, the Seller Parties and their Affiliates will not issue or make any new Seller Financial Assurance.

(d) During the Credit Transition Period, the Sellers Parties shall not (and shall cause their Subsidiaries not to) terminate any Seller Financial Assurance outstanding on the Closing Date in whole or in part (other than a partial termination of a Shared Trading Guarantee with respect to the portion of such Shared Trading Guarantee issued solely in connection with obligations other than obligations of the Company) without the prior written consent of the Purchaser, it being understood that during the Credit Transition Period the Company shall be permitted to enter into new Commodity Transactions that are supported by any Seller Financial Assurance outstanding on the Closing Date in accordance with the provisions of this Section 7.18 and subject to the limitations set forth in Schedule 7.18(d). At any time following the expiration of the Credit Transition Period, the relevant Seller Party or Affiliate thereof may send notice of termination of any of its Seller Financial Assurances; provided that in no event shall the termination of any Seller Financial Assurance be effective with respect to any transactions covered thereby that were entered into prior to the effective date of such termination; provided, further, that such transaction existed at the Closing or arose under a transaction entered into in accordance with the provisions of this Section 7.18, including the limitations set forth in Schedule 7.18(d).

(e) At or prior to the Closing, the Purchaser will enter into the Financial Assurance Reimbursement and Indemnity Agreements and the Collateral Security Agreements.

(f) Immediately prior to the Closing, the Purchaser and the Seller Parties will take the actions set forth in Schedule 7.18(f) with respect to the DBS Letter of Credit.

(g) Subject in all cases to Legal Requirements (including, for the avoidance of doubt, Legal Requirements regulating the sharing of information by banking institutions) and the Non-Disclosure Agreement, following the date hereof and prior to the Closing:

(i) the Purchaser shall have the right to contact and have discussions with each Financial Assurance Beneficiary, in each case to the extent reasonably necessary to satisfy its obligations under this Section 7.18; provided that the initial contacts with any such Financial Assurance Beneficiary shall be coordinated in advance between the Purchaser and the Seller Parties and thereafter, Purchaser shall use reasonable efforts to copy the Seller Parties on any such contact by writing and to give the relevant Seller Parties reasonable prior notice of any discussion or meeting with a Financial Assurance Beneficiary that is initiated by Purchaser prior thereto, and upon its reasonable request any Seller Party shall be permitted to participate in any such discussion or meeting with any such Financial Assurance Beneficiary; and

(ii) to the extent reasonably requested of the Seller Parties in writing by the Purchaser, the Seller Parties agree to, and to cause the Company to, at the Purchaser’s sole expense, cooperate in good faith in connection with a Purchaser “road show” for the purpose of introducing the Purchaser to counterparties to the Company Trading Agreements and facilitating the Credit Support Replacement Actions, Credit Support Releases and related activities described in Section 7.18(a); provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Seller Parties and their respective Subsidiaries, including the Company.  The Purchaser shall, promptly upon request by any Seller Party, reimburse such Seller Party for all reasonable, documented out-of-pocket costs incurred and paid by such Seller Party or any of its Affiliates in connection with such cooperation.

(h) Notwithstanding anything to the contrary contained herein:

(i) Purchaser and its Affiliates shall not (A) enter into any transactions after the expiration of the Credit Transition Period in the name of any Seller Party or Affiliate thereof or that would be covered by a Seller Financial Assurance or (B) amend, modify extend or renegotiate any material term of any obligation that is covered by a Seller Financial Assurance in any manner that increases or extends the potential liability or obligation of a Seller Party or Affiliate thereof under any Seller Financial Assurance, in each case without the prior written consent of the affected Seller Party (which may be given or withheld in its sole discretion).

(ii) Including the limitations set forth in Section 7.1 hereunder, following the date hereof and prior to the Closing, any Seller Party or Affiliate thereof may amend any of its Seller Financial Assurances (A) representing an uncapped obligation of such Seller Party or such Affiliate or (B) under which such Seller Party or such Affiliate has had no exposure during the twelve (12) month period prior to the date hereof (such Seller Financial Assurances, the “Inactive Obligations”) to impose a limitation on the maximum potential exposure, or, with respective to Inactive Obligations, to reduce the limitation on maximum potential exposure, respectively, of such Seller Party or such Affiliate under such Seller Financial Assurance; provided that such amendment to impose a limitation on the maximum potential exposure would not affect the Company’s ability to continue to conduct the Business in the Ordinary Course of Business as conducted over the twelve (12) month period prior to the date hereof.

(i) Notwithstanding anything in this Agreement to the contrary, including Section 7.1, with regards to the trading agreements between the Company and Sempra Energy Trading LLC (“SET”), the Purchaser acknowledges that, from and after the date hereof (including after the Closing), the Seller Parties shall be entitled to cause SET to transition the trading relationship under such agreements from a non-margined affiliated relationship to a margined non-affiliated relationship in accordance with the following:  (i) prior to the Economic Transfer by SET of any the Company Trading Agreements, the unsecured margin threshold for the Company under such Company Trading Agreements shall be not less than $20,000,000; (ii) after Economic Transfer by SET to a Third Party, the unsecured margin threshold for the Company under such Company Trading Agreements shall be not less than $12,500,000 prior to February 1, 2011 and $7,500,000 on and after February 1, 2011; (iii) at any time, any exposure under such Company Trading Agreements in excess of the applicable threshold shall be posted by the Company in cash and/or letters of credit issued by a bank or other financial institution with a long-term credit rating of “A” or better;  (iv) margining shall be posted on the basis of the following one-day convention: (a) if a demand for collateral is made by 1:00 p.m. New York time, then collateral transfer will be made no later than the close of business on the next local business day, and (b) if a demand for collateral is made after 1:00 p.m. New York time, then collateral transfer will be made no later than the close of business on the second succeeding local business day; and (v) the Seller Parties and the Purchaser shall negotiate in good faith, as soon as reasonably practicable after the date hereof, all other terms and conditions of such trading agreements on market terms agreeable to the Seller Parties and the Purchaser.

Section 7.19. Transfer and License to Company of Certain Assets.  (a) On or prior to the Closing Date, the Seller Parties shall, and shall cause their respective Affiliates, as applicable, to, (i) transfer, assign and contribute to the Company their respective right, title and interest in, to and under each of the assets set forth on Schedule 7.19(i) (“Transferred Assets”) pursuant to one or more instruments of transfer and conveyance and (ii) grant an irrevocable, royalty-free license to the Company in respect of each of the rights set forth on Schedule 7.19(ii) (“Licensed Assets”) pursuant to one or more license agreements, in each case, in such form(s) as are reasonably acceptable to the Purchaser and the Seller Parties.

Section 7.20. Right to Update Certain Schedules.  The Seller Parties shall have the right to update any of Schedule 3.16(b), Schedule 7.19(i) and Schedule 7.19(ii) to add items inadvertently omitted by delivery of such updated Schedules to the Purchaser on or prior to the Closing Date, and any such updates shall be effective for all purposes of this Agreement.

Section 7.21. Microsoft Production and Disaster Recovery Licenses.  From the date of this Agreement until completed or no longer required as reasonably determined by the Parties,- the Seller Parties and the Purchaser shall (and shall cause their respective Affiliates to) follow the procedures set forth on Schedule 7.21 with respect to the production and disaster recovery software used by the Seller Parties from Microsoft Corporation (or any of its Affiliates) that is installed and used by the Company as of the date hereof.

ARTICLE VIII.
TERMINATION

Section 8.1. Termination. This Agreement may be terminated at any time prior to the Closing solely as follows:

(a) by mutual written consent of all of the Parties;

(b) on or after the Outside Date:

(i) by mutual agreement of the Seller Parents or, on or after the Final Outside Date, by RBS or Sempra Energy, on the one hand, so long as no Seller Party is then in material breach of this Agreement, which breach has caused the Closing not to occur prior to such date, or by the Purchaser, on the other hand, so long as Purchaser is not then in material breach of this Agreement, which breach has caused the Closing not to occur prior to such date, by notice to the other Parties, if the Closing has not occurred on or before the date such notice is given;

(ii) by mutual agreement of the Seller Parents, by notice to the other Party or Parties if either of the conditions to the Closing set forth in Section 6.1(a) or Section 6.1(b) has not been satisfied or waived as of such date and is not reasonably capable of satisfaction prior to the Final Outside Date, so long as no Seller Party is then in material breach of this Agreement, which breach has caused the failure of such condition;

(iii) on or after the Final Outside Date, by RBS or Sempra Energy by notice to the other Parties if either of the conditions to the Closing set forth in Section 6.1(a) or Section 6.1(b) has not been satisfied or waived as of such date, so long as no Seller Party is then in material breach of this Agreement, which breach has caused the failure of such condition; or

(iv) by the Purchaser by notice to the other Parties if either of the conditions to the Closing set forth in Section 5.1(a) or Section 5.1(b) has not been satisfied or waived as of such date and is not reasonably capable of satisfaction prior to the Final Outside Date, so long as Purchaser is not then in material breach of this Agreement, which breach has caused the failure of such condition.

Section 8.2. Effect of Termination. In the event this Agreement is terminated pursuant to Section 8.1, all further obligations of the Parties hereunder shall terminate and this Agreement shall become null and void and of no further force and effect, except for the agreements and obligations set forth in this Section 8.2 and Article X, and except that such termination shall not relieve any Party of any Liability for any knowing breach of this Agreement or fraud prior to such termination.

ARTICLE IX.
INDEMNIFICATION

Section 9.1. Survival. All covenants and other agreements in this Agreement to be performed after the Closing shall survive the Closing and the consummation of the transactions contemplated hereby indefinitely. All representations and warranties in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby for a period of twelve (12) months from the Closing Date, except that:

(a) the representations and warranties contained in Sections 3.1, 3.2(a), 3.2(b)(i), 3.2(b)(ii), 3.3(a), 3.9, 4.1, 4.2(b)(i), 4.2(b)(ii) and 4.4 shall survive indefinitely,

(b) the representations and warranties contained in Section 3.8 shall survive until thirty (30) days after the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof),

(c) the representations and warranties contained in Sections 3.5, 3.10 and 3.16 shall survive for a period of three (3) years following the Closing Date, and

(d) the representations and warranties contained in Section 3.6 shall survive for a period of two (2) years following the Closing Date.

The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and agreements shall not be affected by any investigation conducted with respect to, or any knowledge actually acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or agreement.

Section 9.2. Indemnification and Reimbursement by the Seller Parents. From and after the Closing Date and subject to the limitations set forth in Section 9.4, each of RBS and Sempra Energy, severally, but not jointly, and in accordance with such applicable Seller Parent’s Indemnity Share (except as otherwise provided in Section 9.4(b)), will indemnify and hold harmless, without duplication, the Purchaser and its Affiliates (which on and after the Closing will be deemed to include the Company and any Subsidiary of the Company), each of their members, officers, agents, employees and other Representatives and any of their respective successors and assigns (collectively, the “Section 9.2 Indemnified Persons”), from and against any and all Damages resulting from or attributable to:

(a) any breach of any representation or warranty made by a Seller Party in Article III of this Agreement (as made as of the date hereof and as if made as of the Closing), excluding De Minimis Damages unless the De Minimis Damages resulted from a breach of any representation or warranty made by a Seller Party in 3.2(b)(i), 3.2(b)(ii), 3.3(a), 3.8 or 3.9;

(b) any material breach of or failure to perform or comply with any covenant or agreement of the Seller Parties in this Agreement;

(c) any Taxes (i) imposed on or with respect to the Company for a Pre-Closing Period or for the portion of any Straddle Period prior to and ending on the Closing Date or (ii) required to be deducted or withheld with respect to the payment of the Purchase Price under any applicable provision of United States federal, state or local Tax Law. To the extent necessary to determine the liability for Taxes for a Straddle Period or a Prior Closing Straddle Period, the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date or the Prior Closing Date, as the case may be, shall be determined by assuming that the taxable year or period ended as of the close of business on the Closing Date or the Prior Closing Date, as the case may be, except that any property taxes, exemptions, allowances or similar taxes or deductions that are calculated on an annual basis shall be prorated on a daily basis;

(d) (i) any Previously Owned Business, to the extent such Damages arise under any Environmental Law or result from the Release to the environment of a Hazardous Material and (ii) any matter set forth on Schedule 3.10(c) and any Proceeding relating thereto; and

(e) the California Litigation.

Section 9.3. Indemnification and Reimbursement by the Purchaser. From and after the Closing and subject to the limitations set forth in Section 9.4, the Purchaser will indemnify and hold harmless the Seller Parties and their Affiliates, as the Seller Parties shall direct in writing, and each of their respective members, officers, agents, employees and other Representatives (collectively, the “Section 9.3 Indemnified Persons” and, together with the Section 9.2 Indemnified Persons, the “Indemnified Persons”) from and against any and all Damages, resulting from or attributable to:

(a) any breach of any representation or warranty made by the Purchaser in Article IV of this Agreement, excluding De Minimis Damages;

(b) any material breach of or failure to perform or comply with, any covenant or agreement of the Purchaser in this Agreement;

Section 9.4. Limitations; Exclusive Remedy. (a) (i) The Seller Parents shall have no liability with respect to claims under Section 9.2(a) (excluding any breach of any representation or warranty under Sections 3.1, 3.2(a), 3.2(b)(i), 3.2(b)(ii), 3.3, 3.8 or 3.9) in all cases until the total of all Damages (other than De Minimis Damages) with respect to such matters exceeds *** and then only for the amount in excess thereof. In no event shall the Seller Parents’ aggregate collective liability for indemnification under Section 9.2(a) (excluding any breach of any representation or warranty under Sections 3.1, 3.2(a), 3.2(b)(i), 3.2(b)(ii), 3.3(a), 3.8 or 3.9) exceed, in the aggregate, ***.

(ii) The Seller Parents shall have liability under Section 9.2(a) and 9.2(c) only if the Seller Parents receive notice of any claim from the Indemnified Person, specifying the factual basis of the claim in reasonable detail and specifying, if known, the amount claimed, (A) within the applicable survival period as defined in Section 9.1 for claims under Section 9.2(a), and (B) within thirty (30) days after the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof), for claims under Section 9.2(c).  Notwithstanding the preceding sentence, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to Section 9.1 if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

(b) The aggregate liability of any Seller Parent with respect to a particular claim for indemnification pursuant to Section 9.2 shall not exceed such Seller Parent’s Indemnity Share of the total Damages payable with respect to such claim, except as follows:

(i) In respect of claims for indemnification pursuant to Section 9.2(a), for a breach of a representation or warranty made solely by such Seller Parent or solely in respect of such Seller Parent, such Seller Parent shall have sole liability for the Damages attributable to such breach under the following representations and warranties: (A) with respect to Sempra Energy or RBS, such representations and warranties under Section 3.1(a), Section 3.2(a) (only with respect to the enforceability, right, power or authority as to such Seller Parent), Section 3.2(b)(i) and (ii) (only with respect to such Seller Parent’s or its Subsidiaries (other than the Seller and any of the Seller Companies (including the Company)) Governing Documents or resolutions, and Legal Requirements and Orders as applicable solely to such Seller Parent or its Subsidiaries (other than the Seller and any of the Seller Companies (including the Company)) or their properties (as opposed to and excluding the Seller or any of the Seller Companies (including the Company) (or their properties)), Section 3.9 (only with respect to such Seller Parent or its

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

Subsidiaries (other than the Seller and any of the Seller Companies (including the Company)) and, (B) with respect to RBS only, such representations and warranties under Section 3.5 (only with respect to any Seller Plan sponsored by RBS or its Affiliates (other than the Seller or any of the Seller Companies)), it being understood that, in each case under this Section 9.4(b)(i), any representations and warranties given in respect of the Seller, the Seller Companies (including the Company), the Business or any component thereof are deemed not to be made solely by such Seller Parent or solely in respect of such Seller Parent.

(ii) In respect of claims for indemnification pursuant to Section 9.2(b), for a breach of or failure to comply with or perform any covenants or agreements of any Seller Parent solely by such Seller Parent (it being understood that any covenants or other agreements of the Seller Parents given in respect of the Seller, the Seller Companies (including the Company), the Business or any portion thereof, are deemed not to be covenants and agreements solely of such Seller Parent), such Seller Parent shall have sole liability for the Damages attributable to such breach.

(iii)  (A)           Sempra Energy shall have sole liability for Sempra Tax Damages;

(B)           Shared Tax Damages shall be allocated severally but not jointly between RBS on the one hand and Sempra Energy on the other hand, in accordance with the allocation of profits among the Seller Parents in their capacities as members of the Seller as set forth on Schedule 9.4(b)(iii) for the periods in which the events giving rise to such breach occurred; and

(C)           Damages subject to indemnification under Section 9.2(a) as a result of a breach of the representations and warranties of the Seller set forth in Section 3.8(c) shall be allocated on the same basis as Shared Tax Damages unless the tax sharing, tax allocation, indemnity or other agreement giving rise to the breach benefited one or more (but not all) of the Seller Parties, in which case Damages shall be allocated to the Seller Party or Seller Parties who obtained such benefit, and where there is more than one such Seller Party such allocation shall be made severally but not jointly pro rata to their respective allocation of profits of the Seller during the periods in which the events giving rise to such breach occurred.

(D)           Promptly, and in any event within fifteen (15) days, after the settlement or resolution of a Third-Party Claim that results in (or the receipt of notice pursuant to Section 9.6 with respect to) any Damages that are described in this Section 9.4(b)(iii), RBS and Sempra Energy shall cooperate in good faith to prepare and deliver to Purchaser an allocation statement with each of RBS's and Sempra Energy's percentage responsibilities for indemnifying for such Damages.  For the avoidance of doubt, the sum of the percentages set forth on such allocation statement shall equal 100%.  In the event that RBS and Sempra Energy are unable to agree to an allocation described under this Section 9.4(b)(iii), such dispute shall be resolved by a nationally recognized expert in the relevant area with no material relationship with RBS, Sempra Energy or their Affiliates (the "Referee"), chosen and mutually acceptable to both RBS and Sempra Energy within five (5) days of the date on which the need to choose the Referee arises.  The Referee shall, pursuant to such procedures as it may require, resolve such dispute within (thirty) 30 days.  Promptly thereafter, RBS and Sempra Energy shall deliver to Purchaser an allocation statement reflecting the percentage responsibilities as determined by the Referee.  The costs, fees and expenses of the Referee shall be borne equally by RBS and Sempra Energy.  Purchaser, each other Indemnified Party, RBS and Sempra Energy shall be entitled to rely on each statement delivered pursuant to this section for all purposes under this Article IX.

(iv) Sempra Energy shall have sole liability in respect of claims for indemnification pursuant to Sections 9.2(d) and 9.2(e).

(c) The Purchaser shall have no liability with respect to claims under Section 9.3(a) until the total of all Damages (other than De Minimis Damages) with respect to such matters exceeds ***, and then only for the amount in excess thereof. In no event shall the Purchaser’s aggregate liability for indemnification under Section 9.3(a) exceed ***. The Purchaser shall have liability under Section 9.3(a) only if the Purchaser receives notice of any claim from the Indemnified Person, specifying the factual basis of the claim in reasonable detail and specifying, if known, the amount claimed, within the applicable survival period as defined in Section 9.1.

(d) Solely for purposes of calculating Damages for which an indemnity obligation arises under this Article IX, in respect of any breach of any covenant or obligation, or any representation or warranty, contained in this Agreement, any express qualifications or limitations set forth in such covenant or obligation, or representation or warranty (other than the representation and warranty set forth in Section 3.3(b)), as to materiality or “Company Material Adverse Effect” (or other similar materiality qualifier) contained therein, shall be disregarded.

(e) Notwithstanding anything herein to the contrary, no Indemnified Person shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such Person or its Affiliates has been indemnified or reimbursed for such amount under any other provision of this Agreement or any Related Agreement or by any Third Party.

(f) Except in the case of fraud, from and after the Closing, the exclusive remedy for any Indemnified Person for Damages or other monetary damages arising from a

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

breach of this Agreement shall be the indemnification provided under this Article IX. There shall be no remedy at law for De Minimis Damages arising out of the events or circumstances described in Sections 9.2(a) or 9.3(a) (except as described in Section 9.2(a)). Nothing in this Section 9.4(f) or elsewhere in this Agreement shall interfere with or impede the operations of Section 10.13 or the remedies available under this Agreement or the Related Agreements or a Party’s right to seek equitable remedies (including specific performance or injunctive relief) to enforce any covenant in this Agreement to be performed after the Closing.

(g) In no event shall Damages be subject to indemnification under Section 9.2 or Section 9.3 to the extent such Damages were included as liabilities (including any reserves in respect of such Damages) in the Final Closing Balance Sheet; provided, that any Damages in excess of the amounts so included as liabilities (including any reserves in respect of such Damages) in the Final Closing Balance Sheet shall be subject to indemnification hereunder in accordance with and subject to the terms, conditions and limitations of this Article IX.

(h) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL AN INDEMNIFYING PERSON BE LIABLE FOR (A) ANY PUNITIVE DAMAGES OR (B) ANY LOST PROFITS OR CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES, EXCEPT, IN THE CASE OF (B), TO THE EXTENT SUCH LOST PROFITS OR DAMAGES ARE (X) NOT BASED ON ANY SPECIAL CIRCUMSTANCES OF THE INDEMNIFIED PERSON AND (Y) THE NATURAL, PROBABLE AND REASONABLY FORESEEABLE RESULT OF THE EVENT THAT GAVE RISE THERETO OR THE MATTER FOR WHICH INDEMNIFICATION IS SOUGHT HEREUNDER; provided, however, that if an Indemnified Person is held liable to a Third Party based on any final judgment of a court of competent jurisdiction for any such Damages and the applicable indemnifying party is obligated to indemnify such Indemnified Person for the matter that gave rise to such Damages, then such indemnifying party shall be liable for, and obligated to reimburse such Indemnified Person for such Damages.

(i) In no event shall Damages be subject to indemnification under (i) Section 9.2(a) if and to the extent such Damages are duplicative of Damages that are subject to indemnification under Section 9.2(b), 9.2(c), 9.2(d) or 9.2(e) or (ii) Section 9.3(a) if and to the extent such Damages are duplicative of Damages that are subject to indemnification under Section 9.3(b).

Section 9.5. Third-Party Claims.  (a) Promptly (and in any event within thirty (30) days) after receipt by a Person entitled to indemnification under Section 9.2 or Section 9.3 of notice of the assertion of a Third-Party Claim, such Indemnified Person shall give notice to the Person or Persons obligated to indemnify under such Section (each, an “Indemnifying Person”) of the assertion of such Third-Party Claim; provided, that the failure to notify the Indemnifying Person shall not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is actually and materially prejudiced by the Indemnified Person’s failure to give such notice.

(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 9.5(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate, (ii) greater than 50% of the Damages are reasonably anticipated to be incurred by the Indemnified Person because such Damages constitute De Minimis Damages or exceed the applicable maximum limit (if any) for indemnification contained in Section 9.4, (iii) material equitable or other non-monetary relief is sought from any Indemnified Person pursuant to such Third-Party Claim, (iv) the claim is brought by a Governmental Body (except for claims relating to Taxes), (v) the claim relates to Taxes and is subject to indemnification under Section 9.2, except to the extent that the claim relates to a Pre-Closing Period or (vi) the Indemnifying Party has failed or is failing, or, if more than one Party is obligated to indemnify the Indemnified Person under Section 9.2 but such Parties have failed or are failing, to prosecute or defend diligently the Third-Party Claim after written notice specifying the grounds of such failure and which failure has not been remedied reasonably promptly) to assume the defense of such Third-Party Claim. Notwithstanding the foregoing, (i) in the case of a Third-Party Claim for Taxes relating to a Straddle Period, the Indemnified Person and the Indemnifying Person shall jointly control such Third-Party Claim and (ii) in the case of a Third Party Claim arising out of or relating to any California Litigation Sempra Energy shall control such Third-Party Claim.  After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnified Person shall have the right (but not the duty) to participate in the defense of such Third-Party Claim and to employ separate counsel of its own choice for such purpose; provided that, so long as the Indemnifying Person diligently conducts such defense, the Indemnifying Person shall not be liable to the Indemnified Person under this Article IX for any fees of other counsel or other expenses with respect to the defense of such Third-Party Claim, in each case incurred by the Indemnified Person in connection with the defense of such Third-Party Claim after the Indemnifying Party assumes control of the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, such assumption will, unless additional information at the time of the assumption emerges to change this conclusion, conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification (but no such assumption shall affect the applicability of any limit on indemnification contained in Section 9.4). No compromise or settlement of Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s consent (which consent shall not be unreasonably withheld or delayed)  or by the Indemnified Person without the Indemnifying Person’s consent (which consent shall not be unreasonably withheld or delayed) unless the Third Party Claim does not relate to Taxes and (A) there is no finding or admission of any material violation of Legal Requirement, (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person and (C) the compromise or settlement expressly unconditionally releases the Indemnified Person and its Affiliates from all liabilities and obligations with respect to such Third-Party Claim. No Person shall have any liability with respect to any compromise or settlement of such Third-Party Claims effected without its consent if required pursuant to the immediately preceding sentence. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within twenty (20) days after the Indemnified Person’s notice is given, give notice to the

Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim.

(c) With respect to any Third-Party Claim subject to indemnification under this Article IX: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person reasonably informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the Parties agree to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim; provided, that the Indemnifying Party shall pay the reasonable Third Party out-of-pocket expenses incurred in providing such cooperation (including reasonable legal fees and disbursements) by the Party providing such cooperation but shall not be required to compensate such Party for time spent by its officers, directors, employees or agents in such cooperation.

Section 9.6. Other Claims. A claim for indemnification to the extent not resulting from a Third-Party Claim may be asserted by written notice to the Party from whom indemnification is sought and, unless disputed by the Indemnifying Person by delivery of a written dispute notice to the Party seeking indemnification within 60 days after receipt by the Indemnifying Person of claim for indemnification, shall be deemed agreed by all Parties, final and undisputed and shall be paid by any such Indemnifying Party promptly, but in no event more than 45 days after receipt of such undisputed claim for indemnification.  If the Indemnifying Person has timely disputed its indemnity obligations for any Damages with respect to such claim, the Parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 10.5.

Section 9.7. Duty to Mitigate. Nothing herein shall relieve a Party of its common-law duty to mitigate Damages. Without limiting the foregoing, each Party shall (and shall, to the extent it has authority and is permitted to do so, cause each other Section 9.2 Indemnified Person to, with respect to the Purchaser, and each other Section 9.3 Indemnified Person to, with respect to the Seller Parents) take commercially reasonable steps to mitigate all Damages after becoming aware of any event which could reasonably be expected to give rise to any Damages that are indemnifiable hereunder, including, as applicable, pursuing any counterclaim, offset, insurance settlement or other claim which could result in a recovery that would reduce the Indemnifying Person’s liability under this Agreement.

ARTICLE X.
GENERAL PROVISIONS

Section 10.1. Expenses. Except as otherwise expressly provided in this Agreement, each of the Parties shall bear its own costs and expenses (and the Seller Parents shall bear the costs and expenses of the Business to the extent incurred during or related to periods as of and prior to the Closing Date) in connection with the preparation, negotiation and execution of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby including, without limitation, legal, financial advisory and consulting fees.

Section 10.2. Public Announcements and Confidentiality. None of the Parties nor their respective Subsidiaries or Affiliates shall issue or cause the publication of this Agreement, any Related Agreement or any press release or other public announcement or communication with respect to the transactions contemplated hereby without the prior written consent of each of the other Parties hereto (which consent shall not be unreasonably withheld or withdrawn) except to the extent a Party’s counsel deems necessary or advisable in order to comply with the requirements of any Legal Requirement or the regulations or policies of any securities exchange or other similar regulatory body (in which case the disclosing Party shall give the other Parties notice as promptly as is reasonably practicable of any required disclosure to the extent permitted by applicable Legal Requirements), shall limit such disclosure to the information required to comply with such Legal Requirement or regulations, and shall use reasonable efforts to accommodate any suggested changes to such disclosure from the other Parties to the extent reasonably practicable.

Section 10.3. Tax Matters.

(a) The Parties shall, and shall cause their Subsidiaries to, cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes (including any Tax Returns to be filed by the Seller Parties). Such cooperation shall include the retention of books and records with respect to Tax matters relating to any Pre-Closing Period until the expiration of any applicable statute of limitations and (upon such other party’s request) the provision of records and information reasonably relevant to any such Tax Return, audit, litigation, or other proceeding (to the extent relating to the Business or the Company) or to the preparation of financial statements (to the extent as it relates to Tax matters) and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b) Notwithstanding any provision of this Agreement to the contrary, all Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne fifty percent (50%) by the Purchaser and fifty percent (50%) by the Seller Parties.  The Parties shall, and shall cause their Subsidiaries to, cooperate in timely making all filings, Tax Returns, reports and forms as may be required to comply with the provisions of applicable Tax Laws relating to such Transfer Taxes.  The Parties shall take all commercially reasonable steps, and agree to cooperate, to minimize the Transfer Taxes due in connection with this Agreement and the transactions contemplated hereby. For purposes of this Agreement, “Transfer Taxes” shall mean all transfer, sales, use, stamp duty, stamp duty reserve tax, stamp duty land tax, documentary, registration and other such taxes (including all applicable real estate transfer taxes, but excluding VAT).

(c) The Parties agree to treat any indemnification payment made pursuant to Article IX as an adjustment to the Purchase Price hereunder for all Tax purposes, unless otherwise required by a Legal Requirement.

(d) (i) The Parties hereto will agree to allocate the Purchase Price (plus assumed liabilities, to the extent properly taken into account under Section 1060 of the Code) in accordance with Section 1060 of the Code to all of the assets of the Company, pursuant to this Section 10.3(d). The Parties shall use commercially reasonable efforts to agree on such allocation within sixty (60) Business Days after the Closing Date.

(ii) If the Parties have not agreed on the allocation within sixty (60) Business Days after the Closing Date, then the Parties shall each have the right to deliver notice to the other Party (the “Allocation Dispute Notice”) of its intent to refer the matter for resolution to the Accounting Expert. The Parties will each deliver to the other and to the Accounting Expert a notice setting forth in reasonable detail their proposed allocations. Within thirty (30) Business Days after receipt thereof, the Accounting Expert will deliver the final allocation and provide a written description of the basis for its determination of the allocations therein; provided that if the Accounting Expert requests a hearing before making a determination, such hearing shall be held within twenty (20) Business Days of the Parties’ delivery of their respective proposed allocations and the delivery of the final allocation shall be made within ten (10) Business Days of such hearing. The fees and expenses of the Accounting Expert shall be apportioned among the Parties as the Accounting Expert shall determine. Each Party will bear the costs of its own counsel, witnesses (if any) and employees.

(iii) The Parties agree to act in accordance with the final allocation determined pursuant to this Section 10.3(d) for all Tax purposes (including for purposes of the filing of any Tax Return), subject to any Legal Requirement to the contrary. The Parties will revise the allocation to the extent necessary to reflect any payment made pursuant to Section 2.5(d). In the case of any such payment, the Purchaser shall promptly prepare and deliver (with reasonable assistance as requested from the Seller) to the Seller a revised allocation, and the Parties shall follow the procedures outlined above with respect to review, dispute and resolution in respect of such revision.

Section 10.4. Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile or e-mail with confirmation of transmission by the recipient, or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a Party may designate by notice to the other Parties):

If to the Purchaser:

Noble Americas Gas & Power Corp.
Four Stamford Plaza
107 Elm Street, 7th Floor
Stamford, Connecticut 06902
Attention: Joseph Limone
Telephone: (203) 324-8555
Facsimile: (203) 324-8565
Email: jl@thisisnoble.com

With a copy to:

Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, California 94025
Attention: Julia K. Cowles
Telephone: (650) 752-2000
Facsimile: (650) 752-2111
Email: julia.cowles@davispolk.com

If to Sempra Energy:

Sempra Energy
101 Ash Street
San Diego, California 92101
Attention: Mark Snell, Chief Financial Officer
Telephone: (619) 696-4694
Facsimile: (619) 696-4611
Email: msnell@sempra.com

With copies to:

Sempra Energy
101 Ash Street
San Diego, California 92101
Attention: Javade Chaudhri, General Counsel
Telephone: (619) 696-4641
Facsimile: (619) 696-6878
Email: jchaudhri@sempra.com

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Joseph B. Frumkin
     Alexandra D. Korry
Telephone: (212) 558-4000
Facsimile: (212) 558-3588
Email:  frumkinj@sullcrom.com
            korrya@sullcrom.com

If to RBS:

The Royal Bank of Scotland plc
House G
RBS Gogarburn
Edinburgh
EH12 1HQ
Attention: Group General Counsel
Telephone: +44 131 523 2223
Facsimile: +44 131 626 2997

With a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Mark D. Pflug
Telephone: (212) 455-2500
Facsimile: (212) 455-2502
Email: mpflug@stblaw.com

If to the Seller:

RBS Sempra Commodities LLP
600 Washington Boulevard
Stamford, Connecticut 06901
Attention: Michael Goldstein
Telephone: (203) 897-5510
Facsimile: (203) 355-5410
Email: michael.goldstein@rbssempra.com

Section 10.5. Submission to Jurisdiction; Waiver of Jury Trial. Each Party agrees that it shall bring any action or proceeding in respect of any questions, claims, disputes, remedies or Damages arising out of or related to this Agreement or the Related Agreements or the transactions contained in or contemplated hereby or thereby exclusively in the United States District Court for the Southern District of New York (the “Chosen Court”), and, solely in connection with claims arising under this Agreement or the Related Agreements or the transactions that are the subject hereof and thereof (i) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (ii) waives and agrees not to assert any objection to laying venue in any such action or proceeding in the Chosen Court, (iii) waives any objection that the Chosen Court are an inconvenient forum or do not have jurisdiction over any Party, (iv) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.4 and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. This Section 10.5 shall not limit the jurisdiction of the Accounting Expert set forth in Section 2.5(c) or

Section 10.3, or the jurisdiction of the Referee set forth in Section 9.4(b)(iii), although claims may be asserted in the Chosen Court for purposes of enforcing the respective jurisdictions and judgments of the Accounting Expert and the Referee. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.6. Waiver; Remedies Cumulative. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Legal Requirements, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 10.7. Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter (including any letter of intent between the Parties related to the subject matter of this Agreement) and constitutes (together with the Schedules, Exhibits, the Seller Disclosure Letter, the Purchaser Disclosure Letter and other documents delivered pursuant to this Agreement including the Related Agreements) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter; provided, that this Section 10.7 shall not apply to the Non-Disclosure Agreement, which shall remain in full force and effect in accordance with its terms except as provided by Section 7.5(d). This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by all Parties.

Section 10.8. Assignments, Successors and no Third-Party Rights. No Party may, in whole or in part, assign any of its rights or interests or delegate any of its obligations under this Agreement without the prior written consent of each of the other Parties, and any attempt to do so will be void; provided, that without prior written consent any Party may assign any of its rights or delegate any of its obligations under this Agreement to any wholly-owned Subsidiary so long as the assigning or delegating Party retains its obligations under this Agreement and so long as such assignment would not reasonably be expected to materially delay or adversely affect the consummation of the transactions contemplated hereby or otherwise adversely affect the performance of any obligation hereunder and, in the case of the Purchaser’s assignment or delegation, so long as the Guaranty (i) is applicable to, and guarantees, any performance or payment obligations of such assignee or delegee to the same extent applicable to the Purchaser and (ii) is not otherwise affected. Subject to the preceding sentence, and except as otherwise expressly provided in Sections 9.2 and 9.3, this Agreement shall apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties.  Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 10.8 and except for such rights of any Indemnified Person under Article IX.

Section 10.9. Severability. If any provision (or part thereof) of this Agreement is held illegal, invalid or unenforceable under any present or future Legal Requirement, (i) the Parties shall negotiate in good faith to replace such provision with a suitable and equitable substitute therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and to the extent such substitution would not be valid or enforceable, (ii)(a) such provision (or part thereof) shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision (or part thereof) had never comprised a part hereof, and (d) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision (or part thereof) or by its severance herefrom.

Section 10.10. Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to “Articles,” “Sections” and “Schedules” refer to the corresponding Articles, Sections and Schedules of this Agreement.

Section 10.11. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York.

Section 10.12. Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or other electronic means shall be deemed to be their original signatures for all purposes.

Section 10.13. Specific Performance. Without intending to limit the remedies available to the Parties hereunder, each Party acknowledges that a breach of, conflict with, or failure to perform or comply with, any of the covenants contained in this Agreement may result in material irreparable injury to the other Parties or their respective Affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, to the fullest extent permitted by any Legal Requirement, each Party shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining the activities prohibited hereby or such other relief as may be required to specifically enforce any of the covenants contained herein, and to the fullest extent permitted by law, such Party agrees not to oppose the granting of such injunctive relief on the basis that monetary damages are an adequate remedy. Each Party hereby agrees and consents that such injunctive relief may be sought in accordance with Section 10.5 hereto.

Section 10.14. VAT. If any payment by the Purchaser to Seller or a Seller Parent under this Agreement as contemplated hereby constitutes the consideration for a taxable supply for VAT purposes, then the recipient of the payment shall be fully responsible for, and shall fully indemnify and hold the Purchaser harmless for, any VAT chargeable on that supply, provided that the Parties shall negotiate in good faith and cooperate in taking all reasonable steps to avoid or minimize any VAT chargeable or assessable on that supply.

Section 10.15. Withholding Taxes. The Purchaser, its Affiliates, their respective agents and, effective upon the Closing, the Company shall be entitled to deduct and withhold from any amount otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law. If any amount is so withheld, such amount shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Purchaser, its Affiliate, the agent or the Company, as the case may be, made such deduction and withholding. The Purchaser shall notify the Seller as soon as practicable and in any event reasonably in advance of the Closing Date if the Purchaser has reason to believe that it would be required by Tax Law to deduct or withhold any amount from the Purchase Price, and the Parties shall negotiate in good faith and cooperate in taking all reasonable steps to avoid or minimize any such obligation to deduct or withhold any amount from the Purchase Price. For the avoidance of doubt, Section 10.15 shall not prejudice the rights of the Purchaser to indemnification under Section 9.2(c)(ii) in respect of any Taxes that were required to be withheld with respect to the Purchase Price or any portion thereof.

Section 10.16. Regulated Utilities. Notwithstanding any provision hereof or of any Related Agreement, no covenant or restriction set forth herein or therein shall require any Sempra Utility (or any other Person now owned by Sempra Energy or any of its Affiliates or hereafter acquired that is subject to cost-based rate regulation and regulation as to service by any state, federal or foreign governmental regulation and owns or operates facilities used for (i) the generation, transmission, or distribution of electric energy for sale, (ii) the distribution of natural or manufactured gas for heat, light, or power or (iii) the collection, treatment and distribution of water for sale) to take or refrain from taking any action.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement, all as of the date first above written.

NOBLE AMERICAS GAS & POWER CORP.

By:
Name: Richard DiDonna
Title: President

SEMPRA ENERGY

By:
Name:
Title:

Signature Page – Purchase and Sale Agreement

THE ROYAL BANK OF SCOTLAND PLC

By:
Name:
Title:

Signature Page – Purchase and Sale Agreement

RBS SEMPRA COMMODITIES LLP

By:
Name:
Title:

Signature Page – Purchase and Sale Agreement